As filed with the Securities and Exchange Commission on April 18, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERASUN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

South Dakota	2860	20-3430241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 22nd Avenue
Brookings, South Dakota 57006
(605) 696-7200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

VERASUN AURORA CORPORATION
(Exact name of registrant as specified in its charter)

South Dakota	2860	40-0462174
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 22nd Avenue
Brookings, South Dakota 57006
(605) 696-7200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

VERASUN FORT DODGE, LLC
(Exact name of registrant as specified in its charter)

Delaware	2860	42-1630527
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 22nd Avenue
Brookings, South Dakota 57006
(605) 696-7200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

VERASUN CHARLES CITY, LLC
(Exact name of registrant as specified in its charter)

Delaware	2860	20-3735184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 22nd Avenue
Brookings, South Dakota 57006
(605) 696-7200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

VERASUN MARKETING, LLC
(Exact name of registrant as specified in its charter)

Delaware	2860	20-3693800
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 22nd Avenue
Brookings, South Dakota 57006
(605) 696-7200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

DONALD L. ENDRES
Chief Executive Officer
VeraSun Energy Corporation
100 22nd Avenue
Brookings, South Dakota 57006
(605) 696-7200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
It is respectfully requested that the Securities and Exchange Commission send copies of all notices, orders and communications to:
JOHN R. THOMAS
IAN G. MERRILL
PAUL M. TIGER
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204
(503) 224-3380

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price(1)	Fee

9 7/8 % Senior Secured Notes due 2012	$210,000,000	100%	$210,000,000	$22,470

Guarantees of Senior Secured Notes due 2012	—	—	—	(2)

(1)	Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee.

(2)	No additional consideration will be paid in respect of these Guarantees.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2006
PROSPECTUS
Offer to exchange $210,000,000 aggregate principal amount of
9 7/8% Senior Secured Notes due 2012,
which have been registered under the Securities Act of 1933
for
$210,000,000 aggregate principal amount of
9 7/8% Senior Secured Notes due 2012
        We are offering to exchange the new “exchange notes” described above for our outstanding notes described above. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except for transfer restrictions and registration rights provisions relating only to the outstanding notes. We do not intend to apply to have any exchange notes listed on any securities exchange or automated quotation system and no active trading market may develop for them.
      The exchange offer will expire at midnight, New York City time,                     2006, unless we extend the exchange offer in our sole and absolute discretion.
      Key terms of the exchange offer include the following:

•	The exchange offer is not subject to any conditions other than that the exchange offer does not violate law or any interpretation of the staff of the Securities and Exchange Commission.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of outstanding notes may be withdrawn any time before the expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the exchange notes are identical to the outstanding notes, except for certain transfer restrictions and registration rights of the outstanding notes.
      See the “Risk Factors” section beginning on page 17 for a discussion of risks that apply to your outstanding notes and will continue to apply to your exchange notes.
       The U.S. Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

      Copies of information referred to in this prospectus are available, without charge, to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:
VeraSun Energy Corporation
100 22nd Avenue
Brookings, SD 57006
Attention: Secretary
      Oral requests should be made by telephoning (605) 696-7200.
      To obtain timely delivery, you must request the information no later than                     , 2006, which is five business days before the expiration date of the exchange offer.

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INDUSTRY AND MARKET DATA
      We obtained the industry, market and competitive position data used throughout this prospectus from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association, or RFA, the national trade association for the U.S. ethanol industry. Donald L. Endres, our Chief Executive Officer, is a member of the board of directors and executive committee member of the RFA. With respect to the E85 fuel industry, we have based our discussion on information published by the National Ethanol Vehicle Coalition, or NEVC. William L. Honnef, our Senior Vice President, Sales and Marketing, is a member of the board of directors of the NEVC. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because the RFA and NEVC are trade organizations for the ethanol industry, they may present information in a manner that is more favorable to that industry than would be presented by an independent source. Although we believe that these studies and publications are reliable, neither we nor the initial purchasers have independently verified this data and neither we nor the initial purchasers make any representation as to the accuracy of this information. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements. In particular, statements that we make under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” relating to our overall volume trends, industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used in this prospectus, the words “will,” “could,” “should,” “target,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “believe,” “plan,” “seek” and similar expressions are intended to identify forward-looking statements.
      These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the risks and uncertainties discussed under the heading “Risk Factors.”

ii

SUMMARY
      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that may be important to you. You should carefully read the entire prospectus, especially the risks set forth under the heading “Risk Factors” and our financial statements and related notes included elsewhere in this prospectus, to understand this exchange offer more fully. Unless the context requires otherwise, references in this prospectus to “VeraSun,” “we,” “us,” and “our” refer to VeraSun Energy Corporation and its subsidiaries.
VeraSun Energy Corporation
Overview
      VeraSun Energy Corporation is the second largest ethanol producer in the U.S. We are also the largest “pure-play” ethanol producer, focusing primarily on the production and sale of ethanol and its co-products. This focus has enabled us to significantly grow our ethanol production capacity and to work with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. As an industry leader, we play an active role in developments within the renewable fuels industry.
      Ethanol is a type of alcohol, produced in the U.S. principally from corn. Ethanol is primarily used as a blend component in the U.S. gasoline fuel market. Refiners and marketers have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. The ethanol industry has grown significantly over the last few years, expanding production capacity at a compounded annual growth rate of approximately 20% from 2000 to 2005. We believe the ethanol market will continue to grow as a result of its favorable production economics relative to gasoline, ethanol’s clean burning characteristics, a shortage of domestic petroleum refining capacity, geopolitical concerns, and federally mandated renewable fuel usage. We also believe that E85, a fuel blend composed primarily of ethanol, will become increasingly important over time as an alternative to unleaded gasoline.
      We own and operate two of the largest ethanol production facilities in the U.S., with a combined ethanol production capacity of 230 million gallons per year, or MMGY. As of January 1, 2006, our ethanol production capacity represented approximately 5% of the total ethanol production capacity in the U.S., according to the RFA. In addition to producing ethanol, we produce and sell wet and dry distillers grains as ethanol co-products, which serve to partially offset our corn costs. We expect to operate three facilities with an aggregate production capacity of 340 MMGY by the end of August 2007 and five facilities with an aggregate production capacity of 560 MMGY by the end of the first quarter of 2008.
      The table below provides an overview, as of March 2006, of our ethanol plants that are in operation, which we refer to as the Aurora Facility and the Fort Dodge Facility, respectively, or under construction in Charles City, Iowa, which we refer to as the Charles City Facility.

	Aurora Facility	Fort Dodge Facility	Charles City Facility(1)

Location	Aurora, South Dakota	Fort Dodge, Iowa	Charles City, Iowa
Year completed or scheduled to be completed	2003 (expansion 2005)(2)	2005	2007
Annual ethanol capacity (in millions of gallons)	120	110	110(3)
Ownership	100%	100%	100%
Production process	Dry-Milling	Dry-Milling	Dry-Milling
Primary energy source	Natural Gas	Natural Gas	Natural Gas

(1)	Construction of our Charles City Facility commenced in 2006 and is being funded primarily with $125.0 million of the net proceeds from the sale of the notes.

(2)	In June 2005, our Aurora Facility was expanded from a production capacity of 100 MMGY to 120 MMGY.

(3)	Estimated upon completion of construction of our Charles City Facility.

     In addition, we plan to construct two 110 MMGY ethanol production facilities in Iowa and Minnesota, which we expect to be operational by the end of the first quarter of 2008. We refer to these additional production facilities as the Northwestern Iowa Facility and the Welcome Facility, respectively. We expect to commence construction of these facilities in the latter half of 2006 and to finance the construction costs with the net proceeds we receive from our planned initial public offering and from our cash flow from operations. We intend to replicate our successful construction and production processes at these additional facilities.
      For the year ended December 31, 2005, our total revenues, EBITDA and net income were $236.4 million, $29.9 million and $253,000, respectively, reflecting a full year of operations at our Aurora Facility and less than three months of operations at our Fort Dodge Facility. For a reconciliation of net income to EBITDA, see footnote 3 under “— Summary Consolidated Financial and Operating Data.”
      On March 30, 2006, we filed a Registration Statement on Form S-1 to register our common stock for an initial public offering. We give no assurance that the initial public offering will be consummated.
Recent Developments

•	In February 2006, VeraSun and General Motors Corporation, or General Motors, announced a collaborative partnership to promote the awareness and use of E85 in flexible fuel vehicles, or FFVs, and the installation of VE85tm fuel pumps at 20 service stations in the Chicago area. In March 2006, we announced that we are adding VE85tm fuel pumps at 14 service stations in the Minneapolis area.

•	In February 2006, Ford Motor Company, or Ford, announced the creation of a Midwest ethanol corridor through the planned conversion of fuel pumps to VE85tm in Illinois and Missouri. This plan is part of the initiative announced in November 2005 by Ford and VeraSun to raise awareness of the benefits of VE85tm and to expand the VE85tm distribution infrastructure.

•	In February 2006, we acquired options to purchase approximately 440 acres of land near Hartley, Iowa and approximately 440 acres of land near Everly, Iowa as potential sites for the construction of our Northwestern Iowa Facility. In addition, the City of Welcome, Minnesota recently exercised options on our behalf to purchase land in Welcome for construction of our Welcome Facility.

•	In March 2006, we commenced construction of our Charles City Facility, which is being funded primarily with a portion of the net proceeds from our issuance of the notes.
Ethanol Industry
      Ethanol is marketed across the U.S. as a gasoline blend component that serves as an octane enhancer, a clean air additive and a renewable fuel resource. It is used by refiners to meet clean air standards and to improve refinery production by increasing octane levels and extending fuel supplies. As of January 1, 2006, ethanol accounted for approximately 3% of the U.S. gasoline fuel supply.
      The U.S. fuel ethanol industry has grown significantly over the last few years, expanding production capacity at a compounded annual growth rate of approximately 20% from 2000 to 2005. Use of ethanol is expected to continue to grow as a result of the following factors:

•	Favorable production economics relative to gasoline. Ethanol currently represents an economically attractive source of fuel. We believe that our cost of producing a gallon of ethanol currently is significantly lower than the cost incurred by refiners to produce a gallon of gasoline.

•	Attractive performance characteristics. Ethanol has performance characteristics that are attractive to both petroleum refiners and consumers of gasoline, including a high octane level and reduced tailpipe emission levels.

•	Strong legislative and government policy support. The Energy Policy Act of 2005, or the Energy Policy Act, mandates a baseline use of renewable fuels, such as ethanol, by petroleum producers commencing at 4.0 billion gallons per year, or BGY, in 2006 and increasing to 7.5 BGY by 2012. In addition, in January 2006, President Bush announced, in his State of the Union address, support for the use of ethanol in motor vehicles as a clean, renewable fuel to replace foreign crude oil and diversify the U.S. fuel supply.

•	Replacement of MTBE. In recent years, as a result of health and environmental concerns, 25 states have banned or significantly limited the use of methyl tertiary-butyl ether, or MTBE, and refiners are now expediting the phase-out of MTBE nationwide, creating a shortage of octane and clean blend components and additional demand for ethanol.

•	Shortage of domestic petroleum refining capacity. According to the Energy Information Administration, or EIA, while domestic petroleum refining capacity has decreased approximately 5% from 1980 to 2005, domestic demand has increased 21% over the same period. The EIA expects growth in petroleum refining capacity to average 1.3% per year until 2025, with demand for refined petroleum products growing at 1.5% per year over the same period. Because ethanol is blended with gasoline after the refining process, it directly increases domestic fuel supplies. We believe that domestic fuel refining shortages will result in greater demand for ethanol.
Competitive Strengths
      Our competitive strengths include:

•	Industry leadership. We have established a leadership position within the renewable fuels industry by being the first company to:

—	develop new, large-scale 100 MMGY or greater dry-mill ethanol facilities in an industry primarily composed of smaller-scale, dry-mill facilities with capacities below 50 MMGY;

—	design and site ethanol production facilities to strategically utilize trains with a large number of dedicated cars, such as unit trains, carrying our products, as a means of reducing transportation costs and delivery cycle times; and

—	create the only branded E85 fuel, VE85tm, and enter into strategic relationships with major automakers to increase awareness and availability of E85.

In addition, Donald L. Endres, our Chief Executive Officer and majority shareholder, serves on the board of directors and executive committee of the RFA and William L. Honnef, our Senior Vice President, Sales and Marketing, serves on the board of directors of the NEVC. We believe our involvement with these two leading ethanol trade organizations provides us with strategic insights into the industry.

•	Low-cost operator. We believe our facilities provide us with an efficient cost structure for ethanol production. Our low-cost operations are the result of our:

—	Strategic locations. Each of our facilities is located near abundant, low-cost corn supplies with direct or indirect access to multiple rail carriers, enabling us to reduce our delivery costs and access favorably-priced corn from other regions of the country;

—	Modern technology. We use the latest production technology, resulting in lower operating costs and more efficient conversion of corn to ethanol than older plants that use older technology. We believe our efficient energy systems and heat recovery technology require relatively less energy than older dry-mill ethanol plants. In addition, we believe that our advanced computer control systems and process automation increase our facilities’ operating rate, energy efficiency and product quality.

—	Scale of facilities. Our large facilities allow us to use unit trains to ship our finished ethanol product more efficiently and to store up to 30 days of corn in order to take advantage of attractive corn purchasing opportunities. Moreover, we have sufficient available land at our existing facilities to provide for possible future expansion;

—	Substantial production capacity. Our current production capacity is 230 MMGY, which we intend to increase to 340 MMGY by the end of August 2007 and to 560 MMGY by the end of the first quarter of 2008. We believe our scale allows us to market and distribute our ethanol more efficiently and to manage our business more effectively than many other producers; and

—	Construction and development experience. Our expertise and involvement in constructing and developing low cost, large facilities allow us to complete new construction and expansion projects more efficiently than many of our smaller competitors, whom we believe are not as involved in the design and construction process and typically contract for more costly “turn-key” facilities.

•	VE85tm branded ethanol fuel. We believe VeraSun’s branded VE85tm fuel gives us a significant advantage over our competitors in the market for E85. E85, a fuel blend composed of up to 85% ethanol, is used in FFVs. According to the NEVC, as of the end of the 2005 model year, 6.0 million FFVs capable of accepting VE85tm were in use in the U.S. We believe the number of FFVs will increase over the next several years. We recently entered into arrangements with Ford and General Motors to increase the number of VE85tm fuel pumps in various locations such as Chicago, Illinois and Minneapolis, Minnesota, which will enable us to expand our direct channel of branded fuel into the marketplace.

•	Experienced and proven management team. Our management team, led by our chief executive officer and majority shareholder, Donald L. Endres, has extensive experience in the ethanol industry, and its core members have worked together successfully for over ten years. Our senior project management and operations executives, together with our two facility managers, have an average of over 20 years of experience in process operations in the ethanol, energy and chemical industries.
Business Strategy
      Our objective is to maintain our leading market position in the U.S. renewable fuels industry and to continue to realize efficiencies in ethanol production. Key elements of our strategy to achieve this objective include:

•	Add low-cost production capacity. We intend to capitalize on the growing U.S. demand for ethanol by expanding our production capacity rapidly over the next several years. We are focused on the development and construction of our Charles City Facility, our Northwestern Iowa Facility and our Welcome Facility. In pursuing our expansion strategy, we seek to build on the success of our operating facilities, continue to build large-scale facilities, leverage proven facility design, incorporate technology improvements and continue to locate facilities with direct or indirect access to multiple rail carriers.

•	Continue to focus on cost efficiency. We plan to continue to take advantage of our large production capacity and greater economies of scale to become more energy efficient and increase yield. We will also continue to use our on-site corn storage facilities to purchase corn during peak supply periods to reduce our corn costs. We intend to reduce our per-unit transportation costs by making greater use of unit trains to ship our finished ethanol and distillers grains products. We are also evaluating the benefits of expanding one or more of our existing facilities to take further advantage of economies of scale.

•	Explore alternative technologies. We are studying the costs and feasibility of implementing biomass combustion systems at our facilities. These systems should allow us to reduce our energy costs by using biomass, such as switchgrass, straw, corn stover and other fibrous materials, as a substitute energy source in place of natural gas. Our research indicates that biomass combustion could potentially produce a majority of the energy needed to operate our facilities, thereby significantly reducing our reliance on natural gas. We are evaluating the capital costs and engineering challenges associated with implementation of biomass combustion.

•	Expand market demand for ethanol. We plan to create additional demand for ethanol by continuing to work with refiners and blenders to introduce ethanol into new markets. We will also continue to pursue the development of partnerships to market VE85tm and expand the availability of VE85tm fuel with a variety of industry participants, including major automakers, such as those developed with Ford and General Motors; independent gasoline marketers; and other entities, such as the NEVC, the RFA, various corn grower groups, and state and federal agencies.

•	Continue to use price mitigation strategies. We seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract, such as unleaded gasoline on the New York Mercantile Exchange, or NYMEX, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline contracts. We believe our strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results.

•	Pursue potential acquisition opportunities. We believe that opportunities for expansion of our business through industry acquisitions will arise as the ethanol industry matures. We evaluate opportunities to acquire additional ethanol production, storage or distribution facilities and related infrastructure. In addition to operational production facilities, we may also seek to acquire potential facility sites under development.
Our Corporate Information
      Our corporate offices are located at 100 22nd Avenue, Brookings, South Dakota 57006. We were incorporated in South Dakota as the successor to a business organized in 2001. Our website address is http://www.verasun.com and our telephone number is 605-696-7200. Information on our website is not incorporated into this prospectus. Our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

The Exchange Offer
      On December 21, 2005, we completed an offering of 9 7/8 % Senior Secured Notes due 2012 in a private transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and in compliance with Rule 144A promulgated thereunder. The notes were sold for an aggregate purchase price of $210,000,000. The notes:

•	are guaranteed on a senior secured basis by certain of our existing and future domestic subsidiaries,

•	and the note guarantees are secured on a first priority basis by liens on the escrow account into which $125.0 million was deposited pending application to the construction and start up costs of the Charles City Facility and on substantially all of our and our restricted subsidiaries’ assets other than our and our restricted subsidiaries’ accounts receivable, inventory, commodities accounts and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which the proceeds are deposited), subject to various other exceptions set forth under “Description of Notes,” and which escrow account has a current balance of $115.7 million as of March 31, 2006,

•	rank equally in right of payment with all of our existing and future senior debt, and

•	rank senior in right of payment to all our existing and future subordinated debt.
      We entered into a registration rights agreement with Lehman Brothers Inc. and Morgan & Stanley & Co. Incorporated, or the initial purchasers, in which we agreed to complete the exchange offer. This exchange offer gives you the opportunity to exchange your notes for notes with substantially identical terms that are registered for issuance under the Securities Act. You should read the discussion under the headings “The Exchange Offer” and “Description of Notes” for further information about the exchange notes.

Registration Rights Agreement	You are entitled to exchange your notes for exchange notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your notes.

The Exchange Offer	We are offering to exchange $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of 9 7/8% Senior Secured Notes due 2012 of VeraSun Energy Corporation that have been registered under the Securities Act for each $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of its outstanding 9 7/8 % Senior Secured Notes due 2012 that were issued in December 2005 in an offering exempt from registration under the Securities Act. To be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes.

$210.0 million principal amount of notes is outstanding.

We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	We believe the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• you are not our affiliate within the meaning of Rule 405 under the Securities Act,

• the exchange notes are acquired in the ordinary course of your business, and

• you are not participating and do not intend to participate in a distribution of the exchange notes.

Each broker-dealer issued notes in the exchange offer for its own account in exchange for notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date	The exchange offer will expire at midnight, New York City time, , 2006, unless we decide to extend the expiration date. If we extend the exchange offer, the longest we could keep the offer open without incurring penalties under the registration rights agreement in the form of increased interest payable on the old notes would be until December 21, 2006, which is 365 days after the outstanding notes were issued.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer does not violate law or any interpretation of the staff of the Securities and Exchange Commission, or the SEC.

Procedures for Tendering Outstanding Notes Held in the Form of Book-Entry Interests	If you are a holder of a note held in the form of a book-entry interest through the Depository Trust Company, or DTC, and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to Wells Fargo Bank, N.A., as exchange agent, before the expiration date of the exchange offer:

either

• a properly completed and executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address on the cover page of the letter of transmittal;

or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

and, either

• a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Book-Entry Transfer,” which must be received by the exchange agent on or prior to the expiration date;

or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

Procedures for Tendering Certificated Notes	If you are a holder of a beneficial interest in the outstanding notes, you are entitled to receive, in exchange for your beneficial interest, certificated notes which are in equal principal amounts to your beneficial interest. As of this date, however, no certificated notes were issued and outstanding. If you acquire certificated notes before the expiration date of the exchange offer, you must tender your notes under the procedures described in this prospectus under the heading “The Exchange Offer — Procedure for Tendering Outstanding Notes.”

Special Procedures for Beneficial Owners	If you are the owner of a beneficial interest and your name does not appear on a security position listing of DTC as the holder of that interest or if you are a beneficial owner of certificated notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that interest or certificated notes in the exchange offer, you should contact the person in whose name your interest or certificated notes are registered promptly and instruct such person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for your notes cannot be delivered on time, you may tender your notes according to the procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your notes at any time prior to the time of expiration. We will return to you any outstanding notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.

Regulatory Approvals	Other than pursuant to the federal securities laws, there are no federal or state regulatory requirements that we must comply with, or approvals that we must obtain, in connection with the exchange offer.

Appraisal Rights	You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer — Appraisal Rights.”

U.S. Federal Income Tax Consequences	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent for the exchange offer.
Summary of the Terms of the Exchange Notes
      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that the exchange notes will be registered for issuance under the Securities Act and, accordingly, will not bear legends restricting transfer. The exchange notes will evidence the same debt as the outstanding notes, and both the outstanding notes and the exchange notes are governed by the same indenture

Issuer	VeraSun Energy Corporation.

Notes Offered	$210.0 million aggregate principal amount of 9 7/8 % Senior Secured Notes due 2012.

Maturity Date	December 15, 2012.

Interest	The notes will bear interest at 9 7/8 % per year. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2006.

Optional Redemption	Prior to December 15, 2009, we may redeem the notes, in whole or in part, by paying a make-whole premium. At any time on or after December 15, 2009, we may redeem the notes, in whole or in part, at the redemption prices specified in “Description of Notes — Optional Redemption.”

Before December 15, 2008, we may redeem up to 35% of the aggregate principal amount of the notes at 109.875% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of the notes issued under the indenture remain outstanding after the redemption. See “Description of Notes — Optional Redemption.”

Change of Control	If we experience a change of control, each holder of notes will have the right to require us to purchase all or a portion of the notes at 101% of the principal amount of the notes on the date of purchase, plus any accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes — Repurchase of Notes upon a Change of Control.”

Guarantees	Our obligations under the notes will be fully, unconditionally and irrevocably guaranteed, jointly and severally, on a senior secured basis by certain of our existing and future domestic subsidiaries. If we cannot make any payment on the notes when due, the subsidiary guarantors must make the payment instead. See “Description of Notes — Note Guarantees.”

Ranking	The notes and note guarantees will rank:

• equal in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness;

• senior in right of payment to all of our and the subsidiary guarantors’ future subordinated indebtedness;

• effectively senior, as to collateral, to all of our and our subsidiary guarantors’ existing and future unsecured indebtedness, to the extent of the value of the assets constituting the collateral;

• effectively junior to (i) our and our subsidiary guarantors’ obligations under the credit agreement we entered into in December 2005 with First National Bank of Omaha, which provides for a $30.0 million borrowing base operating line of credit, with a $10.0 million sublimit for letters of credit, and which we refer to in this prospectus as the Credit Agreement, to the extent of the value of the accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited) that secure those obligations and (ii) our and our subsidiary guarantors’ obligations under any existing and future obligations that are secured by liens on other assets that are not part of the collateral securing the notes, to the extent of the value of those assets; and

• effectively subordinated to all liabilities, including trade payables, of any subsidiaries that are not subsidiary guarantors, except to the extent of the value of any subsidiary’s assets that are part of the collateral securing the notes.

As of February 28, 2006, we and our subsidiary guarantors had no debt outstanding other than the notes. In addition, we had total borrowing capacity of approximately $26.9 million under the Credit Agreement, based on accounts receivable and inventory.

Collateral	Our obligations under the notes and the subsidiary guarantors’ obligations under the note guarantees will be secured by a first priority lien on the escrow account into which $125.0 million was deposited pending application to the construction and start up costs of the Charles City Facility, as well as substantially all of our and our restricted subsidiaries’ assets, subject to certain exceptions (including, among other things, our and certain of our restricted subsidiaries’ accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited) that secure the Credit Agreement and other assets subject to permitted liens) and all of the capital stock or other securities of any existing or future domestic subsidiaries (and 65% of the capital stock of foreign subsidiaries) owned, directly or indirectly, by us, if the par value, book value as carried by us, or the market value

(whichever is greatest) of any capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of the notes outstanding. As of March 31, 2006, the escrow account had a balance of $115.7 million. We refer to the foregoing as the “collateral.” As a result, since the market value of the capital stock of each of VeraSun Aurora Corporation, or VAC, and VeraSun Fort Dodge, LLC, or VFD, is equal to or greater than 20% of the aggregate principal amount of the notes outstanding, the capital stock of each such entity will not constitute collateral. See “Description of Notes — Collateral” for a list of the property excluded from the collateral securing our and the subsidiary guarantors’ obligations under the notes.

Our obligations under the Credit Agreement are secured by a first priority lien on all of our and certain of our subsidiaries’ accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited). As a result, the notes will be effectively subordinate to the Credit Agreement to the extent of the value of those assets securing the Credit Agreement.

The holders of any indebtedness that we incur in the future and designate as first priority lien indebtedness will benefit from first priority liens on the collateral securing our and the subsidiary guarantors’ obligations under the notes. The indenture governing the notes permits up to $500.0 million aggregate principal amount of debt to be secured by the collateral on a first priority lien basis, subject to certain conditions. See “Description of Notes — Collateral Sharing With Parity Liens.”

No appraisals of any collateral have been prepared in connection with this offer. The value of the collateral at any time will depend on market and other economic conditions, including availability of suitable buyers for the collateral.

Escrow Account	We deposited $125.0 million into an escrow account for the benefit of the holders of the notes pending application of those funds to the construction and start up costs of the Charles City Facility. As of March 31, 2006, the escrow account had a balance of $115.7 million. If we decide not to proceed with or complete the construction of the Charles City Facility, we will be required to redeem $125.0 million (or a lesser amount that is equal to the amount held in the escrow account at the time of redemption) in the aggregate principal amount of the notes outstanding, at a redemption price equal to 100% of the price of the notes plus accrued interest to, but not including, the redemption date. The funds held in the escrow account are subject to a security interest granted to the trustee for the benefit of the holders of the notes. The funds held in the escrow account will be disbursed by the trustee, acting as an agent and securities intermediary, in accordance with a separate escrow agreement. See “Description of Notes — Escrow; Special Offer to Purchase.”

Certain Covenants	The terms of the notes limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• pay dividends or make other distributions;

• make investments or other specified restricted payments;

• repurchase or redeem capital stock or prepay subordinated indebtedness;

• enter into transactions with shareholders or affiliates;

• guarantee debts;

• create liens;

• restrict dividends or other payments to us from our subsidiaries; and

• consolidate, merge or sell assets.

These covenants are subject to important qualifications and exceptions, which are described under “Description of Notes — Covenants.”

Use of Proceeds	For a description of how the proceeds from the offering of the outstanding notes were used, see “Use of Proceeds.”
Risk Factors
      As a holder of our outstanding notes, your investment is subject to various risks and uncertainties, including those described under “Risk Factors,” beginning on page 17, and your investment will remain subject to those risks and uncertainties if you exchange your notes for exchange notes.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
      The following table presents summary consolidated financial and operating data as of the dates and for the periods indicated. The summary consolidated balance sheet financial data as of December 31, 2003 have been derived from our audited consolidated financial statements that are not included in this prospectus. The summary consolidated balance sheet financial data as of December 31, 2004 and 2005 and the summary consolidated income statement data for each of the three years in the period ended December 31, 2005 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. You should read the information contained in this table in conjunction with the “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and the accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,

	2003	2004	2005

	(Dollars in thousands, except per share data)
Income statement data:(1)
Net sales	$10,884	$186,029	$235,440
Other revenues, incentive income	1,776	7,723	919

Total revenues	12,660	193,752	236,359
Cost of goods sold	8,450	154,022	200,823

Gross profit	4,210	39,730	35,536
Selling, general and administrative expenses	2,233	6,140	11,874

Operating income	1,977	33,590	23,662

Other income (expense):
Interest expense(2)	(839)	(8,892)	(7,609)
Other interest expense, loss on extinguishment of debt	—	—	(15,744)
Interest income	11	182	448
Other income	14	33	17

	(814)	(8,677)	(22,888)

Income before income taxes and minority interest	1,163	24,913	774
Income taxes	571	10,242	582

Income before minority interest	592	14,671	192
Minority interest in net loss of subsidiary	—	100	61

Net income	$592	$14,771	$253

Earnings per common share
Basic	$0.02	$0.40	$0.01
Diluted	0.02	0.39	0.01
Shares used in per common share calculations
Basic	30,380,082	36,738,191	44,810,490
Diluted	30,577,961	37,908,751	47,578,869

	Year Ended December 31,

	2003	2004	2005

	(Dollars in thousands, except per share data)
Other financial data:
EBITDA(3)	$2,350	$37,831	$29,880
Certain items included in EBITDA(4)	1	951	7,416
Working capital (deficit)	(35,182)	9,779	61,551
Capital expenditures	63,974	25,215	87,095
Net cash provided by (used in) operating activities	(10,641)	20,858	(2,515)
Net cash used in investing activities	(63,974)	(25,214)	(212,049)
Net cash provided by financing activities	70,381	14,621	233,982
Operating data:
Ethanol sold (gallons)	6,459,804	101,370,470	126,346,295
Average gross price of ethanol sold (dollars per gallon)(5)	$1.28	$1.50	$1.59
Total corn cost	7,172	89,677	99,434
Total natural gas cost	452	19,115	37,067

	As of December 31,

	2003	2004	2005

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$31	$10,296	$29,714
Restricted cash	—	—	124,750
Property and equipment, net	76,882	106,753	179,683
Total assets	96,479	150,328	405,129
Total debt(6)	58,503	58,381	210,000
Total equity	17,594	44,476	144,918

(1)	Income statement data reflects the financial impact of operations of our Aurora Facility, which commenced operations in December 2003, and our Fort Dodge Facility, which commenced operations in October 2005.

(2)	Interest expense includes changes in the fair value of a put warrant of $566 for the year ended December 31, 2003, $3,481 for the year ended December 31, 2004, and $2,809 for the year ended December 31, 2005. The put warrant is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Summary of Critical Accounting Policies and Estimates — Put warrant.”

(3)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense. EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., or GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:

•	EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA includes non-recurring payments to us which are reflected in other income.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA. Management uses EBITDA as a measure of our performance and ability to generate cash necessary to meet our future requirements for debt service, capital expenditures, working capital and taxes.

     The following table reconciles our EBITDA to net income for each period presented:

	Year Ended December 31,

	2003	2004	2005

	(In thousands)
Net income	$592	$14,771	$253
Depreciation	348	3,926	5,692
Interest expense	839	8,892	23,353
Income taxes	571	10,242	582

EBITDA	$2,350	$37,831	$29,880

(4)	The following table shows certain items that are included in EBITDA associated with our earnings. We believe that the table, when reviewed in connection with our presentation of EBITDA, provides another useful tool to our management and investors for measuring comparative operating performance between time periods and among companies. In addition to EBITDA, our management assesses the adjustments presented in this table when preparing our annual operating budget and financial projections. EBITDA, as defined above, was reduced by the following items:

	Year Ended
	December 31,

	2003	2004	2005

	(In thousands)
Loss attributable to VFD, excluding interest and depreciation*	$1	$951	$4,776
Loss on disposal of a thermal oxidizer system	—	—	2,640

Total	$1	$951	$7,416

*	Net loss incurred prior to commencement of operations of VFD in October 2005.

(5)	Average gross price of ethanol sold (dollars per gallon) does not include freight, commissions or other related costs, but does include related hedging gains or losses.

(6)	Total debt at December 31, 2005 is shown before unaccreted discount of $1.3 million.

RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges is as follows:

Years Ended December 31,

2001	2002	2003(1)	2004	2005(1)

*	**	0.78x	3.81x	0.90x

*	There were no fixed charges incurred during 2001.

**	Our earnings were inadequate to cover fixed charges for the year ended December 31, 2002. Earnings were $1.3 million less than fixed charges.

(1)	The additional earnings needed to cover fixed charges in 2003 and 2005 were $558,000 and $2.6 million, respectively.
     For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations before adjustment for minority interest in consolidated subsidiary plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, which includes amortized debt issuance costs and capitalized interest.

RISK FACTORS
      You should carefully consider the risks and uncertainties below and the other information contained in this prospectus before you decide whether to exchange your notes for exchange notes. The risks and uncertainties described below are not the only ones we may face. The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could impair our financial condition and results of operations. In this section of the prospectus, references to the notes mean the exchange notes.
Risks Relating to the Notes

Our level of indebtedness could adversely affect our ability to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs.
      As of February 28, 2006, our total debt, including the notes, was $210.0 million, before unaccreted discount of $1.3 million. In addition, we had total borrowing capacity of approximately $26.9 million under the Credit Agreement, based on accounts receivable and inventory. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $24.2 million of remaining borrowing capacity at February 28, 2006. Our substantial indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the notes. Our substantial indebtedness could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments with respect to our indebtedness, thereby reducing the availability of our cash flow for working capital, capital expenditures and other general corporate expenditures;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, competition or changes in our business or industry;

•	limit our ability to borrow additional funds;

•	restrict us from building new facilities, making strategic acquisitions, introducing new products or services or exploiting business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the notes; and

•	place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.
      Our ability to make payments on and refinance our indebtedness, including the notes, will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond our control. See “— Risks Relating to Our Business.” We do not guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We do not guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all.
      If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take these actions, if necessary, on commercially reasonable terms or at all. In addition, our secured lenders could foreclose on and sell our assets if we default on our indebtedness.
      Moreover, we have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

We are a holding company and there may be limitations on our ability to receive distributions from our subsidiaries.
      We conduct our operations through subsidiaries and will be dependent in part upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations, including our obligations under the notes. Generally, creditors of a subsidiary will have a claim to the assets and earnings of that subsidiary that is superior to the claims of the creditors of its parent company, except to the extent the claims of the parent’s creditors are guaranteed by that subsidiary. In addition, the ability of our subsidiaries to pay dividends and to make payments to us may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Although the indenture limits the ability of our subsidiaries to enter into restrictions on their ability to pay dividends or make other intercompany transfers of funds to us, these limitations are subject to a number of qualifications and exceptions. See “Description of Notes — Covenants.”

If there is a default, there may not be sufficient collateral to pay all or any of the notes.
      Our lender under the Credit Agreement has a security interest in our and certain of our subsidiaries’ accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited). The notes and the note guarantees are secured by a first priority lien on the escrow account into which $125.0 million has been deposited, pending application to the construction and start up costs of the Charles City Facility. As of March 31, 2006, the escrow account had a balance of $115.7 million. In addition, all of the notes and note guarantees are secured by a first priority lien against substantially all of our and our restricted subsidiaries’ existing and hereafter acquired assets, subject to certain exceptions (such as the assets securing the Credit Agreement and other assets subject to permitted liens), and all of the capital stock or other equity securities of any of our existing or future domestic subsidiaries (and 65% of the capital stock of foreign subsidiaries), if the par value, book value as carried by us or the market value (whichever is greatest) of capital stock or other equity securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of notes outstanding. As a result, since the market value of the capital stock of each of VAC and VFD is equal to or greater than 20% of the aggregate principal amount of the notes outstanding, as determined by us, the capital stock of each such entity does not constitute collateral. No appraisal of the value of the collateral has been made in connection with this offer. The value of the collateral securing the notes in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of the collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of the collateral may deteriorate during any period of financial distress preceding a sale of the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may be insufficient to pay our obligations under the notes in full.

The collateral is subject to casualty risks.
      We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, some losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we do not assure you that any insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we do not assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the notes.

The security documents allow us to remain in possession of the collateral.
      The security documents allow us and our subsidiaries to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from the sale will be subject to the liens securing the notes only to the extent the proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from the sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by the proceeds.

Some collateral is subject to automatic release.
      The capital stock and any other securities that secure the notes will automatically be released from the liens in favor of the noteholders and no longer be deemed to be part of the collateral to the extent the pledge of the capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC. The indenture governing the notes and the security documents provide that, to the extent that any rule would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries because the subsidiary’s capital stock or other equity securities secure the notes, then the capital stock or other equity securities will automatically be deemed not to be part of the collateral securing the notes or securing additional debt that is secured on an equal and ratable basis with the notes to the extent necessary to not trigger the requirement. In this event, the security documents will be automatically amended, without the consent of any noteholder, to the extent necessary to release the liens on the capital stock or other equity securities. As a result, noteholders will not have a security interest in all or part of the capital stock or other equity securities.

In the event of our bankruptcy or the bankruptcy of any subsidiary guarantor, the ability of the noteholders to realize upon the collateral will be subject to bankruptcy law limitations.
      The ability of noteholders to realize upon the collateral will be subject to bankruptcy law limitations in the event of our bankruptcy or the bankruptcy of any of our subsidiary guarantors. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at the time that the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. Because of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the collateral agent, on behalf of the trustee and the noteholders, could foreclose upon or sell the collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Furthermore, if a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes or any amounts due on additional debt that is secured on an equal or ratable basis, noteholders would hold “undersecured claims.” Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during a debtor’s bankruptcy case.

Rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in certain collateral existing or acquired in the future.
      The security interest in the collateral securing the notes includes substantially all of our and our restricted subsidiaries’ assets (other than our and our restricted subsidiaries’ accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited), and other assets subject to permitted liens), both tangible and intangible, whether now owned or acquired or arising in the future, subject to various exceptions set forth under “Description of Notes.” Under the terms of the security documents, collateral consisting of, among other things, cash and cash accounts and securities accounts (other than the escrow account and other collateral accounts securing the notes on a first priority basis) in most instances will not be perfected with respect to the notes or the note guarantees. In addition, applicable law requires that the property and rights acquired after the grant of a general security interest can only be perfected at the time the property and rights are acquired and identified. There is no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in the after-acquired collateral. The failure to perfect a security interest in respect of after-acquired collateral may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.
      If we or any subsidiary guarantor were to become subject to a bankruptcy proceeding after the issue date of the notes, any liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. If a lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the notes. Accordingly, if we or a subsidiary guarantor were to file for bankruptcy after the issue date of the notes and the liens had been perfected less than 90 days before commencement of the bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been delivered after the issue date of the notes. To the extent that such a challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

The notes are structurally subordinated to liabilities of our subsidiaries that do not guarantee the notes.
      Subsidiaries that are designated as unrestricted subsidiaries, as well as certain existing and future restricted subsidiaries, do not guarantee the notes. Except to the extent of the value of the assets of any non-guarantor subsidiaries that are pledged to secure the notes, in the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The note guarantees and the liens securing the notes and the note guarantees may not be enforceable.
      Our existing subsidiary guarantors and any future subsidiaries that guarantee any of our indebtedness have guaranteed or will guarantee our obligations under the notes, and those note guarantees are or will be secured by liens on certain of their assets. If any subsidiary guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce its note guarantee and the delivery of the lien securing the note guarantee. A court might do so if it found that, when the subsidiary guarantor entered into its note guarantee and granted the lien or, in some states, when payments became due under the note guarantee, the subsidiary guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent,

•	was left with inadequate capital to conduct its business, or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.
      The court might also void a note guarantee or lien, without regard to the above factors, if the court found that the subsidiary entered into its note guarantee and granted a lien with actual intent to hinder, delay or defraud its creditors. In addition, certain of our existing and future subsidiaries that do not guarantee the notes have pledged or will pledge their assets to secure the notes, and a court may have difficulty determining the amount of the claim holders of the notes should have against the non-guarantor subsidiaries in the event of a bankruptcy of such subsidiary.
      A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee and lien if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a note guarantee and lien, you would no longer have a claim against the subsidiary guarantor and would no longer have the benefit of the assets that were subject to the lien. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.
      The test for determining solvency in these circumstances will depend on the law of the jurisdiction that is being applied. In general, a court would consider the subsidiary guarantor insolvent either if the sum of its existing debts exceed the fair value of all of its property, or its assets’ present fair value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.
      Each note guarantee contains a provision intended to limit the subsidiary guarantors’ liability to the maximum amount that it could incur without causing the incurrence of obligations under its note guarantee to be a fraudulent transfer. This provision may not be effective to protect the note guarantees from being voided under fraudulent transfer law.
      On the basis of our analysis, internal cash flow projections, estimated values of our assets and liabilities and other factors, we believe that, at the time that each subsidiary guarantor of the notes initially incurred the indebtedness represented by its note guarantee, each subsidiary guarantor:

•	was not insolvent nor rendered insolvent as a result of the issuance thereof,

•	was in possession of sufficient capital to run its business effectively, and

•	was incurring debts within its ability to pay as they matured or became due.
      We do not assure you, however, as to what standard a court would apply in making these determinations or that a court passing on these questions would conclude that the subsidiary guarantors were solvent.

We may incur additional indebtedness ranking equal to the notes or the note guarantees.
      The indenture permits us to initially issue up to $290.0 million of parity lien indebtedness (as defined under “Description of Notes”) because additional notes and such debt will be secured on an equal and ratable basis with the notes or the note guarantees, subject to satisfaction of a debt incurrence covenant and certain other conditions. If we, or a subsidiary guarantor, incur any additional debt that is secured on an equal and ratable basis with the notes or the note guarantees, the holders of that debt will be entitled to share ratably with the noteholders in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you. In addition, direction to the trustee or collateral agent to foreclose on collateral requires a vote of a majority of the aggregate principal amount of the notes and any parity lien indebtedness voting as one class. As a result, to the extent that holders of parity lien indebtedness hold an aggregate principal amount of such debt that exceeds the aggregate principal amount of notes outstanding, such holders may have the ability to control the direction to foreclose on the collateral and the interests of the holders of such additional debt may be different from the holders of the notes.

There is no public market for the notes.
      The notes are a new issue of securities and there is no existing trading market for the notes. Although the initial purchasers have informed us that they intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we do not assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell the notes will be favorable.
      We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including

•	the number of noteholders,

•	our operating performance and financial condition,

•	our ability to complete the offer to exchange the notes,

•	the market for similar securities,

•	the interest of securities dealers in making a market in the notes, and

•	prevailing interest rates.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We do not assure you that the market for the notes will be free from similar disruptions. Any disruptions could have an adverse effect on noteholders.
Risks Relating to Our Business

Our results of operations, financial position and business outlook are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.
      Our results are substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other price mitigation activities may vary substantially over time and these activities also involve substantial risks. See “— We engage in hedging transactions and other price mitigation strategies that could harm our results.”
      Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers. The principal raw material we use to produce ethanol and co-products, including dry and wet distillers grains, is corn. As a result, changes in the price of corn can significantly affect our business. In general, rising corn prices produce lower profit margins. Because ethanol competes with non-corn-based fuels, we generally are unable to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. Corn costs for the year ended December 31, 2005 constituted approximately 49.5% of our total cost of goods sold. Over the ten-year period from 1996 through 2005, corn prices (based on the Chicago Board of Trade, or CBOT, daily futures data) have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.47 per bushel during this period. At December 30, 2005, the CBOT price per bushel of corn was $2.16.
      The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require us to suspend operations until corn is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for corn at a facility could increase if an additional ethanol production facility is built in the same general vicinity.
      The spread between ethanol and corn prices can vary significantly and we do not expect the spread to remain at recent high levels. Our gross margin depends principally on the spread between ethanol and corn prices. During the five-year period from 2001 to 2005, ethanol prices (based on average U.S. ethanol rack prices from Bloomberg, L.P., or Bloomberg) have ranged from a low of $0.94 per gallon to a high of $2.76 per gallon, averaging $1.50 per gallon during this period. In recent periods, the spread between ethanol and corn prices has been at an historically high level, driven in large part by high oil prices and historically low corn prices. During 2005, however, this spread fluctuated widely and we do not provide any assurance that fluctuations will not continue to occur. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, would adversely affect our results of operations and financial position.
      The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we use in our manufacturing process. We rely upon third parties for our supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position. Natural gas represented approximately 18.5% of our cost of goods sold in 2005. The price fluctuations in natural gas prices over the six-year period from December 31, 1999 through December 28, 2005, based on the NYMEX daily futures data, has ranged from a low of $2.34 per MMBTU in 2000 to a high of $13.91 per MMBTU in 2005, averaging $5.25 per MMBTU during this period. At December 30, 2005, the NYMEX price of natural gas was $11.23 per MMBTU.
      Fluctuations in the selling price and production cost of gasoline may reduce our profit margins. Ethanol is marketed both as a fuel additive to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and our results of operations and financial position may be materially adversely affected if gasoline demand or price decreases. In addition, some of our sales contracts provide for pricing on an indexed basis, so that the price we receive for products sold under these arrangements is adjusted as gasoline prices change.

We engage in hedging transactions and other price mitigation strategies that could harm our results.
      In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, we enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn or natural gas requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The price of unleaded gasoline also affects the price we receive for our ethanol under indexed contracts. The financial statement impact of these activities is dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. We do not assure you that we will not experience hedging losses in the future. We also vary the amount of hedging or other price mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or unleaded gasoline.

We are substantially dependent on two facilities, and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial losses.
      Most of our revenues are and will continue to be derived from the sale of ethanol and the related co-products that we produce at our facilities. Our operations may be subject to significant interruption if any of our facilities experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. We do not provide any assurance that our insurance will be adequate to fully cover the potential operational hazards described above or that we will be able to renew this insurance on commercially reasonable terms or at all.

We give no assurance that we will be able to implement our expansion strategy as planned or at all.
      We plan to grow our business by investing in new or existing facilities and to pursue other business opportunities, such as marketing VE85tm and other ethanol-blended fuel. We believe that there is increasing competition for suitable sites. There is no assurance that we will find suitable additional sites for construction of new facilities or other suitable expansion opportunities.
      We may need additional financing to implement our expansion strategy and we give no assurance as to the availability or the terms of any additional financing we may require. We may not have access to the funding required for the expansion of our business or such funding may not be available to us on acceptable terms. We may finance the expansion of our business with additional indebtedness or by issuing additional equity securities. We could face financial risks associated with incurring additional indebtedness, such as reducing our liquidity and access to financial markets and increasing the amount of cash flow required to service such indebtedness, or associated with issuing additional stock, such as dilution of ownership and earnings.
      We must also obtain numerous regulatory approvals and permits in order to construct and operate additional or expanded facilities, including our Northwestern Iowa and Welcome facilities. There is no assurance that these requirements can be satisfied in a timely manner or at all. In addition, as described below under “— We may be adversely affected by environmental, health and safety laws, regulations and liabilities,” federal and state governmental requirements may substantially increase our costs, which could have a material adverse effect on our results of operations and financial position. Our expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from our existing operations.
      Our construction costs may also increase to levels that would make a new facility too expensive to complete or unprofitable to operate. We have not entered into any construction contracts or other arrangements with respect to the construction of our Northwestern Iowa Facility or our Welcome Facility

that might limit our exposure to higher costs in developing and completing any new facilities. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other ethanol companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportations constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at our facilities.
      Additionally, any expansion of our existing facilities or any installation of a solid-fuel combustion system at one of our existing facilities would be sufficiently novel and complex that we may not be able to complete either successfully or without incurring significant cost overruns and construction delays. We have only limited experience with facility expansion and we have never installed large-scale, solid-fuel combustion systems at our facilities.
      Accordingly, we give you no assurance that we will be able to implement our expansion strategy as planned or at all. There also is no assurance that we will find additional appropriate sites for new facilities or that we will be able to finance, construct, develop or operate these new or expanded facilities successfully.

Potential future acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results.
      As part of our business strategy, we may consider acquisitions of building sites, production facilities, storage or distribution facilities and selected infrastructure. There is no assurance that we will find suitable acquisition opportunities.
      Acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	diversion of financial and management resources from existing operations;

•	the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

•	risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;

•	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	inability to generate sufficient revenue to offset acquisition costs.
      Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing shareholders may be diluted, which could affect the market price of our common stock. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

Growth in the sale and distribution of ethanol is dependent on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.
      Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol;

•	growth in service stations equipped to handle ethanol fuels; and

•	growth in the fleet of flexible fuel vehicles capable of using E85 fuel.
      There is no assurance that the substantial investments required for these infrastructure changes and expansions will be made or that they will be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

We have a limited operating history and our business may not be as successful as we envision.
      We began our business in 2001 and commenced commercial operations at our Aurora Facility in December 2003 and at our Fort Dodge Facility in October 2005. Accordingly, we have a limited operating history from which you can evaluate our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.
      According to the RFA, domestic ethanol production capacity has increased from 1.8 BGY at December 31, 2001 to an estimated 4.5 BGY at March 20, 2006. The RFA estimates that, as of March 20, 2006, approximately 2.1 BGY of additional production capacity is under construction. The ethanol industry in the U.S. now consists of more than 90 production facilities. Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs.
      Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage. There is some evidence that this has occurred in the recent past as U.S. gasoline prices have increased.

We may not be able to compete effectively in our industry.
      In the U.S., we compete with other corn processors, ethanol producers and refiners, including Archer Daniels Midland Company, or ADM, Cargill, Inc., or Cargill, Aventine Renewable Energy, Inc., or Aventine, and Abengoa Bioenergy Corp., or Abengoa. A number of our competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities which do not affect the local price of corn grown in the proximity to the facility as much as larger facilities like ours do. In addition, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. A significant portion of production capacity in our industry consists of smaller-sized facilities. Most new ethanol plants under development across the country are individually owned. In addition, institutional investors and high net worth individuals could heavily invest in ethanol production facilities and oversupply the demand for ethanol, resulting in lower ethanol price levels that might adversely affect our results of operations and financial position.
      We also face increasing competition from international suppliers. Although there is a $0.54 per gallon tariff (which is scheduled to expire in 2007) on foreign produced ethanol that is approximately equal to the blenders’ credit, ethanol imports equivalent to up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours.
      Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely affect our results of operations and financial position.

Our operating results may suffer if Aventine does not perform its obligations under existing arrangements or if we cannot achieve results comparable to those achieved by marketing through Aventine once we begin marketing and selling our ethanol directly to customers.
      Aventine, a significant competitor of ours, is also the sole buyer of substantially all of our ethanol and we rely heavily on its marketing efforts to successfully sell our product. Because Aventine sells ethanol for itself and a number of other producers, we have limited control over its sales efforts. In addition, a significant portion of our accounts receivable is attributable to Aventine, which is rated significantly below investment grade. If Aventine were to default on payments to us, we would experience a material loss.
      On February 15, 2006, we notified Aventine that we will terminate our agreements with it on March 31, 2007. At the expiration of our agreements with Aventine, we intend to market and sell our ethanol directly to blenders, refiners and other end users. We give no assurance, however, that the marketing, sales, distribution, transportation, storage or administrative efforts we will need to undertake or arrange will achieve results comparable to those achieved by marketing through Aventine. Any failure to successfully execute these responsibilities would have a material adverse effect on our results of operations and financial position.

We do not assure you that operations at our Charles City Facility or our additional planned facilities will achieve results comparable to our Aurora Facility or our Fort Dodge Facility.
      Test operations began at our Fort Dodge Facility in September 2005. During this time, a failure occurred in a key piece of equipment. This failure, which has been remedied by installation of replacement equipment from a new supplier, delayed our start up process. In October 2005, we recommenced our start up activities at the plant and are now operating at full capacity. As a new plant, our Fort Dodge Facility is subject, and our Charles City Facility and our additional planned facilities will be subject, to various uncertainties as to their ability to produce ethanol and co-products as planned, including the potential for additional failures of key equipment. We do not assure you that the results of our Charles City Facility or our additional planned facilities will be comparable to those of our Aurora Facility or our Fort Dodge Facility.

The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.
      The elimination or significant reduction in the blenders’ credit could have a material adverse effect on our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. We do not assure you that the blenders’ credits will be renewed in 2010 or if renewed, on what terms they will be renewed. The elimination or significant reduction in the blenders’ credit may have a material adverse effect on our results of operations and financial position. See “Business — Legislation.”
      Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S. Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell our ethanol. Any changes in the tariff or exemption from the tariff could have a material adverse effect on our results of operations and financial position. . See “Business — Legislation.”
      The effect of the RFS in the recent Energy Policy Act is uncertain. The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The recently enacted energy bill, however, eliminated the mandated use of oxygenates and established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. In addition, the rules for implementation of the RFS and the energy bill are still under development. We provide no assurance that the favorable ethanol provisions in the energy bill will not be adversely affected by these provisions or the enactment of additional legislation.
      The legislation did not include MTBE liability protection sought by refiners, and ethanol producers have estimated that this will result in accelerated removal of MTBE and increased demand for ethanol. No assurance can be given, however, that refineries will use ethanol rather than possible replacement additives, such as iso-octane, iso-octene or alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than production for estimated demand, resulting in excess production capacity in our industry, which would negatively affect our results of operations, financial position and cash flows. See “— New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.”

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.
      We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. We do not assure you that we have been, are or will be at all times in complete compliance with these laws, regulations or permits or that we have had or have all permits required to operate our business. We also do not assure you that we will not be subject to legal actions brought by environmental advocacy groups and other parties for actual or alleged violations of environmental laws or our permits. In addition, we have made, and expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.
      We may be liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.
      In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial position.
      The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.
      We are dependent upon our officers for implementation of our proposed expansion strategy and execution of our business plan. The loss of any of our officers could have a material adverse effect upon our results of operations and financial position. We do not have employment agreements with our officers or other key personnel. In addition, we do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

Our competitive position, financial position and results of operations may be adversely affected by technological advances.
      The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. We do not predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol.
      Any advances in technology which require significant capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on our results of operations and financial position.

THE EXCHANGE OFFER
Terms of the Exchange Offer; Period for Tendering Your Notes
      On December 21, 2005, we sold the notes you currently hold to Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated under a purchase agreement dated December 14, 2005. The sale was structured to comply with the exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act and in compliance with Rule 144A promulgated thereunder. Upon the terms and subject to the conditions stated in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all of your notes that are properly tendered on or before the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date will be at midnight, New York City time, on                     , 2006. If we extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which the exchange offer is extended. The longest we could extend the offer without incurring penalties under the registration rights agreement in the form of increased interest payable on the notes would be until December 21, 2006 which is 365 days after the original issuance of the notes you currently own.
      As of the date of this prospectus, $210.0 million principal amount of the notes was outstanding. We are sending this prospectus, together with the letter of transmittal, on or about the date stated on the cover page to you at the addresses listed in the security register in connection with notes maintained by the trustee. Our obligation to accept notes for exchange in the exchange offer is subject to various conditions.
      We reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any notes pursuant to the extension, by providing notice of any extension as described below. During any extension, all notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any delay in acceptance for exchange of any notes will be consistent with Rule 14e-1(c) under the Exchange Act. Any notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the notes promptly after the expiration or termination of the exchange offer.
      Notes tendered in the exchange offer must be $2,000 in principal amount or any integral multiple of $1,000 in excess thereof.
      We will provide notice by means of a press release or other public announcement of any extension, amendment, non-acceptance or termination to the holders of the notes as promptly as practicable. Any notice will include the amount of notes offered for exchange up to the date of the notice and will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date or other event giving rise to the notice requirement. In the event of a material change in the terms of the offer, including any waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in the offering following notice of a material change.
Registration Rights; Additional Interest
      We have agreed with Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, for your benefit and at our cost, to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the exchange notes.
      If:

(1) we are not:

(a) required to file the exchange offer registration statement; or

(b) permitted to complete the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of transfer restricted securities (as defined below) notifies us within 20 business days following completion of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer; or

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from us or one of our affiliates;
we will file with the SEC a shelf registration statement to cover resales of the notes by the holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.
      We have agreed to use our reasonable best efforts to cause the applicable registration statement to be declared effective at the earliest possible time by the SEC.
      For purposes of the preceding, “transfer restricted securities” means (a) each note and the related note guarantees until the earliest to occur of:

(1) the date on which the note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer and entitled to be resold to the public by that person without complying with the prospectus delivery requirements of the Securities Act;

(2) the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

(3) the date on which the note is eligible to be distributed to the public pursuant to Rule 144(k) under the Securities Act; or

(4) the date on which the note ceases to be outstanding;
and (b) each exchange note and the related guarantees acquired by a broker-dealer in the exchange offer of a note for the exchange note, until the date on which the exchange note is sold to a purchaser who receives from the broker-dealer on or before the date of the sale a copy of the prospectus contained in the exchange offer registration statement.
      If the exchange offer is not completed or a shelf registration statement is not declared effective, each of which we refer to as a “registration default,” on or prior to December 21, 2006, then we will pay liquidated damages to each noteholder with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum per $1,000 principal amount of notes held by the noteholder. The amount of the liquidated damages will increase by an additional 0.25% per annum per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults equal to 1.0% per annum, provided that we and our subsidiary guarantors will in no event be required to pay liquidated damages for more than one registration default at a time. Following the cure of all registration defaults, the accrual of liquidated damages will cease.
      All accrued liquidated damages will be paid by us and our subsidiary guarantors on each day that interest is payable under the outstanding notes or the exchange notes to the holder of a registered global note by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified.
      In general, if you wish to exchange your notes for exchange notes in the exchange offer, you will be required to represent that any exchange notes you receive will be acquired in the ordinary course of your business, that you are not our affiliate, as defined in Rule 405 of the Securities Act, and that at the time of the commencement of the offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes, or if you are participating in a distribution of the exchange notes, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
Procedure for Tendering Outstanding Notes
      Your tender of notes to us as described below and our acceptance of the notes will constitute a binding agreement between you and us upon the terms and subject to the conditions stated in this prospectus and in the accompanying letter of transmittal. Except as explained below, a holder who wishes to tender notes for exchange in the exchange offer must transmit a properly completed and executed letter of transmittal, together with all other documents required by the letter of transmittal, to Wells Fargo Bank, N.A. at the address listed below under “— Exchange Agent” on or before the expiration date. In addition,
      (1) certificates for the notes must be received by DTC, along with the letter of transmittal, or
      (2) a timely confirmation of a book-entry transfer of the notes, if this procedure is available, into Wells Fargo’s account at DTC according to the procedure for book-entry transfer described below, must be received by Wells Fargo before the expiration date, or
      (3) you must comply with the guaranteed delivery procedures described below.
The method of delivery of the notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend registered mail, properly insured, with return receipt requested, be used in all cases. You should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent to us.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the notes surrendered for exchange are tendered:

(1) by a registered holder of the notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.
An “eligible institution” is an eligible guarantor institution like a bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program under Rule 17Ad-15 of the Exchange Act. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible institution. If notes are registered in the name of a person other than the person signing the letter of transmittal, the notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, properly executed by the registered holder, with the signature guaranteed by an eligible institution.
      We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered outstanding notes, and our determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular outstanding note not properly tendered;

(2) refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities as to any particular outstanding note before the expiration of the exchange offer.
      Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of outstanding notes that we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of outstanding notes. If we waive any defects or irregularities pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to the defect or irregularity being waived.
      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of notes, the notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the notes.
      If the letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
Resale of Exchange Notes
      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes if:

(1) the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

(2) the exchange notes are acquired in the ordinary course of the holder’s business; and

(3) the holder does not intend to participate in a distribution of the exchange notes.
      Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and the secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.
      Because the SEC has not considered our exchange offer in the context of a no-action letter, we do not assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes or that does not acquire exchange notes in the ordinary course of its business may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      If you participate in the exchange offer, you must advise us, among other things, that you are not participating in, and do not intend to participate in, a distribution of exchange notes and whether you are a broker-dealer. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, and you acquired your original notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. Please see below under “Plan of Distribution.”
Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes
      We will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. For each outstanding note accepted for exchange, the holder of the note will receive a new note having a principal amount equal to that of the surrendered note. The exchange notes will bear interest from the most recent date to which interest has been paid on the notes or, if no interest has been paid on the notes, from December 21, 2005. Accordingly, if the relevant record date for interest payment occurs after the completion of the exchange offer, registered holders of exchange notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 21, 2005. If, however, the relevant record date for interest payment occurs before the completion of the exchange offer, registered holders of notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 21, 2005. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, except as explained in the immediately preceding sentence. If your outstanding notes are accepted for exchange, you will not receive any payment of interest on the notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer.
      In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo of the following:

(1) certificates for the outstanding notes or a timely book-entry confirmation of the notes into Wells Fargo’s account at DTC,

(2) a properly completed and executed letter of transmittal and

(3) all other required documents.
If any tendered outstanding notes are not accepted for any reason described in the terms and conditions of the exchange offer or if certificates representing outstanding notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing the unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the notes promptly after the expiration or termination of the exchange offer. If outstanding notes are tendered by book-entry transfer into Wells Fargo’s account at DTC according to the book-entry transfer procedures described below, the non-exchanged notes will be credited to an account maintained with DTC.
Book-Entry Transfer
      Wells Fargo will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this document, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of notes by causing DTC to transfer the notes into Wells Fargo’s account at DTC. Although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile of it, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by Wells Fargo at the address listed below under “— Exchange Agent” on or before the expiration date or you must comply with the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you desire to tender your outstanding notes and your notes are not immediately available, or time will not permit your notes or other required documents to reach Wells Fargo before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution,

(2) before the expiration date, Wells Fargo receives from the eligible institution a properly completed and executed letter of transmittal or a facsimile of it and notice of guaranteed delivery, substantially in the form provided by us, stating your name and address and the amount of notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with Wells Fargo and

(3) the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by Wells

Fargo within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights
      Tenders of notes may be withdrawn at any time before midnight, New York City time, on the expiration date.
      For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by Wells Fargo at the address listed below under “— Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the notes to be withdrawn,

•	identify the notes to be withdrawn, including the principal amounts of the notes, and

•	where certificates for notes have been transmitted, specify the name in which the notes are registered, if different from that of the withdrawing holder.
If certificates for outstanding notes have been delivered or otherwise identified to Wells Fargo, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If notes have been tendered according to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of the facility. All questions about the validity, form and eligibility of the notices will be determined by us and our determination will be final and binding on all parties. Certificates for any outstanding notes so withdrawn will not be considered to have been validly tendered for purposes of the exchange offer. Any outstanding notes that have been tendered but which are not exchanged for any reason will be returned to the holder of the notes without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into Wells Fargo’s account at DTC according to the book-entry transfer procedures described above, the notes will be credited to an account maintained with DTC for the notes. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “— Procedure for Tendering Outstanding Notes” above at any time on or before the expiration date.
Exchange Agent
      Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address below. Questions and requests for assistance, requests for additional copies of this document or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:
      By Registered or Certified Mail or Overnight Carrier

Wells Fargo Bank, N.A.
Corporate Trust Operations
Sixth & Marquette Avenue, N9303-121
Minneapolis, MN 55479
      By Facsimile (Eligible Institutions Only):

Wells Fargo Bank, N.A.
Corporate Trust Operations
Facsimile No.: (612) 667-6282
      Confirm Facsimile by Telephone:

(800) 344-5128

Delivery of the letter of transmittal to a different address or transmission of instructions via a different facsimile number does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
Transfer Taxes
      You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which case you will be responsible for the payment of any applicable transfer tax.
Appraisal Rights
      You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.
Consequences of Failure to Exchange Outstanding Notes
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not anticipate that we will register the outstanding notes under the Securities Act. Based on interpretations by the staff of the SEC issued to third parties, exchange notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement with any person to participate in the distribution of the exchange notes. If you are not a broker-dealer, you must acknowledge you are not engaged in, and do not intend to engage in, a distribution of exchange notes. If you are our affiliate, are engaged in or intend to engage in or have any arrangement or understanding related to the distribution of the exchange notes to be acquired in the exchange offer, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In addition, to comply with the securities laws of various jurisdictions, if applicable, it may be necessary to qualify for sale or to register the exchange notes before offering or selling the exchange notes. We do not intend to take any action to register or qualify the exchange notes for resale in any of these jurisdictions.

DESCRIPTION OF NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Definitions.” In this description, the terms “Company,” “we,” “us,” and “our” refer only to VeraSun Energy Corporation and not to any of its Subsidiaries. Certain defined terms used in this description but not defined below have the meanings assigned to them in the Indenture.
      The Company will issue exchange notes under an indenture, dated as of December 21, 2005, among itself, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
      The following description is a summary of the material provisions of the indenture and the Security Agreements but does not restate those agreements in their entirety. The outstanding notes that you currently hold and the exchange notes that will be issued upon exchange of the notes that you hold will be identical in all material respects, except that the exchange notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the outstanding notes that you currently hold and the exchange notes to be issued upon exchange of your notes. We urge you to read the indenture and the Security Agreements in their entirety because they, and not this description, define your rights as a holder. Copies of the indenture and the Security Agreements are available upon request from the Company.
      The registered holder of a note will be treated as its owner for all purposes under the terms of the indenture. Only registered holders will have rights under the indenture.
General
      The notes are general senior secured obligations of the Company, initially limited to $210.0 million in aggregate principal amount. The notes mature on December 15, 2012. Subject to the covenants described below under “— Covenants” and applicable law, the Company may issue additional notes under the indenture; provided, however, that (i) any additional notes, together with the notes and the Parity Lien Indebtedness, will not collectively exceed $500.0 million at any one time outstanding, (ii) after giving effect to the issuance of such additional notes and the taking of the actions referred to in the following clause (iii), the Note Liens securing the Note Obligations will be of the same priority as the Note Liens securing the Note Obligations immediately prior to such issuance, and (iii) the net proceeds from any such issuance shall be deposited into an escrow account (other than the Escrow Account (as defined below)) pending their investment in property or assets of a nature or type or that are used in a Permitted Business. The escrow account (and all cash, Treasury Securities and other Collateral Investments therein) and such property or assets (collectively, the “additional notes Collateral”) will immediately become part of the Collateral (as defined below), and the Company will, or will cause the relevant subsidiaries to, execute such collateral documents and other instruments and take such other measures as shall be reasonably necessary to cause such escrow account and such property or assets to become subject to the Liens securing the Note Obligations and to perfect such Liens in respect of such escrow account and property or assets, in each case, in the manner and to the extent required under the Security Agreements. The outstanding notes, any exchange notes issued as described under “The Exchange Offer,” and any additional notes would be treated as a single class for all purposes under the indenture. The Company may also incur future Indebtedness in addition to the additional notes, which may be pari passu with the notes and also have the benefit of the security interests in the Collateral (other than the Escrow Account); provided, however, that the net proceeds from any such issuance shall be deposited into an escrow account (other than the Escrow Account) pending their investment in collateral of the nature and type referred to in clause (2), (3) or (5) of the first paragraph under “— Collateral” and that is used in a Permitted Business. See “— Parity Lien Indebtedness,” the “Limitation on Liens” covenant and the definition of “Parity Lien Indebtedness.”
      The notes bear interest at a rate per annum equal to 9 7/8 % and are payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2006. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Closing Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      If the Company and the Subsidiary Guarantors have not completed a registered exchange offer for the notes or caused a shelf registration statement with respect to resales of the notes to be declared effective on or prior to such date that is 365 days after the Closing Date, the annual interest rate on the notes will increase the interest rate borne by the notes by 0.25% per annum per $1,000 principal amount of the notes and by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% per annum per $1,000 principal amount of the notes. See “The Exchange Offer.”
      The notes may be exchanged or transferred at the office or agency of the Company in The Borough of Manhattan, The City of New York. Initially, the corporate trust office of the Trustee at N9303-120, Sixth Street and Marquette Avenue, Minneapolis, Minnesota, 55479, will serve as such office. If you give the Company wire transfer instructions, the Company will pay all principal, premium and interest on your notes in accordance with your instructions. If you do not give the Company wire transfer instructions, payments of principal, premium and interest will be made at the office or agency of the paying agent which will initially be the Trustee, unless the Company elects to make interest payments by check mailed to the holders.
      The notes are issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. See “— Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.
Collateral
      The Company deposited in an escrow account (the “Escrow Account”) $125.0 million, pending application of the funds therein to the construction and start up costs of the Charles City Facility (as described under “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”). As of March 31, 2006, the escrow account had a balance of $115.7 million.
      Except as noted below, the Note Obligations are secured by first priority Liens granted to the collateral agent on substantially all of the tangible and intangible personal property, real property and fixtures of the Company and its Restricted Subsidiaries, whether now owned or hereafter acquired (collectively, the “Collateral”), subject to certain exceptions, including the provisions of the next three succeeding paragraphs, and subject in certain cases to Lien sharing in favor of and for the benefit of the holders of future Parity Lien Indebtedness to secure Parity Lien Obligations. The Collateral includes, without limitation:

(1) the Escrow Account,

(2) all property (both tangible and intangible), plant and equipment of the Company and its Restricted Subsidiaries, whether existing on the Closing Date or thereafter acquired, including, without limitation, the property, plant and equipment constituting the Aurora Facility, the Fort Dodge Facility and the Charles City Facility,

(3) all of the Capital Stock of each Restricted Subsidiary of the Company that is a Domestic Subsidiary, whether existing on the Closing Date or thereafter created or acquired, and 65% of the Capital Stock of each Restricted Subsidiary of the Company that is a direct Foreign Subsidiary of the Company whether existing on the Closing Date or thereafter created or acquired,

(4) any additional notes Collateral,

(5) all Collateral Monies,

(6) the net cash proceeds received by the Company or any of its Subsidiaries from the issuance of Parity Lien Indebtedness and, upon Investment of such net cash proceeds, all collateral of the type and to the extent set forth in clauses (2), (3) and (5) of this paragraph that is acquired by the Company or its Subsidiaries as a result of the Investment of such net cash proceeds (including, without limitation, property (both tangible and intangible), plant and equipment constituting new facilities), and

(7) any Replacement Assets acquired in replacement of the collateral described in clause (1), (2), (3), (4), (5) or (6) in accordance with the terms of the “Limitation on Asset Sales” covenant or the “Events of Loss” covenant.
      The Collateral does not include accounts receivable, inventory, commodities accounts or the cash proceeds of any of the foregoing (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited) of the Company and its Restricted Subsidiaries, whether now existing or hereafter acquired, and any other property and assets pledged by the Company or any Restricted Subsidiary in accordance with the terms of the indenture to secure the Credit Agreement. In addition, the Collateral does not include any real or personal property subject to a Lien created in accordance with clause (6) of the “Limitation on Liens” covenant and released from the Collateral upon certification from the Company. In addition, the Collateral does not include any Capital Stock of Subsidiaries of the Company or any Restricted Subsidiary referred to in the preceding paragraph if the par value, book value as carried by the Company or market value, whichever is the greatest (the “Applicable Value”), of any such Capital Stock of any such Subsidiary of the Company is equal to or greater than 20% of the aggregate principal amount of Notes outstanding. In accordance with the immediately preceding sentence, since the market value of the Capital Stock of each of VAC and VFD is equal to or greater than 20% of the aggregate principal amount of the notes outstanding, the Capital Stock of these entities does not constitute Collateral. Until the time of any further exclusion in accordance with the third sentence of this paragraph, the Collateral referred to in the third sentence of this paragraph and any proceeds thereof secures the Company’s and each Restricted Subsidiary’s obligations under the indenture on a first priority basis.
      In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s capital stock or other securities of such Subsidiary secure the Note Obligations or the Parity Lien Obligations, then the capital stock or other securities of such Subsidiary, as the case may be, shall automatically be deemed not to be part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Security Agreements may be amended or modified, without the consent of any holder, to the extent necessary to release the Note Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.
      The Collateral has been pledged on a first priority senior basis to Wells Fargo Bank, N.A., as Joint Collateral Agent for the benefit of the Trustee and the holders, subject (except in the case of the Escrow Account and the escrowed funds held therein) to Lien sharing in favor of and for the benefit of the holders of future Parity Lien Indebtedness to secure Parity Lien Obligations. The Note Liens are also subject to Liens permitted under clauses (1), (3), (6) or (9) of the “Limitation on Liens” covenant, including those granted to third parties on or prior to the Closing Date. The persons holding Liens permitted under clauses (1), (3), (6) or (9) of the “Limitation on Liens” covenant may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral or the ability of the Joint Collateral Agent to realize or foreclose on any of the Collateral.
      Proceeds realized by the Joint Collateral Agent from the Collateral will be applied:

•	first, to amounts owing to the Joint Collateral Agent and the Escrow Agent in their respective capacities as Joint Collateral Agent and Escrow Agent;

•	second, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the indenture;

•	third, to the extent escrowed funds remain in the Escrow Account, to the holders ratably in accordance with the principal of, and interest and premium, if any, outstanding on the notes;

•	fourth, Equally and Ratably to the holders of the notes and any holders of Parity Lien Indebtedness in accordance with the terms of the indenture (see “— Equal and Ratable Lien Sharing by holders of Notes and holders of Parity Lien Indebtedness”); and

•	fifth, to the Company and/or other persons entitled thereto.
      Subject to the terms of the Security Agreements, the Company and its Restricted Subsidiaries have the right to remain in possession and retain exclusive control of the Collateral securing the Note Obligations and Parity Lien Obligations (other than any cash, securities, obligations, Collateral Investments, Temporary Cash Investments and other cash equivalents constituting part of the Collateral and deposited with the Joint Collateral Agent, the Escrow Agent or the Trustee in accordance with the provisions of the Security Agreements or the indenture and other than as set forth in the Security Agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.
      Collateral comprising, among other things, cash and cash accounts, securities accounts (other than the Escrow Account, the Collateral Account (and all other similar collateral or escrow accounts securing the Note Obligations and, to the extent applicable, Parity Lien Obligations) and all monies and cash equivalents deposited therein) will not be perfected with respect to the Note Obligations or the Parity Lien Obligations. To the extent that any Collateral is not perfected, the Joint Collateral Agent’s rights will be equal to the rights of the general unsecured creditors of the Company and its Restricted Subsidiaries in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Joint Collateral Agent’s security interest is unperfected, would take priority over the Joint Collateral Agent’s interests in the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the Collateral may be insufficient to pay the Note Obligations and Parity Lien Obligations, if any, in full. The value of the Collateral securing the Note Obligations and the Parity Lien Obligations, if any, in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of the Collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in the same industry as the Company are also distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of the Collateral may deteriorate during any period of financial distress preceding a sale of the Collateral.
      In the event of the completion of any sale, transfer or other disposition of any property or assets that are subject to any Note Liens or Parity Liens, which sale, transfer or other disposition meets the requirements of the “Limitation on Asset Sales” covenant, the Note Liens and Parity Liens on such property or assets (but not the Net Cash Proceeds from such sale, transfer or other disposition) shall be released. In addition, in the event that any real or personal property becomes subject to a Lien created in accordance with clause (6) of the “Limitation on Liens” covenant, and the issuer so certifies to the Trustee and the Joint Collateral Agent, the Note Liens and Parity Liens on such property shall be released.
      In addition, the rights of the Joint Collateral Agent, on behalf of the Trustee and the holders, to repossess and dispose of the Collateral upon occurrence of an Event of Default under the indenture are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of its Subsidiaries prior to the Joint Collateral Agent having repossessed and disposed of the Collateral. The ability of the Joint Collateral Agent to repossess and dispose of Collateral comprising real property may also be subject to restrictions under state law. See “Risk Factors — Risks Relating to the Notes — In the event of our bankruptcy or the bankruptcy of any subsidiary guarantor, the ability of the noteholders to realize upon the collateral will be subject to bankruptcy law limitations.”
      All Collateral Monies, including without limitation all Net Cash Proceeds received in connection with a Collateral Asset Sale, as well as Net Loss Proceeds required to be deposited with the Joint Collateral Agent, will be held by the Joint Collateral Agent as part of the Collateral securing the Note Obligations and, to the extent applicable, the Parity Lien Obligations. So long as no Default or Event of Default under the indenture shall have occurred and be continuing, Collateral Monies may:

(1) with respect to the Net Cash Proceeds of Collateral Asset Sales, be released as contemplated by the “Limitation on Sale of Assets” covenant,

(2) with respect to Net Loss Proceeds, be released to repair or replace the relevant Collateral, subject to conditions set forth in the indenture,

(3) at the Company’s direction be applied by the Joint Collateral Agent Equally and Ratably from time to time to: (i) the payment of the principal of, premium, if any, and interest on any notes and any Parity Lien Indebtedness at maturity or upon redemption or retirement, or (ii) to the purchase of notes and any Parity Lien Indebtedness upon tender or in the open market or otherwise, in each case, in compliance with the indenture, or

(4) continue to be held by the Joint Collateral Agent as part of the Collateral securing the Note Obligations and, to the extent applicable, the Parity Lien Obligations.
      Collateral Monies deposited with the Joint Collateral Agent will be invested in cash or Temporary Cash Investments pursuant to the Company’s direction and, so long as no Default or Event of Default shall have occurred and be continuing, the Company will be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments.
      All Collateral Monies held by the Joint Collateral Agent will be invested at the instruction of the Company in Treasury Securities and other Collateral Investments, and, so long as no Default or Event of Default shall have occurred and be continuing, the Company will be entitled to any interest or dividends accrued, earned or paid on such Collateral Investments.
Escrow; Special Offer to Purchase
      The Company deposited $125.0 million in the Escrow Account pending application of such funds to the construction and start up costs of the Charles City Facility (as described under “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”). The terms of the escrow are set forth in a security and escrow agreement (the “Escrow Agreement”) among the Company, the Trustee, the Joint Collateral Agent and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”).
      The notes are subject to an Offer to Purchase (a “Special Offer to Purchase”) in the event that any of the following occurs:

(1) if (a) the Company or one of its Restricted Subsidiaries has not obtained all requisite consents, approvals, licenses and permits required to construct the Charles City Facility in the manner contemplated in this prospectus or (b) construction of the Charles City Facility has not commenced, in each case, on or prior to 180 days after the Closing Date; or

(2) if the Company shall have provided written notice to the Trustee and the Escrow Agent at any time of its decision not to proceed with or complete the construction of the Charles City Facility.
      The Company will commence, not later than the fifth business day following the date specified in clause (1) above or the date on which the notice specified in clause (2) above is sent, as applicable, and complete an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of notes equal to the lesser of (i) $125.0 million and (ii) the aggregate amount held in the Escrow Account at such time at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.
      If the Escrow Agent receives a notice of a Special Offer to Purchase pursuant to clause (1) or (2) of the second preceding paragraph, as the case may be, the Escrow Agent will liquidate and release to the paying agent, by not later than the last business day prior to the Payment Date, escrowed funds in an amount sufficient to pay the purchase price of the notes tendered pursuant to the Special Offer to Purchase. Concurrently with the release of funds to the paying agent, the Escrow Agent will release any excess of escrowed funds over the purchase price to the Company, and the Company will be permitted to use the excess funds for any purpose not otherwise prohibited by the indenture.
      The Company may not create any Lien on the Escrow Account or the escrowed funds held therein in favor of and for the benefit of holders of Parity Lien Indebtedness or any other Indebtedness and any amounts in the Escrow Account may only be used as permitted under this “— Escrow; Special Offer to Purchase” section.
      At any time prior to the presentation by the Company of a Completion Certificate (as defined below), the Trustee will direct the Escrow Agent to release the escrowed funds as requested by the Company only upon satisfaction of conditions specified in the Escrow Agreement, including the presentation by the Company of an Officers’ Certificate:

(a) certifying that such funds are being used for the construction and start up costs of the Charles City Facility in a manner consistent with the terms of the Escrow Agreement and the indenture indicating in reasonable detail the purpose or purposes to which such funds will be applied;

(b) certifying that the use of such funds for such purpose or purposes will not violate the terms of the indenture or the Security Agreements; and

(c) certifying that such funds will be applied as set forth in clause (a) above within no more than ten business days after their release from the Escrow Account.
      In addition, at any time prior to the presentation by the Company of a Completion Certificate, any single request by the Company for either the release of at least $15.0 million from the Escrow Account or the release of an amount which, when added to all other amounts released by the Escrow Agent from the Escrow Account pursuant to the preceding sentence during the preceding 30 days, would total at least $35.0 million must be approved by the Board of Directors of the Company.
      The Trustee will direct the Escrow Agent to release all of the remaining escrowed funds held in the Escrow Account to the Company upon presentation by the Company to the Trustee of a resolution of the Board of Directors set forth in an Officers’ Certificate (a “Completion Certificate”) certifying that, as of the date of such certificate, (i) the Company has received a certificate of final completion from Fagen, Inc. stating that the Charles City Facility has been completed, (ii) the Charles City Facility has a production capacity of at least 110 MMGY of ethanol, (iii) all material consents, approvals, licenses and permits for the commercial operation of such facility have been obtained from the relevant governmental authorities and (iv) no Default or Event of Default has occurred and is continuing. The Company may use the funds released to it pursuant to the preceding sentence for any purpose not otherwise prohibited by the indenture. As long as the escrowed funds are deposited in the Escrow Account, they will be invested by the Escrow Agent at the instruction of the Company in Treasury Securities and other Collateral Investments.
Parity Lien Indebtedness
      The Company or any Subsidiary Guarantor may incur future Parity Lien Indebtedness and the Company and its Restricted Subsidiaries may create Liens on the Collateral (other than the Escrow Account and the escrowed funds held therein) pari passu with the Note Liens to secure such Parity Lien Indebtedness; provided, however, that the aggregate principal amount of Indebtedness secured by the Collateral pursuant to Note Liens and Parity Liens may not exceed $500.0 million at any one time outstanding. The Trustee and the Joint Collateral Agent will be permitted and authorized, without the consent of any holder, to enter into any amendments to the Security Agreements (other than the Escrow Agreement) and the indenture to permit, and take any other necessary action to permit, the creation and perfection of Liens on the Collateral (other than the Escrow Account and the escrowed funds held therein) for the benefit of holders of Parity Lien Indebtedness to the extent such indebtedness and the Parity Liens securing such indebtedness is permitted by the terms of the indenture and the Security Agreements. See “— Modification and Waiver.”
      Except for Liens permitted under clauses (1), (3), (6) and (9) of the “Limitation on Liens” covenant, Parity Lien Indebtedness and the related Parity Liens, the Company and its Restricted Subsidiaries are not permitted to issue or incur any other Indebtedness secured by, or create, incur, assume or suffer to exist any Lien on, all or any portion of the Collateral without the consent of each holder of the notes then outstanding.
Further Assurances
      The Company will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all acts and things which may be required, or which the Joint Collateral Agent from time to time may reasonably request, to assure and confirm that the Joint Collateral Agent holds, for the benefit of the holders of Note Obligations and Parity Lien Obligations, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the indenture and the Security Agreements, so as to render the same available for the security and benefit of the indenture and of Note Obligations and Parity Lien Obligations, according to the intent and purposes herein expressed.
      Upon the request of the Joint Collateral Agent at any time and from time to time, the Company will, and will cause each of its Restricted Subsidiaries to, promptly execute, acknowledge and deliver such security agreements, instruments, certificates, notices and other documents and take such other actions as the Joint Collateral Agent may reasonably request to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred as contemplated by the indenture and the Security Agreements for the benefit of the holders of Note Obligations and the holders of Parity Lien Obligations. If the Company or such Restricted Subsidiary fails to do so, the Joint Collateral Agent will, pursuant to the terms of the Security Agreements, be irrevocably authorized and empowered, with full power of substitution, to execute, acknowledge and deliver such security agreements, instruments, certificates, notices and other documents and, subject to the terms of the indenture and the Security Agreements, take such other actions in the name, place and stead of the Company or such Restricted Subsidiary, but the Joint Collateral Agent will have no obligation to do so and no liability for any action taken or omitted by it in good faith in connection therewith.
Joint Collateral Agent
      The Company has appointed the Trustee to serve as the Joint Collateral Agent for the benefit of the holders of the Note Obligations and the other Parity Lien Obligations from time to time. The Joint Collateral Agent is subject to such directions as may be given it by the Trustee from time to time as required or permitted by the indenture and by any trustee or other representative of any holder of any Parity Lien Obligations. The relative rights with respect to control of the Joint Collateral Agent are specified in the Security Agreements. Except as directed by the holders of a majority of the aggregate outstanding principal amount of the notes and Parity Lien Indebtedness voting as a single class as required or permitted by the indenture or the Security Agreements, the Joint Collateral Agent is not obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Note Lien; or

(3) to take any other action whatsoever with regard to any or all of the Note Liens, Security Agreements or Collateral.

Collateral Sharing with Parity Liens
      (1) Prior to incurring any Parity Lien Indebtedness, the Company will deliver to the Trustee and the Joint Collateral Agent an Officers’ Certificate stating that:

(a) the Company and the Subsidiary Guarantors intend to incur, on a date stated therein, Indebtedness that will constitute Parity Lien Indebtedness;

(b) no Default or Event of Default exists on the date of such officers’ certificate or will exist after giving effect to the incurrence of such Parity Lien Indebtedness;

(c) the Company and its Restricted Subsidiaries have appointed the Joint Collateral Agent to hold the security interest on behalf of such Parity Lien Indebtedness in accordance with the Collateral Agency Agreement and has taken all reasonable steps necessary to make such Collateral Agency Agreement applicable to the Parity Lien Indebtedness;

(d) the Company and its Restricted Subsidiaries will, on the date of such incurrence, execute and deliver such additional Security Agreements and take all such action as may be necessary to grant or confirm the grant of Collateral (other than the Escrow Account and the escrowed funds held therein) to the Joint Collateral Agent as security for all present and future Note Obligations and Parity Lien Obligations, and shall take such action to perfect such security interest such that after giving effect thereto the Joint Collateral Agent will hold as security for all present and future Note Obligations and Parity Lien Obligations, a valid and perfected security interest upon all or substantially all of the Collateral (other than the Escrow Account and the escrowed funds held therein) that, immediately prior to giving effect thereto, was subject to the Note Liens;

(e) the Liens securing such proposed Parity Lien Indebtedness will not be subject or subordinate to any Lien except to the extent that the Note Lien is also subject or subordinate to such Lien immediately prior to the incurrence of such Parity Lien Indebtedness in accordance with terms of the indenture and the Security Agreements; and

(f) the Company and its Restricted Subsidiaries will, on such date, enter into all amendments to the Security Agreements then in effect that are necessary to add Parity Lien Obligations to the obligations secured thereby, pursuant to amendments delivered to the Joint Collateral Agent therewith, to be executed on such date by the Joint Collateral Agent and the Company or the Restricted Subsidiary party to such Security Agreements;
      (2) the holders of any Parity Lien Obligations, or a representative on their behalf, shall execute and deliver a contractual undertaking in substantially the form attached to the Collateral Agency Agreement whereby such persons agree to be bound by the Lien sharing provisions of the indenture;
      (3) prior to or simultaneously with incurring any Parity Lien Indebtedness, the Company and its Restricted Subsidiaries will deliver to the Trustee and the Joint Collateral Agent opinions of counsel confirming on customary terms:

(a) the validity and enforceability of the proposed Collateral Agency Agreement and all additional and amended Security Agreements delivered to the Joint Collateral Agent;

(b) the validity, enforceability and perfection of the Liens granted by such Security Agreements;

(c) that the Note Obligations and Parity Lien Obligations (i) are secured by equal and ratable security interests in the Collateral (other than the Escrow Account and the escrowed funds held therein) and (ii) that the holders of any such Parity Lien Obligations or the trustee or other representative of such holders have duly executed and delivered a contractual undertaking in substantially the form attached to the indenture whereby such persons agree to be bound by the Lien sharing provisions of the indenture and the Collateral Agency Agreement and that such contractual undertaking is legally binding and enforceable on such holders of Parity Lien Indebtedness; and

(d) the continued perfection of the Note Liens, without loss of priority as against any Lien other than Parity Liens, upon giving effect to such Note Lien assignment and any such amendments of the Security Agreements.
Subject to the terms of the Collateral Agency Agreement, the Trustee will direct the Joint Collateral Agent to execute and deliver such amendments to the Security Agreements, if any, as may be necessary to accomplish the foregoing, upon written confirmation from such Joint Collateral Agent that it will hold the Note Liens and all such Security Agreements and the Liens granted thereby for the benefit of the holders of the Note Obligations and Parity Lien Obligations on the terms of such Collateral Agency Agreement.
Equal and Ratable Lien Sharing by holders of Notes and holders of Parity Lien Indebtedness
      Notwithstanding (i) anything to the contrary contained in the notes, the Note Guarantees, the indenture or the Security Agreements, or in any indenture, agreement or instrument governing, evidencing or relating to any Parity Lien Obligations, (ii) the time, order or method of attachment of the Note Liens or the Parity Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under the Uniform Commercial Code or any other law governing relative priorities of secured creditors:

(1) except as otherwise provided herein, the Note Liens will rank pari passu with all valid, enforceable and perfected Parity Liens, whenever granted upon any present or future Collateral (other than the Escrow Account and the escrowed funds held therein), but only to the extent such Parity Liens secure Parity Lien Obligations, and

(2) all proceeds of the Note Liens (other than Note Liens on the Escrow Account and the escrowed funds held therein and, to the extent applicable, other than as provided in paragraph (7) of the definition of Parity Lien Indebtedness) and Parity Liens shall be allocated and distributed Equally and Ratably on account of the Note Obligations and Parity Lien Obligations.
Amendments with Respect to Parity Liens
      No amendment or supplement to the provisions of the indenture or the Security Agreements governing the sharing of Collateral with Parity Liens will:

(1) be effective unless set forth in a writing signed by the Trustee with the consent of the holders of at least a majority in principal amount of the notes (including, without limitation, additional notes) then outstanding voting as a single class, except that any such amendment which increases the obligations or adversely affects the rights of the holders will be effective only with the consent of the holders of at least 66 2/3 % in principal amount of the notes (including, without limitation, additional notes) then outstanding, voting as a single class; and

(2) be effective without the written consent of the Company and, if any Parity Lien Indebtedness is then outstanding, the holders of at least a majority in principal amount of all Parity Lien Indebtedness then outstanding voting as a single class, except that any such amendment which increases the obligations or adversely affects the rights of the holders of Parity Lien Indebtedness will be effective only with the consent of the holders of at least 66 2/3 % in principal amount of all Parity Lien Indebtedness then outstanding, voting as a single class;
provided that the Trustee and the Joint Collateral Agent will be permitted and authorized, without the consent of any holder, to enter into any amendments to the Security Agreements (other than the Escrow Agreement) or the indenture to permit, and take any other necessary action to permit, the creation and perfection of Liens on the Collateral (other than the Escrow Account and the escrowed funds held therein) for the benefit of holders of Parity Lien Indebtedness to the extent such indebtedness and the Parity Liens securing such indebtedness is permitted by the terms of the indenture and the Security Agreements. See “— Modification and Waiver.”

Optional Redemption
      Except as otherwise described below, the notes are not redeemable at the Company’s option prior to December 15, 2009. The Company is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.
      At any time on or after December 15, 2009, the notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to, but not including, the redemption date, if redeemed during the 12-month period commencing on December 15 of any year set forth below, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.938%
2010	102.469%
2011 and thereafter	100.000%
      At any time prior to December 15, 2008, the Company may on any one or more occasions redeem up to 35% of the principal amount of the notes then outstanding with the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company at a redemption price equal to 109.875% of the principal amount of such notes, together with accrued and unpaid interest to, but not including, the redemption date; provided that at least 65% of the aggregate principal amount of the notes outstanding immediately prior to each such redemption remains outstanding immediately after each such redemption; and provided, further, that such redemption shall occur within 120 days of the date of the closing of the related sale of Capital Stock.
      In addition, at any time prior to December 15, 2009, the Company may also redeem, in whole or in part, the notes at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest to, but not including, the redemption date, subject to the rights of the holders on the relevant record date to receive interest due on the relevant interest payment date.
      “Applicable Premium” means, with respect to any note on any redemption date, the excess of:

(1) the present value at such redemption date of (i) the redemption price of the note on December 15, 2009 (such redemption price being set forth in the table appearing above under “— Optional Redemption”), plus (ii) all required interest payments due on the note through December 15, 2009 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the principal amount of the note.
      “Treasury Rate” means, as of any redemption date, the yield to maturity (calculated on a semi-annual bond equivalent basis) as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (the “Statistical Release”) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2009; provided, however, that if the period from the redemption date to December 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

      The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, selection of the notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or

•	if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.
      However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
      Any redemption and notice thereof may at the Company’s discretion be subject to one or more conditions precedent.
Note Guarantees
      Subject to the last paragraph of this “Note Guarantees” section, payment of the principal of, premium, if any, and interest on the notes and any other Parity Lien Indebtedness is Guaranteed, jointly and severally, on a secured unsubordinated basis by VeraSun Aurora Corporation, VeraSun Charles City, LLC, VeraSun Fort Dodge, LLC and VeraSun Marketing, LLC. In addition, each existing or future Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor will Guarantee the payment of the principal of, premium, if any, and interest on the notes and any other Parity Lien Indebtedness.
      The obligations of the Company and each Subsidiary Guarantor under its Note Guarantee are limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. The Company and each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee are entitled to contribution from any other Subsidiary Guarantor or the Company, as the case may be.
      The Note Guarantee issued by any Subsidiary Guarantor (and any and all Note Liens granted by such Subsidiary Guarantors) will be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer to any Person (other than an Affiliate of the Company) of all of the Capital Stock of such Subsidiary Guarantor owned directly or indirectly by the Company or any other Restricted Subsidiary of the Company, (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in compliance with the terms of the indenture or (3) any defeasance or discharge of the notes pursuant to the provisions of the indenture.
Ranking
      The notes:

•	are general senior secured obligations of the Company;

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Company;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company;

•	are secured by the Note Liens on the Collateral, subject to sharing agreements in favor of and for the benefit of holders of future Parity Lien Indebtedness to secure Parity Lien Obligations;

•	are effectively senior, as to collateral, to all of the Company’s existing and future unsecured indebtedness, to the extent of the value of the assets constituting the Collateral;

•	are effectively junior to all of the obligations, including trade payables, of the Subsidiaries (other than Subsidiary Guarantors); and

•	are effectively junior to any indebtedness which is either (i) secured by a Lien on the Collateral which is senior or prior to the Note Liens securing the notes, including potentially any Liens permitted under clauses (1), (3), (6) and (9) of the “Limitation on Liens” covenant, or (ii) secured by assets which are not part of the Collateral securing the notes, in each case, to the extent of the value of such assets. The notes are not secured by, among other things, the accounts receivable, inventory, commodities accounts and the cash proceeds of the foregoing (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited), of the Company and its Restricted Subsidiaries.
      The Note Guarantees:

•	are general senior secured obligations of the Subsidiary Guarantors;

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Subsidiary Guarantors;

•	rank senior in right of payment with all existing and future subordinated indebtedness of the Subsidiary Guarantors;

•	are secured by the Note Liens on the Collateral, subject to Lien sharing in favor of and for the benefit of holders of future Parity Lien Indebtedness to secure Parity Lien Obligations;

•	are effectively senior, as to collateral, to all of the Subsidiary Guarantors’ existing and future unsecured indebtedness, to the extent of the value of the assets constituting the Collateral; and

•	are effectively junior to any indebtedness which is either (i) secured by a Lien on the Collateral which is senior or prior to the Note Liens securing the Note Guarantees, including potentially any Liens permitted under clauses (1), (3), (6) and (9) of the “Limitation on Liens” covenant, or (ii) secured by assets which are not part of the Collateral securing the Note Guarantees, in each case, to the extent of the value of such assets. The Note Guarantees are not secured by, among other things, the accounts receivable, inventory, commodities accounts and the cash proceeds of the foregoing (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited) of the Company and its Restricted Subsidiaries.
      As of February 28, 2006, the Company and the Initial Subsidiary Guarantors had no debt outstanding, other than the Notes offering amount of $210.0 million before unaccreted discount of $1.3 million. In addition, the Company had total borrowing capacity of approximately $26.9 million under the Credit Agreement. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $24.2 million of remaining borrowing capacity at February 28, 2006. The notes and the Note Guarantees are effectively subordinated to borrowings under the Credit Agreement to the extent of the value of the assets securing such Credit Agreement.

Sinking Fund
      There are no sinking fund payments for the Notes.
Covenants

Overview
      In the indenture, the Company agreed to covenants that limit its and its Restricted Subsidiaries’ ability, among other things, to:

•	incur additional debt;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Restricted Subsidiaries;

•	fail to provide guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens;

•	engage in unrelated businesses; and

•	effect mergers.
      In addition, if a Change of Control occurs, each holder will have the right to require the Company to repurchase all or a part of the holder’s notes at a price equal to 101% of their principal amount, plus any accrued interest to, but not including, the date of repurchase.

Limitation on Indebtedness
      (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the notes, the Note Guarantees and other Indebtedness existing on the Closing Date); provided, however, that the Company may Incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Subsidiary Guarantor may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Company would be greater than 2.0:1.0. Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) the incurrence by the Company and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed a maximum of the greater of (a) $50.0 million and (b) the Borrowing Base;

(2) Indebtedness owed to the Company or any other Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (1), (2) or

(10) and under this clause (3)) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded;

(4) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the notes as described under “Defeasance”;

(5) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary that is otherwise permitted to be incurred pursuant to this “Limitation on Indebtedness” covenant; provided that the Guarantee of such Indebtedness is permitted by and made in accordance with the “Issuance of Guarantees by Restricted Subsidiaries” covenant;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(7) Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds and payment obligations in connection with self-insurance or similar obligations;

(8) Indebtedness Incurred to finance the cost (including the cost of improvement or construction) to acquire real or personal property (including acquisitions by way of Capitalized Lease Obligations, purchase money obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary, to the extent of the fair market value of the real or personal property so acquired, plus goodwill associated therewith) by the Company or a Restricted Subsidiary after the Closing Date; provided, however, that the aggregate principal amount of such Indebtedness at any one time outstanding may not exceed the greater of (a) $15.0 million and (b) 2.5% of Total Assets;

(9) Acquired Indebtedness; provided that the Fixed Charge Coverage Ratio immediately after giving pro forma effect to such incurrence would be greater than the Fixed Charge Coverage Ratio immediately prior to such incurrence; and

(10) additional Indebtedness of the Company or Indebtedness of any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (9) above) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $10.0 million and (b) 2.5% of Total Assets.

      (b) The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred equity in the form of additional shares of the same class of preferred equity are not deemed to be an incurrence of Indebtedness or an issuance of preferred equity for purposes of this “Limitation on Indebtedness” covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.
      (c) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness” covenant are not deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
      (d) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount are not included. For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including under the first paragraph of part (a), the Company, in its sole discretion, may divide and classify, and from time to time may re-divide or reclassify, all or a portion of such item of Indebtedness in any manner that complies with this covenant.
      (e) The Obligors will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the notes (in the case of the Company) or the Note Guarantees (in the case of any Subsidiary Guarantor), in each case, to the same extent.

Limitation on Restricted Payments
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries) held by Persons other than the Company or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 10% or more of the Capital Stock of the Company, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment,

(B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness” covenant, or

(C) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available; plus

(2) 100% of the aggregate Qualified Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person which is not a Subsidiary of the Company, including an issuance or sale permitted by the indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person which is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes); plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary or from the Qualified Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      The foregoing provisions shall not be violated by reason of:

(1) (x) the payment of any dividend or redemption of any Capital Stock or (y) the redemption of any Indebtedness that is subordinate in right of payment to the notes, in each case, within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes or any Note Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant;

(3) the repurchase, redemption or other acquisition or retirement of Capital Stock of the Company or a Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness (including premium, if any, and accrued interest) which is subordinated in right of payment to the notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the notes;

(5) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8) the repurchase or other acquisition of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $3.0 million in any calendar year;

(9) dividends paid in respect of Disqualified Stock or preferred stock of the Company or any Restricted Subsidiary of the Company which is permitted to be issued pursuant to the covenant described under the caption “Limitation on Indebtedness”; provided, however, that the aggregate amount of dividends paid in respect of preferred stock of the Company (other than Disqualified Stock of the Company) pursuant to this clause (9) shall not exceed the amount of Net Cash Proceeds from the issuance of such preferred stock;

(10) the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary;

(11) any payments made in connection with the completion of the initial offering of notes, the entering into of the Credit Agreement, the completion of the Equity Offering (as defined under “Certain Relationships and Related Party Transactions”) and the application of the net proceeds therefrom (in each case as otherwise described in this prospectus);

(12) repayment of intercompany debt that was permitted to be outstanding pursuant to the terms of the indenture; and

(13) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (13), does not exceed $5.0 million;
provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.
      Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (2), (7) and (9) through (13) thereof or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock to the extent used to make Restricted Payments referred to in clause (3), (4) or (6) shall not be included in such calculation.
      For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted

Payments described in the above clauses, including the first paragraph of this “Limitation on Restricted Payments” covenant, the Company, in its sole discretion, may divide and classify, and from time to time may classify, re-divide or reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (3) make loans or advances to the Company or any other Restricted Subsidiary or (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.
      The foregoing provisions shall not apply to any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, the indenture, the notes, the Note Guarantees or otherwise, and any amendments, modifications, extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such amendments, modifications, extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Board of Directors, no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Company’s Board of Directors, no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture,

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, or

(D) arising under purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6) arising from customary provisions in Joint Venture agreements and other similar agreements entered into in the ordinary course of business;

(7) on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) arising in connection with any Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company permitted to be incurred subsequent to the date of the indenture pursuant to the “Limitation on Indebtedness” covenant; and

(9) existing with respect to Commodity Agreements, Currency Agreements and Interest Rate Agreements incurred from time to time in the ordinary course of business and not for speculative purposes.
      Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant prevents the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Issuances of Guarantees by Restricted Subsidiaries
      The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver a supplemental indenture to the indenture providing for a Guarantee of payment of the notes by such Restricted Subsidiary. In addition, in the event that any Subsidiary of the Company becomes a Subsidiary Guarantor pursuant to the terms of the indenture, the Company and such Subsidiary shall execute such collateral documents and other instruments and take such other measures as are reasonably necessary to cause the property and assets of such Subsidiary that constitute Collateral to be subject to the Note Liens and to perfect such Liens in respect of such property and assets, in each case, in the manner and to the extent required under the Security Agreements.
      Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged (and any and all Note Liens granted by such Subsidiary Guarantor shall also be released and discharged) upon (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock of such Subsidiary Guarantor owned directly or indirectly by the Company (which sale, exchange or transfer is not prohibited by the indenture), (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture or (3) any defeasance or discharge of the notes pursuant to the provisions of the indenture.

Limitation on Transactions with Shareholders and Affiliates
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew, amend or extend any understanding, loan, advance, guarantee, transaction, contract, agreement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with, or for the benefit of any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.
      The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries; provided that any transaction between Biodiesel and the Company or any other Restricted Subsidiary shall be on fair and reasonable terms no less favorable to the Company and its Restricted Subsidiaries than could be obtained in a comparable arm’s-length transaction;

(3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and customary indemnification arrangements entered into by the Company;

(4) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(5) any Permitted Investments or any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6) any written agreement as in effect or entered into as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Closing Date;

(7) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors in good faith and loans to employees of the Company and its Subsidiaries which are approved by the Board of Directors in good faith;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction with a Joint Venture or similar entity which would be subject to this “Limitation on Transactions with Shareholders and Affiliates” covenant solely because the Company or a Restricted Subsidiary of the Company owns an equity interest in or otherwise controls such Joint Venture or similar entity; or

(10) loans or advances to officers, directors, employees or consultants in the ordinary course of business or consistent with past practice not to exceed $2.0 million in the aggregate at any one time outstanding.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (10) of this paragraph, (a) the aggregate amount of which exceeds $15.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) of this paragraph and (b) the aggregate amount of which exceeds $20.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) of this paragraph.

Limitation on Liens
      The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary).

      The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date;

(2) Liens granted on or after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders;

(3) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of clause (a) of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(4) Liens on accounts receivable, inventory and the cash proceeds of any of the foregoing securing Indebtedness of the Company or any Restricted Subsidiary under any Credit Facility, which Indebtedness is permitted to be Incurred under clause (a)(1) of the “Limitation on Indebtedness” covenant, and Liens on commodities accounts and the cash proceeds therefrom;

(5) Parity Liens securing Parity Lien Obligations incurred in accordance with the terms of the indenture; provided that either:

(a) the Company causes such Lien (i) to be granted to the Joint Collateral Agent and (ii) to be extended to and secure the Note Obligations upon substantially the same terms but subject to the provisions of the indenture and causes such Lien to be duly perfected; or

(b) the indenture or agreement governing such Parity Lien Obligations (i) provides (for the enforceable benefit of the Trustee and holders) that (x) the holder of such Parity Lien Obligations is bound by the terms of the Security Agreements and (y) all obligations in respect of the notes are Equally and Ratably secured by all Liens, guarantees, supporting obligations and loss sharing rights at any time granted by the Company or any Restricted Subsidiary or any other Person as security for such debt, whether or not otherwise constituting Collateral, and (b) authorizes the Joint Collateral Agent to perform its obligations set forth in the indenture and the Security Agreements;

and provided further that the aggregate principal amount of Indebtedness secured by the Collateral pursuant to Note Liens and Parity Liens shall not exceed $500.0 million at any one time outstanding;

(6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with clause (8) of the “Limitation on Indebtedness” covenant, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(7) Liens on cash set aside at the time of the incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(8) Liens on assets, property or Capital Stock of any Restricted Subsidiary that is not an Obligor securing Indebtedness permitted under the indenture; or

(9) Permitted Liens.

Limitation on Asset Sales
      The Company will not, and will not permit any Restricted Subsidiary to, complete any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company) by a transferee, provided that the Company, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness, or (c) Replacement Assets, and (3) in the event of a Collateral Asset Sale, the Net Cash Proceeds corresponding to the Collateral sold shall be paid directly to the Joint Collateral Agent for deposit into the Collateral Account which shall become part of the Collateral and be subject to the Note Lien in favor of the holders and, to the extent applicable, the Parity Lien in favor of the holders of any Parity Lien Indebtedness.
      For the purposes of this provision, any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from the transferee that are converted by the Company or any of its Restricted Subsidiaries into cash or Temporary Cash Investments within 180 days of their receipt by the Company or any of its Restricted Subsidiaries shall be deemed to be cash, but only to the extent of the cash or Temporary Cash Investments received.
      The Company shall, or shall cause the relevant Restricted Subsidiary to, within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale,

(A) solely in the case of Net Cash Proceeds from any Asset Sale other than a Collateral Asset Sale, apply an amount equal to such Net Cash Proceeds to repay or reduce outstanding (a) notes, Parity Lien Indebtedness or other Indebtedness of the Company that is pari passu in right of payment with the notes, provided that any repayment of the notes or Parity Lien Indebtedness shall be applied as set forth in the last paragraph of this “Limitation on Asset Sales” covenant, (b) Indebtedness of any Subsidiary Guarantor that is pari passu in right of payment with the relevant Note Guarantee or (c) Indebtedness of any other Restricted Subsidiary, or

(B) invest an equal amount, or the amount not so applied pursuant to clause (1) above (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets.
      The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”
      If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $15.0 million, the Company must commence, not later than the last business day of such month, and complete an Offer to Purchase from the holders of notes and, if required by the terms of any Parity Lien Indebtedness, from the holders of such Parity Lien Indebtedness, on a pro rata basis an aggregate principal amount of notes (and Parity Lien Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to, but not including, the Payment Date. To the extent that any Excess Proceeds remain after completion of an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture and the amount of Excess Proceeds shall be reset to zero.

Limitation on Business Activities
      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Limitation on Impairment of Security Interest
      The indenture provides that neither the Company nor any of its Subsidiaries may take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the Note Liens, other than as expressly contemplated by the indenture or the Security Agreements; provided, however, that the taking of any action with respect to the Collateral that is required by the terms of the indenture will be deemed not to impair such security interest.

Events of Loss
      In the event of an Event of Loss with respect to any Collateral, the Company will apply the Net Loss Proceeds from such Event of Loss, at its option, to (1) the rebuilding, repair, replacement or construction of improvements to the affected property within two years after receipt of such Net Loss Proceeds, (2) the acquisition of or investment in Replacement Assets within one year after receipt of such Net Loss Proceeds or (3) a redemption of the notes and any Parity Lien Indebtedness on a pro rata basis pursuant to an Offer to Purchase on the terms described in the next succeeding paragraph. Pending the final application of any Net Loss Proceeds, the Company shall deposit such Net Loss Proceeds in the Collateral Account.
      Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Loss Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Loss Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Events of Loss” covenant totals at least $15.0 million, the Company must commence, not later than the last business day of such month, and complete an Offer to Purchase from the holders of notes and holders of any Parity Lien Indebtedness outstanding at such time, on a pro rata basis an aggregate principal amount of notes and Parity Lien Indebtedness outstanding at such time, equal to the Excess Loss Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof plus accrued interest thereon (if any) to, but not including, the Payment Date. Any Offer to Purchase commenced pursuant to this “Events of Loss” covenant will be referred to as an “Event of Loss Offer to Purchase.” To the extent that any Excess Loss Proceeds remain after completion of an Event of Loss Offer to Purchase, the Company may use those Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture and the amount of Excess Loss Proceeds shall be reset to zero.
Repurchase of Notes upon a Change of Control
      The Company must commence, within 30 days of the occurrence of a Change of Control, and complete an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to, but not including, the Payment Date.
      There is no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.
      The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control if a third party makes an offer to purchase the notes in the manner, at the times and price and otherwise in compliance with the requirements of the indenture applicable to an Offer to Purchase for a Change of Control and purchases all notes validly tendered and not withdrawn in such offer to purchase.
      An Offer to Purchase may be made in advance of a Change in Control, and conditioned upon the occurrence of such Change in Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase. Notes repurchased by the Company pursuant to an Offer to Purchase will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

SEC Reports and Reports to Holders
      At all times from and after the earlier of (1) the date of the commencement of this exchange offer or the effectiveness of the shelf registration statement and (2) 365 days after the Closing Date, in either case, whether or not the Company is then required to file reports with the SEC, the Company shall file with the SEC, unless the SEC will not accept such filing (x) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants and (y) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. The Company shall supply to the Trustee and to each holder or shall supply to the Trustee for forwarding to each such holder who so requests, without cost to such holder, copies of such reports and other information. The Company will be deemed to have provided such reports to the Trustee and holders of the notes and prospective holders of notes if it has filed such reports with the SEC via EDGAR filing system and such reports are publicly available. In addition, the Company and the Subsidiary Guarantors have agreed that, at all times prior to the date of the first filing of a registration statement, upon the request of any holder or any prospective purchaser of the notes designated by a holder, they will supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.
Events of Default
      The following events are defined as “Events of Default” in the indenture:

(a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the indenture described under the caption “Consolidation, Merger and Sale of Assets” by the Company or any Subsidiary Guarantor or the failure by the Company to make or complete an Offer to Purchase in accordance with the provisions under the “Limitation on Asset Sales” covenant, the “Events of Loss” covenant, “— Escrow; Special Offer to Purchase” or “— Repurchase of Notes upon a Change of Control” and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the notes;

(d) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in the indenture or under the notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the notes;

(e) there occurs with respect to: (i) any issue or issues of Parity Lien Indebtedness, or (ii) any other issue or issues of Indebtedness of the Company, any Subsidiary Guarantor or any Restricted Subsidiary having an outstanding principal amount of $20.0 million or more in the aggregate for all such issues of all such Persons, and in the case of each of clause (i) or (ii) such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any applicable grace period provided in such Indebtedness) and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance or a third party indemnity pursuant to an executed written agreement) for the payment of money in excess of $20.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together would constitute a Significant Subsidiary or for all or substantially all of the property and assets of the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(h) the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property and assets of the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together would constitute a Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(i) the Company or any Subsidiary Guarantor repudiates its obligations under its notes or Note Guarantees or, except as permitted by the indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or

(j) (a) default by the Company or any Restricted Subsidiary in the performance of the Security Agreements which adversely affects the enforceability, validity, perfection or priority of any Note Liens or which adversely affects the condition or value of the Collateral, in each case, taken as a whole, in any material respect, (b) repudiation or disaffirmation by the Company or any such Restricted Subsidiary of its obligations under any of the Security Agreements or (c) the determination in a judicial proceeding that all or any material portion of the Security Agreements, taken as a whole, are unenforceable or invalid, for any reason, against the Company or any such Restricted Subsidiary (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Agreements or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the holders of 25% or more in aggregate principal amount of the notes).
      If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company, the relevant Subsidiary Guarantor or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, any Subsidiary Guarantor or any group of subsidiaries that taken together would constitute a Significant Subsidiary the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. In addition to acceleration of maturity of the notes, if an Event of Default occurs and is continuing, the holders of a majority of the aggregate outstanding principal amount of the notes and the Parity Lien Indebtedness voting as a single class will have the right to direct the Joint Collateral Agent to exercise remedies with respect to the Collateral.
      The holders of at least a majority in principal amount of the outstanding notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”
      The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1) the holder gives the Trustee written notice of a continuing Event of Default;

(2) the holder or holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.
      However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of or premium, if any, or interest on, such note, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.
      Officers of the Company must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the indenture and that the Company and its Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.
Consolidation, Merger and Sale of Assets
      (A) The Company may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall be organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under the indenture, the notes, the registration rights agreement and the Security Agreements;

(2) each of the conditions specified in paragraph (C) below is satisfied; and

(3) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger and Sale of Assets” section, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the notes and the indenture.
      (B) No Subsidiary Guarantor may consolidate with or merge with or into any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged (the “Subsidiary Guarantor Surviving Person”) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor obligations under its Note Guarantee, the registration rights agreement and the Security Agreements; and

(2) each of the conditions specified in paragraph (C) below is satisfied.
      The foregoing requirements of this paragraph (B) do not apply to (x) a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger or (y) a sale or other disposition of all of the assets of a Subsidiary Guarantor, by way of merger, consolidation or otherwise, if the Company or a Restricted Subsidiary applies the Net Cash Proceeds of that sale or other disposition in accordance with the “Limitation on Asset Sales” covenant.
      (C) The following additional conditions apply to each transaction described in paragraph (A) or (B) above, except that clause (2) below does not apply to a transaction described in paragraph (B):

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(2) immediately after giving effect to such transaction on a pro forma basis the Company (or the Surviving Person, if applicable) (x) could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness” covenant or (y) would, together with its Restricted Subsidiaries, have a greater Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to that transaction;

(3) the Company or such Subsidiary Guarantor or the relevant surviving entity, as applicable, shall cause such amendments, supplements or other instruments to be filed, executed and/or recorded in such jurisdictions as may be required by applicable law to preserve and protect the Note Liens and, if applicable, the Parity Liens on the Collateral owned by or sold, conveyed, transferred, leased or otherwise disposed of to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(4) the Collateral owned by or sold, conveyed, transferred, leased or otherwise disposed of to the Company or such Subsidiary Guarantor or the relevant surviving entity, as applicable, shall (a) continue to constitute Collateral under the indenture and the Security Agreements, and (b) be subject to the Note Liens, as applicable, in favor of the Joint Collateral Agent for the benefit of the Trustee and the holders, subject to Liens in favor of and for the benefit of the holders of any Parity Lien Indebtedness and the trustee or other representative with respect to such Parity Lien Indebtedness;

(5) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the indenture and the Security Agreements, shall be treated as after acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Note Liens and, if applicable, the Parity Liens and to perfect such Liens in respect of such assets, in each case, in the manner and to the extent required under the Security Agreements; and

(6) the Company shall have delivered to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (2) of this paragraph (C) unless compliance therewith is not required) and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Agreements are required in connection with such transaction, such supplemental indenture and Security Agreements comply with the applicable provisions of the indenture, that all conditions precedent in the indenture relating to such transaction have been satisfied and that supplemental indenture and Security Agreements are enforceable;
      provided, however, that clause (2) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.
Defeasance

Legal Defeasance
      The indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations, and all of the Subsidiary Guarantors (or in the case of the Security Agreements, the Restricted Subsidiaries) will be discharged with respect to any and all obligations, in each case, in respect of the notes, the Note Guarantees, the indenture and the Security Agreements on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal (in respect of such U.S. Government Obligations) in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

(B) the Company has delivered to the Trustee (1) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the

Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (2) an opinion of counsel to the effect that, subject to customary assumptions and exclusions, the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(D) if at such time the notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default
      The indenture further provides that the provisions of the indenture will no longer be in effect with respect to clause (2) of paragraph (C) under “— Consolidation, Merger and Sale of Assets” and all the covenants described herein under “— Covenants,” and clause (c) under “— Events of Default” with respect to such clause (2) of paragraph (C) under “— Consolidation, Merger and Sale of Assets,” clause (d) under “— Events of Default” with respect to such other covenants and clauses (e) and (f) under “— Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal (in respect of such U.S. Government Obligations) in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. If the Company exercises its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Company and each Restricted Subsidiary will be released from all of their obligations under the Security Agreements.

Defeasance and Certain Other Events of Default
      In the event that the Company exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all of the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable within one year, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) the Company has paid all other sums payable under the indenture by the Company.
      The Trustee will acknowledge the satisfaction and discharge of the indenture if the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
Modification and Waiver
      The indenture and the Security Agreements may be amended, without the consent of any holder, to:

(1) cure any ambiguity, defect or inconsistency in the indenture;

(2) comply with the provisions described under “— Consolidation, Merger and Sale of Assets” or “— Issuances of Guarantees by Restricted Subsidiaries”;

(3) comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) add a Subsidiary Guarantor;

(6) add any additional asset as Collateral;

(7) release any Collateral from the Note Liens when permitted or required under the indenture or the Security Agreements;

(8) permit the creation and perfection of Liens on the Collateral (other than the Escrow Account and the escrowed funds held therein) for the benefit of holders of Parity Lien Indebtedness, to the extent such indebtedness and the Parity Lien securing such indebtedness is permitted by the terms of the indenture and the Security Agreements;

(9) provide for the issuance of additional notes in accordance with the terms of the indenture; or

(10) conform the indenture or the Security Agreements to this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the Security Agreements.

      Modifications and amendments of the indenture and the Security Agreements may be made by the Company, the Subsidiary Guarantors (or in the case of the Security Agreements, the Restricted Subsidiaries) and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “— Optional Redemption” or waive or modify any of the provisions set forth under the caption “— Escrow; Special Offer to Purchase” or the “Events of Loss” covenant or, to the extent that it relates to the disposition of any Collateral, the “Limitation on Asset Sales” covenant;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the indenture;

(8) amend or modify any of the provisions of the indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee;

(9) reduce the percentage of aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or the Security Agreements or for waiver of certain defaults;

(10) reduce the percentage of aggregate principal amount of notes outstanding necessary to amend the indenture; or

(11) modify the provisions with respect to modification and waiver.
      Without the consent of the holders of at least 66 2/3 % in aggregate principal amount of the notes then outstanding, no amendment may release from the Lien of the Security Agreements any Collateral or modify any provisions of the Security Agreements otherwise than in accordance with the terms of the indenture or the Security Agreements.
      No amendment or supplement to the provisions of the indenture or the Security Agreements governing the sharing of Collateral with Parity Liens may be made unless such amendment or supplement is permitted under the caption “Amendments with Respect to Parity Liens.”
Governing Law
      The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.
No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees
      No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in the indenture, or in any of the notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or any Subsidiary Guarantor or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.
      The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.
Concerning the Trustee
      Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
      The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Book-Entry; Delivery and Form
      The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.
      Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”
      Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
      The notes may be presented for registration of transfer and exchange at the offices of the Registrar.
Depository Procedures
      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.
      DTC has also advised the Company that pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the respective principal amount at maturity of the individual beneficial interests represented by such Global Notes to the accounts of the relevant Participants and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
      Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.
      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.
      Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the initial purchaser, the trustee nor any of our agents or the agent of the initial purchaser or the trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Notes for all purposes.
      Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the accountholders in DTC, on the one hand, and directly or indirectly through the Euroclear System (“Euroclear”) or Clearstream Banking société anonyme (“Clearstream”) accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-

market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a Global Note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream accountholder to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
      DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under “— Exchange of Book-Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.
      The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the initial purchaser or the trustee nor any or the Company’s agents or the agent of the initial purchaser or the trustee will have any responsibility for the performance by DTC or its participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Note and we thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the legend restricting transfers that is borne by such Global Note unless that legend is not required by applicable law. Any such exchange will be effected in DTC by means of an instruction originated by DTC through the DTC/ Deposit Withdraw at Custodian system and an appropriate adjustment will be made to reflect a decrease in the principal amount at maturity of the relevant Global Note.
Definitions
      Set forth below are defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for other capitalized terms used in this “Description of Notes” for which no definition is provided.

      “Acquired Indebtedness” means (i) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary or (ii) Indebtedness secured by a Lien encumbering an asset acquired by a Person at the time of such acquisition.
      “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (to the extent included in aggregate net income (or loss) and without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary (except to the extent of the amount of dividends or distributions paid in cash to the Company or any of its Restricted Subsidiaries);

(2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any restriction permitted by clause (7) of the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant) except to the extent that cash was distributed by such Restricted Subsidiary to the Company or another Restricted Subsidiary during such period;

(4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of the Company and its Restricted Subsidiaries;

(5) all extraordinary gains or losses;

(6) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees of the Company or any of its Restricted Subsidiaries;

(7) any net after-tax income or loss from discontinued operations;

(8) the cumulative effect of a change in accounting principles;

(9) any expense with respect to which, and to the extent that, the Company is indemnified by a third party (but only if and to the extent that the related indemnification payment from such third party is not included in the calculation of the net income of the Company);

(10) any non-cash asset impairment charges resulting from application of Statement of Financial Accounting Standards No. 142;

(11) any non-cash gain or loss attributable to any Commodity Agreement until such time as it is settled, at which time the net gain or loss shall be included;

(12) any unrealized non-cash gains or losses or charges attributable to any Currency Agreement or Interest Rate Agreement entered into in accordance with the terms of the indenture (including those resulting from the application of Statement of Financial Accounting Standards No. 133); and

(13) any non-recurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.
      “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
      “Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.
      “Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.
      “Asset Sale” means any sale, lease, transfer, conveyance or other disposition (including by way of merger, consolidation and Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary,

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries, or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include:

(a) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business,

(b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant,

(c) sales, transfers or other dispositions of assets with a fair market value not in excess of $7.0 million in any transaction or series of related transactions (other than sales, transfers or other dispositions of any property or assets constituting part of the Collateral),

(d) any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries, or

(e) sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Aurora Facility” means the 120 MMGY ethanol plant located in Aurora, South Dakota and described in this prospectus.
      “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.
      “Biodiesel” means VeraSun Biodiesel, LLC, a Delaware limited liability company.
      “Bluestem” means investment funds, advised, managed or controlled by Bluestem Capital Company.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Borrowing Base” means, as of any date, an amount equal to the sum of: (1) 75% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date, plus (2) 75% of the book value of all inventory of the Company and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP. In the event that information with respect to any element of the Borrowing Base is not available as of any date then the most recently available information will be utilized.
      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.
      “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
      “Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at the time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than Permitted Holders becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or

(4) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.
      “Charles City Facility” means the 110 MMGY ethanol plant to be located in Charles City, Iowa and described in this prospectus.
      “Closing Date” means the date on which the Notes were originally issued under the indenture.
      “Collateral Account” means an account of the Company established at Wells Fargo Bank, N.A., and pledged as Collateral to the Joint Collateral Agent, for the benefit of the Trustee, the holders, any holders of Parity Lien Indebtedness and the trustee or other representative with respect to such Parity Lien Indebtedness and into which the Net Cash Proceeds corresponding to the Collateral sold in a Collateral Asset Sale or the Net Loss Proceeds from an Event of Loss are deposited in accordance with the terms of the “Limitation on Asset Sale” covenant or the “Events of Loss” covenant respectively.
      “Collateral Agency Agreement” means the Collateral Agency Agreement dated the Closing Date among the Company, the Restricted Subsidiaries and the Joint Collateral Agent.
      “Collateral Asset Sale” means an Asset Sale consisting of the disposition of assets constituting Collateral (including the disposition of Capital Stock of a Subsidiary which results in the disposition of assets constituting Collateral).
      “Collateral Investments” means:

(1) Treasury Securities;

(2) investment in time deposit accounts, certificates of deposit and money market deposits maturing not later than one year from the date of issuance or creation, in each case, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Joint Collateral Agent or the Escrow Agent or an Affiliate of the Joint Collateral Agent or the Escrow Agent, as the case may be) that is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million; and

(3) investments in commercial paper maturing not later than 270 days from the date of issuance and having, at the date of acquisition, a rating no lower than A-1 from S&P, P-1 from Moody’s or F-1 from Fitch Ratings Ltd.
      “Collateral Monies” means all cash and Collateral Investments received by the Joint Collateral Agent:

(1) upon the release of Collateral from the Note Liens or the Security Agreements or from the Parity Liens, including all proceeds of Collateral Asset Sales and all monies received in respect of the principal of all purchase money, governmental and other obligations;

(2) as Net Loss Proceeds;

(3) pursuant to the Security Agreements;

(4) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Joint Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the Security Agreements or otherwise; or

(5) for application as provided in the relevant provisions of the indenture or any Security Agreement for which disposition is not otherwise specifically provided for in the indenture or in any Security Agreement.
      “Commodity Agreement” means any forward contract, commodity swap agreement, commodity futures contract, commodity option agreement or other similar agreement or arrangement.
      “Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Fixed Charges;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items (including non-cash asset impairment charges and amortization of pre-paid cash expenses that were paid in a prior period) reducing Adjusted Consolidated Net Income (other than items that will require cash payment within twelve months of the Transaction Date and for which an accrual or reserve is, or is required by GAAP to be, made (except for restructuring charges, in which case, Consolidated EBITDA shall be increased by an amount equal to the portion of such charges which do not reflect a cash expense during the period), provided that any such cash payment (except for any cash payment related to restructuring charges) made after such twelve-month period shall be deducted from net income in the calculation of Consolidated EBITDA for the Four Quarter Period (as defined in the definition of “Fixed Charge Coverage Ratio”) in which such payment occurs), less all non-cash items increasing Adjusted Consolidated Net Income (other than items which represent the reversal of an accrual or reserve for anticipated cash charges in any prior period), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; and

(6) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, any earn-out or similar expense in connection with acquisitions or dispositions and financing and refinancing fees and costs incurred in connection with the offering of the outstanding notes and related transactions;
provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.
      “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs (gains) associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries); imputed interest with respect to Attributable Debt; and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, in each case, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period, less interest income for such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the outstanding notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.
      “Credit Agreement” means the $30.0 million borrowing base operating line of credit, with a $10.0 million sublimit for letters of credit, dated as of the Closing Date, between the Company and First National Bank of Omaha, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

(1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(2) adding or deleting borrowers or guarantors thereunder;

(3) increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder; or

(4) otherwise altering the terms and conditions thereof.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures providing for revolving credit loans, term loans, notes, or other financing or letters of credit or other credit facilities, in each case, as amended, modified, renewed, refunded, replaced or refinanced, from time to time.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
      “Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” covenant and “— Repurchase of Notes upon a Change of Control” and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” covenant and “— Repurchase of Notes upon a Change of Control.”
      “Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.
      “Equally and Ratably” means, in reference to sharing of Liens, guarantees, supporting obligations or loss sharing rights or proceeds thereof as between the holders of Note Obligations, on the one hand, and holders of Parity Lien Obligations, on the other hand, that such Liens, guarantees, supporting obligations or loss sharing rights or proceeds:

(1) shall be allocated and distributed first to the Trustee for account of the holders of notes on the one hand, and to an agent or representative appointed by and acting as paying agent for the holders of Parity Lien Indebtedness, on the other hand, ratably in proportion to the principal of and interest and premium (if any) outstanding on the notes when the allocation or distribution is made, on the one hand, and the principal of and interest and premium (if any) outstanding on the Parity Lien Indebtedness when the allocation or distribution is made, on the other hand; and thereafter

(2) shall be allocated and distributed (if any remain after payment in full of all of the principal of and interest and premium (if any) on the notes and the Parity Lien Indebtedness) to the Trustee for account of the holders of any remaining Note Obligations, on the one hand, and to such paying agent or other agent for account of the holders of any remaining Parity Lien Obligations, on the other hand, ratably in proportion to the aggregate unpaid amount of such remaining Note Obligations due and demanded (with written notice to the Trustee and the Joint Collateral Agent) prior to the date such distribution is made, on the one hand, and the aggregate unpaid amount of such remaining Parity Lien Obligations due and demanded (with written notice to the Trustee and the Joint Collateral Agent) prior to the date such distribution is made, on the other hand.
      “Event of Loss” means, with respect to any Collateral, (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral, or (3) settlement in lieu of clause (2) above.
      “fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.
      “Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which internal financial statements are available (the “Four Quarter Period”) to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit agreement or similar arrangement) in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period, including giving effect to expense and cost reductions, and other operating improvements reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer or similar principal financial officer of the Company (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC);

(D) pro forma effect shall be given to asset dispositions, asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, including giving effect to expense and cost reductions, and other operating improvements reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer or similar principal financial officer of the Company (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC); provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, plant, unit or line of business of the Person, that is acquired or disposed for which financial information is available; provided further that if an entity, division, plant, unit or line of business acquired commenced and completed commercial operations for one full fiscal quarter during such four fiscal quarters then such pro forma calculation shall be based on the annualized results of commercial operations of such entity, plant, unit, division or line of business since the date it began commercial operations; and

(E) pro forma effect shall be given to any entity, division, plant, unit or line of business that commenced and completed commercial operations for at least one full fiscal quarter during such Reference Period as if such entity, division, plant, unit or line of operations commenced commercial operations on the first day of such Reference Period and such pro forma calculation shall be based on the annualized results of commercial operations of such entity, plant, unit, division or line of business since the date it began commercial operations.

      “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, plus

(2) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period.
      “Foreign Subsidiary” means any Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.
      “Fort Dodge Facility” means the 110 MMGY ethanol plant located in Fort Dodge, Iowa and described in this prospectus.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or entities as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.
      “Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business and not for speculative purposes and entered into to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(9) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that: (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (B) Indebtedness shall not include: (x) any liability for federal, state, local or other taxes, (y) performance, surety or appeal bonds provided in the ordinary course of business or (z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.
      “Initial Subsidiary Guarantors” means VeraSun Aurora Corporation, VeraSun Charles City, LLC, VeraSun Fort Dodge, LLC and VeraSun Marketing, LLC, in each case, together with their respective successors.
      “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.
      “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided that the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the “Limitation on Asset Sales” covenant.
      “Joint Collateral Agent” means a bank or trust company that:

(1) is authorized to exercise corporate trust powers;

(2) is reasonably satisfactory to the Trustee; and

(3) has been appointed by the Company and has agreed, pursuant to a Collateral Agency Agreement, to act as collateral agent for the equal and ratable benefit of all present and future holders and holders of Parity Lien Indebtedness, whenever incurred, and also for the benefit of the present and future holders of all other Note Obligations and Parity Lien Obligations, in its capacity as such collateral agent, and any successor in such capacity.
      “Joint Venture” means a corporation, partnership or other entity (other than a Subsidiary) engaged in a Permitted Business in respect of which the Company or a Restricted Subsidiary beneficially owns at least 25% of the shares, interests or other equivalents of Capital Stock of such entity.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).
      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2) provisions for all taxes paid or payable as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Temporary Cash Investments and (b) insurance proceeds, condemnation awards or damages awarded by any judgment, in each case, received by the Company or any of its Subsidiaries from such Event of Loss, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation, legal, accounting and appraisal or insurance adjuster fees);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, against any liabilities associated with such Event of Loss, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss, all as determined in conformity with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute

Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against the relevant Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      “Note Guarantee” means any Guarantee of the obligations of the Company under the indenture and the notes by any Subsidiary Guarantor.
      “Note Lien” means, to the extent securing Note Obligations, a Lien granted by the Security Agreements as security for Note Obligations or, to the extent securing Note Obligations and Parity Lien Obligations, a Lien granted by the Security Agreements as security for Note Obligations and Parity Lien Obligations.
      “Note Obligations” means the notes (including all additional notes), the Note Guarantees and all other Obligations of any Obligor under the notes (including all additional notes), the Note Guarantees and the Security Agreements in respect of the notes and the Note Guarantees.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Obligor” means the Company, the Subsidiary Guarantors and each other Subsidiary which has granted the Joint Collateral Agent a Lien upon any of its property as security for any Note Obligations or Parity Lien Obligations.
      “Offer to Purchase” means an offer to purchase notes by the Company from the holders commenced by mailing a notice to the Trustee, each holder and, in the event of a Special Offer to Purchase, the Escrow Agent stating:

(1) the provision of the indenture pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (except in the case of a Special Offer to Purchase or an Event of Loss Offer to Purchase, in either which case the date of purchase shall be a business day no later than five business days from such mailing date) (the “Payment Date”);

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the holder to Elect Purchase” on the reverse side of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
      On the Payment Date, the Company shall (a) accept for payment on a pro rata basis notes and Parity Lien Indebtedness, if applicable (other than with respect to a Special Offer to Purchase) or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit, or cause to be deposited, with the paying agent money sufficient to pay the purchase price of all notes and Parity Lien Indebtedness, if applicable, or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an officers’ certificate specifying the notes or portions thereof accepted for payment by the Company. The paying agent shall promptly mail to the holders so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the indenture by virtue of such conflict.
      “Officers’ Certificate” means a certificate signed by two officers, at least one of whom shall be the principal executive officer, principal accounting officer, a vice president, the treasurer or the principal financial officer of the Company and delivered to the Trustee.
      “Parity Lien” means, to the extent securing Parity Lien Obligations, a Lien that (a) is granted by a security agreement or similar agreement and held by the Joint Collateral Agent as security for Note Obligations and Parity Lien Obligations and (b) is not subordinated, by contract or pursuant to a judicial order requiring equitable subordination, to any other Lien.
      “Parity Lien Indebtedness” means the principal of and interest and premium (if any) on Indebtedness of the Company (other than additional notes) permitted to be incurred if the condition set forth in the first sentence of clause (a) of the “Limitation on Indebtedness” covenant is satisfied; provided that:

(1) such Parity Lien Indebtedness is Guaranteed by each Restricted Subsidiary which, on the date of incurrence of such Indebtedness, is obligated as a Subsidiary Guarantor under a Note Guarantee;

(2) such Parity Lien Indebtedness is secured when incurred, Equally and Ratably with the Notes and all other Parity Lien Indebtedness, by perfected Liens (to the extent the Note Liens are perfected) duly granted to the Joint Collateral Agent by the Company and each Restricted Subsidiary upon all of the Collateral (other than the Escrow Account and the escrowed funds held therein), which Liens have the same priority as the Note Liens immediately prior to the incurrence of such Parity Lien Indebtedness;

(3) such Parity Lien Indebtedness is not subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor;

(4) such Parity Lien Indebtedness matures no earlier than the maturity of the notes and requires no prepayments, sinking fund payments or offer to purchase (except when, as and to the extent an Offer to Purchase the notes is required by the provisions described under the “Limitation on Asset Sales” covenant, the “Events of Loss” covenant and “— Repurchase of Notes upon a Change of Control” and except as otherwise set forth in paragraph (7) below);

(5) such Parity Lien Indebtedness is governed by an indenture or agreement which provides (for the enforceable benefit of the Trustee and holders) that all Note Obligations and Parity Lien Obligations shall be and are secured Equally and Ratably by all Liens, guarantees, supporting obligations and loss sharing rights at any time granted by the Company or any Subsidiary or any other Person as security for such Indebtedness or any obligations in respect of such Indebtedness, whether or not otherwise constituting Collateral (except that the Parity Liens will not extend to the Escrow Account and the escrowed funds held therein), that all such Liens, guarantees, supporting obligations and loss sharing rights are transferred to the Joint Collateral Agent and shall be enforceable by the Joint Collateral Agent, and that the holders of such Indebtedness and obligations in respect of such Indebtedness consent to and direct the Joint Collateral Agent to perform its obligations as set forth under the Security Agreements;

(6) such Parity Lien Indebtedness is incurred for the purpose of and the proceeds are utilized to Invest in (i) cash or Temporary Cash Investments or (ii) collateral of the nature and type referred to in clause (2), (3) or (5) of the second paragraph under “— Collateral” and that is used in a Permitted Business, and each of the Investments referred to in clause (i) and (ii) of this clause (6) become subject to Parity Liens;

(7) to the extent the net proceeds from any such issuance of Parity Lien Indebtedness is deposited into an escrow account (other than the Escrow Account) pending their investment as described in clause (6) above, such net proceeds may be utilized to the extent required by the terms of such Parity Lien Indebtedness and to the extent not Invested as described in clause (6) above on or prior to 180 days after the date of issuance of such Parity Lien Indebtedness to, not later than the next business day following such 180th day, commence an Offer to Purchase such Parity Lien Indebtedness in an amount equal to the amount of such net proceeds remaining in the escrow account at such time, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the payment date;

(8) the security agreements in respect of such Parity Lien Indebtedness contain provisions with respect to the release of Collateral substantially similar and no less restrictive on the Company and its Restricted Subsidiaries than the provisions of the indenture and the Security Agreements; and

(9) such Parity Lien Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Trustee on or before the date of incurrence of such Indebtedness, as Parity Lien Indebtedness for the purposes of the indenture.
      “Parity Lien Obligations” means Parity Lien Indebtedness and all other Obligations of any Obligor under each indenture or agreement governing, securing or relating to any Parity Lien Indebtedness.
      “Permitted Business” means the business of the Company and its Subsidiaries engaged in on the Closing Date and any other activities that are related, ancillary or complementary to such business.
      “Permitted Holder” means, at any time, Donald L. Endres, or any Person controlled by Donald L. Endres, and Bluestem. In addition, any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which an Offer to Purchase is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
      “Permitted Investment” means:

(1) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that any such Investment that is or involves a direct or indirect advance, loan, capital contribution, transfer, assignment, conveyance or other disposition of any property or assets constituting all or part of the Collateral (a) to any entity that is not an Obligor shall not be a Permitted Investment and (b) to any entity that is an Obligor shall not be a Permitted Investment unless such property or assets shall, immediately following the consummation of such Investment, be subject to the Note Lien to the same extent as such property or assets were so subject immediately prior to such consummation;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

(6) loans and advances to employees and officers of the Company and its Restricted Subsidiaries made in the ordinary course of business for bona fide business purposes not to exceed $2.0 million in the aggregate at any one time outstanding;

(7) Investments in securities of trade creditors or customers received:

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; or

(b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(8) Investments:

(a) made by the Company or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant; or

(b) consisting of consideration received by the Company or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by the Company or any of its Restricted Subsidiaries of $5.0 million or more;

(9) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(10) repurchases of Notes and, to the extent required as a result of the repurchase of notes, pro rata repurchases of Parity Lien Indebtedness;

(11) any Investment in a Person engaged in a Permitted Business (other than an Investment in a Subsidiary of the Company) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of the Company; and

(12) additional Investments (including Investments in Joint Ventures and Unrestricted Subsidiaries) at any one time outstanding not to exceed the greater of (a) $7.5 million and (b) 2.5% of Total Assets; provided that, in the event of an Investment in any Person that is not a Restricted

Subsidiary, such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of the Company;

provided, however, that with respect to any Investment, the Company may, in its sole discretion allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the clauses (1) through (12) so that the entire Investment would be a Permitted Investment.
      “Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities in respect of real property that do not materially adversely affect the value of said real property or materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8) any interest or title of a lessor, including Liens arising from precautionary Uniform Commercial Code financing statement filings, in the property subject to any Capitalized Lease or operating lease entered into in the ordinary course of business;

(9) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(10) Liens in favor of the Company or any Restricted Subsidiary;

(11) judgment Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default, so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(12) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(14) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements entered into to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(15) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(16) Liens on or sales of receivables (other than Liens on receivables of the Company or any Subsidiary Guarantor);

(17) Liens in the ordinary course of business securing Indebtedness not exceeding $2.0 million at any one time outstanding that (a) are not incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use;

(18) Liens securing additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding; and

(19) Liens securing Indebtedness permitted under clause (a)(4) of the “Limitation of Indebtedness” covenant, provided that, in the event such Indebtedness is Incurred for the purpose of defeasing the notes, such Lien does not cover any of the cash or cash equivalents that are deposited with the Trustee or otherwise to defease the notes.
      “Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Qualified Proceeds” means any of the following or any combination of the following:

(1) Net Cash Proceeds;

(2) the fair market value of any assets (other than Investments) that are used or useful in a Permitted Business; and

(3) the fair market value of any Capital Stock of any Person engaged in a Permitted Business if (a) that Person is or, in connection with the receipt by the Company or any Restricted Subsidiary of that Capital Stock, becomes a Restricted Subsidiary of the Company; or (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.
      “Replacement Assets” means, on any date, property or assets of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business); provided that, in the event that any Replacement Assets replace assets constituting Collateral, such Replacement Assets shall constitute Collateral and the Company shall, or shall cause the relevant Subsidiary to, execute such collateral documents and other instruments and take such other measures as shall be reasonably necessary to cause such Replacement Assets to become subject to the Note Lien and, to the extent applicable, any Parity Lien and to perfect each such Lien in respect of such assets, in each case, in the manner and to the extent required under the Security Agreements; provided however that any license received as a result of the sale, transfer or other disposition of membership interests in Biodiesel to any Person shall not be Collateral to the extent such license contains non-assignment provisions that would prevent the assignment of such license to the Joint Collateral Agent and the fair market value of such license is not in excess of $10.0 million.
      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.
      “Sale and Leaseback Transaction” means a transaction whereby a Person sells or otherwise transfers assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or otherwise transferred.
      “Security Agreements” means (1) that certain Security Agreement, dated as of the Closing Date, among the Company, the Restricted Subsidiaries and the Joint Collateral Agent, (2) the Escrow Agreement, (3) that certain Mortgage, Assignment, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement, dated as of the Closing Date, by the Company to the Joint Collateral Agent with respect to the Fort Dodge Facility, (4) that certain Mortgage, Assignment, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement, dated as of the Closing Date, by the Company to the Joint Collateral Agent with respect to the Aurora Facility, (5) that certain Mortgage, Assignment, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement, dated as of or after the Closing Date, by the Company to the Joint Collateral Agent with respect to the Charles City Facility, (6) any Collateral Agency Agreement and (7) all other security agreements, pledges, collateral assignments, mortgages, deeds of trust, escrow agreements or other instruments evidencing or creating any security interests in favor of the Joint Collateral Agent, for the benefit of the Trustee and the holders of the notes, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time.
      “Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.
      “Stated Maturity” means (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
      “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person.
      “Subsidiary Guarantor” means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of the Company which provides a Note Guarantee of the Company’s obligations under the indenture and the notes pursuant to the “Issuances of Guarantees by Restricted Subsidiaries” covenant.
      “Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within one year unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

      “Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the Company’s most recent consolidated balance sheet.
      “Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
      “Transaction Date” means, with respect to the incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
      “Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or agency thereof, in each case, maturing not later than one year.
      “Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company but excluding any Restricted Subsidiary to which any property or assets constituting Collateral are transferred) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.
      “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
      “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

USE OF PROCEEDS
      We will not receive any proceeds from the issuance of the exchange notes offered pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange outstanding notes in like principal amount, the terms of which are identical in all respects to the exchange notes except for various transfer restrictions and registration rights. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.
      We used the proceeds from the offering of outstanding notes, together with the net proceeds from the equity offering of 17,500,000 shares of our common stock, which we refer to herein as the Equity Offering, to:

•	repay approximately $26.8 million of senior bank indebtedness of VAC relating to our Aurora Facility,

•	repay approximately $22.2 million of subordinated indebtedness of VAC relating to our Aurora Facility,

•	repay approximately $59.4 million of senior indebtedness of VFD relating to our Fort Dodge Facility,

•	repay approximately $31.2 million of subordinated indebtedness of VFD relating to our Fort Dodge Facility,

•	repay approximately $3.0 million under three promissory notes issued to our Chief Executive Officer, Donald L. Endres,

•	deposit $125.0 million into an escrow account to finance the costs of the construction and start up costs of the 110 MMGY Charles City Facility,

•	pay fees and expenses of $6.5 million relating to the offering of outstanding notes and the Credit Agreement, and

•	finance general corporate activities, including further development of our VE85TM business.
      The amounts set forth below are presented as of December 21, 2005, the date we closed the offering of outstanding notes.

Sources of Funds	Amount	Use of Funds	Amount

	(In millions)		(In millions)
Net proceeds of Equity Offering(1)	$90.1	Repay VAC senior and subordinated debt(2)	$49.0
Credit Agreement(3)	—	Repay VFD senior and subordinated debt(2)	90.6
Proceeds of notes	208.7	Repay related party debt(4)	3.0
		Deposit in escrow to finance the construction and start up costs of the Charles City Facility	125.0
		General corporate purposes, including development of our VE85tm business	24.7
		Estimated fees and expenses	6.5

Total sources	$298.8	Total uses	$298.8

(1)	We completed the Equity Offering on November 30, 2005. The proceeds noted above are net of fees and expenses of $162,000.

(2)	Debt repayment amounts include prepayment costs and accrued interest to the date of prepayment.

(3)	Total available capacity under the Credit Agreement is determined as a percentage of certain of our accounts receivable and inventory. As of December 31, 2005, we had total borrowing capacity of approximately $24.1 million. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $21.4 million of remaining borrowing capacity at December 31, 2005.

(4)	Repayment of approximately $3.0 million for three promissory notes to our Chief Executive Officer, Donald L. Endres. See “Relationships and Related Party Transactions — Loans from Chief Executive Officer.”

CAPITALIZATION
      The following table sets forth, as of December 31, 2005, our cash and cash equivalents and capitalization. This table should be read in conjunction with the consolidated financial statements and the related notes, “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

As of
December 31,
2005

(In thousands)
Cash and cash equivalents	$29,714

Restricted cash	$124,750

Long-term debt:
Credit Agreement(1)	$—
Senior Secured Notes	208,719

Total long-term debt	208,719
Shareholders’ equity	144,918

Total capitalization	$353,637

(1)	Our available capacity under the Credit Agreement is determined as a percentage of certain of our accounts receivable and inventory. As of December 31, 2005, we had total borrowing capacity of approximately $24.1 million. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $21.4 million of remaining borrowing capacity at December 31, 2005.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
      The following table presents selected consolidated financial and operating data as of the dates and for the periods indicated. The selected consolidated balance sheet financial data as of December 31, 2002 and 2003 and the selected consolidated income statement data for the year ended December 31, 2002 have been derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated balance sheet financial data as of December 31, 2004 and 2005 and the selected consolidated income statement data for each of the three years in the period ended December 31, 2005 have been derived from the audited Consolidated Financial Statements included elsewhere in this prospectus. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following consolidated financial data.

	Year Ended December 31,

	2002	2003	2004	2005

	(Dollars in thousands, except per share data)
Income statement data:(1)
Net sales	$—	$10,884	$186,029	$235,440
Other revenues, incentive income	—	1,776	7,723	919

Total revenues	—	12,660	193,752	236,359
Cost of goods sold	—	8,450	154,022	200,823

Gross profit	—	4,210	39,730	35,536
Selling, general and administrative expenses	1,226	2,233	6,140	11,874

Operating income (loss)	(1,226)	1,977	33,590	23,662

Other income (expense):
Interest expense(2)	—	(839)	(8,892)	(7,609)
Other interest expense, loss on extinguishment of debt	—	—	—	(15,744)
Interest income	5	11	182	448
Other income	6	14	33	17

	11	(814)	(8,677)	(22,888)

Income (loss) before income taxes and minority interest	(1,215)	1,163	24,913	774
Income taxes	—	571	10,242	582

Income (loss) before minority interest	(1,215)	592	14,671	192
Minority interest in net loss of subsidiary	—	—	100	61

Net income (loss)	$(1,215)	$592	$14,771	$253

Earnings (loss) per common share
Basic	$(1.21)	$0.02	$0.40	$0.01
Diluted	(1.21)	0.02	0.39	0.01
Shares used in per common share calculations
Basic	1,000,076	30,380,082	36,738,191	44,810,490
Diluted	1,031,975	30,577,961	37,908,751	47,578,869

	Year Ended December 31,

	2002	2003	2004	2005

	(Dollars in thousands, except per share data)
Other financial data:
EBITDA(3)	$(1,203)	$2,350	$37,831	$29,880
Certain items included in EBITDA(4)	—	1	951	7,416
Working capital (deficit)	1,526	(35,182)	9,779	61,551
Capital expenditures	5,295	63,974	25,215	87,095
Net cash provided by (used in) operating activities	(653)	(10,641)	20,858	(2,515)
Net cash used in investing activities	(5,294)	(63,974)	(25,214)	(212,049)
Net cash provided by financing activities	10,021	70,381	14,621	233,982
Operating data:
Ethanol sold (gallons)	—	6,459,804	101,370,470	126,346,295
Average gross price of ethanol sold (dollars per gallon)(5)	$—	$1.28	$1.50	$1.59
Total corn cost	—	7,172	89,677	99,434
Total natural gas cost	—	452	19,115	37,067

	As of December 31,

	2002	2003	2004	2005

	(In thousands)
Balance sheet data:
Cash and cash equivalents	$4,264	$31	$10,296	$29,714
Restricted cash	—	—	—	124,750
Property and equipment, net	6,223	76,882	106,753	179,683
Total assets	11,907	96,479	150,328	405,129
Total debt(6)	—	58,503	58,381	210,000
Total equity	8,567	17,594	44,476	144,918

(1)	Income statement data reflects the financial impact of operations of our Aurora Facility, which commenced operations in December 2003, and our Fort Dodge Facility, which commenced operations in October 2005.

(2)	Interest expense includes changes in the fair value of a put warrant of $566 for the year ended December 31, 2003, $3,481 for the year ended December 31, 2004, and $2,809 for the year ended December 31, 2005. The put warrant is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Summary of Critical Accounting Policies and Estimates — Put warrant.”

(3)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense. EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:

•	EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA includes non-recurring payments to us which are reflected in other income.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA. Management uses EBITDA as a measure of our performance and ability to generate cash necessary to meet our future requirements for debt service, capital expenditures, working capital and taxes.

     The following table reconciles our EBITDA to net income for each period presented:

	Year Ended December 31,

	2003	2004	2005

	(In thousands)
Net income	$592	$14,771	$253
Depreciation	348	3,926	5,692
Interest expense	839	8,892	23,353
Income taxes	571	10,242	582

EBITDA	$2,350	$37,831	$29,880

(4)	The following table shows certain items that are included in EBITDA associated with our earnings. We believe that the table, when reviewed in connection with our presentation of EBITDA, provides another useful tool to our management and investors for measuring comparative operating performance between time periods and among companies. In addition to EBITDA, our management assesses the adjustments presented in this table when preparing our annual operating budget and financial projections. EBITDA, as defined above, was reduced by the following items:

	Year Ended
	December 31,

	2003	2004	2005

	(In thousands)
Loss attributable to VFD, excluding interest and depreciation*	$1	$951	$4,776
Loss on disposal of a thermal oxidizer system	—	—	2,640

Total	$1	$951	$7,416

*	Net loss incurred prior to commencement of operations of VFD in October 2005.

(5)	Average gross price of ethanol sold (dollars per gallon) does not include freight, commissions or other related costs, but does include related hedging gains or losses.

(6)	Total debt at December 31, 2005 is shown before unaccreted discount of $1.3 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with the “Selected Consolidated Financial and Operating Data” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All references to years relate to the calendar year ended December 31 of the particular year.
Overview
      VeraSun Energy Corporation is the second largest ethanol producer in the U.S. based on production capacity, according to the RFA. We are also the largest “pure-play” ethanol producer, focusing primarily on the production and sale of ethanol and its co-products. This focus has enabled us to significantly grow our ethanol production capacity and to work with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. As an industry leader, we play an active role in developments within the renewable fuels industry.
      We own and operate two of the largest ethanol production facilities in the U.S., with a combined ethanol production capacity of 230 MMGY. As of January 1, 2006, our ethanol production capacity represented approximately 5% of the total ethanol production capacity in the U.S., according to the RFA. In addition to producing ethanol, we produce and sell wet distillers grains, or WDGS, and dry distillers grains, or DDGS, as ethanol co-products, which serve to partially offset our corn costs. We expect to operate three facilities with an aggregate production capacity of 340 MMGY by the end of August 2007 and five facilities with an aggregate production capacity of 560 MMGY by the end of the first quarter of 2008.
      The table below provides an overview of our ethanol plants that are in operation or under construction as of March 2006.

Charles City
	Aurora Facility	Fort Dodge Facility	Facility(1)

Location	Aurora, South Dakota	Fort Dodge, Iowa	Charles City, Iowa
Year completed or scheduled to be completed	2003 (expansion 2005)(2)	2005	2007
Annual ethanol capacity (in millions of gallons)	120	110	110(3)
Ownership	100%	100%	100%
Production process	Dry-Milling	Dry-Milling	Dry-Milling
Primary energy source	Natural Gas	Natural Gas	Natural Gas
Estimated distillers grains production (dry) per year	390,000 tons	350,000 tons	350,000 tons
Estimated corn processed per year	43 million bushels	39 million bushels	39 million bushels
Corn grown during 2004-2005 crop year within a 60-mile radius	325 million bushels	598 million bushels	563 million bushels

(1)	Construction of our Charles City Facility commenced in 2006 and is being funded primarily with $125.0 million of the net proceeds from the sale of the notes.

(2)	In June 2005, our Aurora Facility was expanded from a production capacity of 100 MMGY to 120 MMGY.

(3)	Estimated upon completion of construction of our Charles City Facility.

     In addition, we expect to commence construction of the Northwestern Iowa Facility and the Welcome Facility in the latter half of 2006. We expect these facilities to be operational by the end of the first quarter of 2008. We plan to finance the construction costs of the Northwestern Iowa Facility and the Welcome Facility with the net proceeds we receive from our planned initial public offering and from our cash flow from operations. We intend to replicate our successful construction and production processes at these additional facilities.
Recent Developments
      Marketing Arrangements. As a member of the Aventine marketing alliance, substantially all of our ethanol is sold and priced through a pooling of our and other producers’ ethanol. We believe our ethanol constitutes over 35% of the ethanol pool that Aventine manages, which makes us the largest contributor to the pool. On February 15, 2006, we notified Aventine that we will terminate our agreements with it on March 31, 2007. At the expiration of our agreements with Aventine, we intend to market and sell our ethanol directly to blenders, refiners and other end users. Up to this point in the development and expansion of our business, we have used our marketing arrangement with Aventine to pool our ethanol with other producers, allowing us to establish relationships with ethanol buyers seeking large suppliers. We believe our business has become large enough for us to market ethanol directly to customers, giving us the benefits of direct customer contact and control of contract negotiations.
      Credit Agreement. In connection with, and as a condition to, the offering of the notes, we entered into the Credit Agreement. The Credit Agreement provides for a $30.0 million borrowing base line of credit, with a $10.0 million sublimit for letters of credit. Our obligations under the Credit Agreement are secured by a first priority lien on all of our and certain of our subsidiaries’ accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which the proceeds are deposited), and are unconditionally and irrevocably guaranteed by all of our existing and future ethanol production subsidiaries. Borrowings under the Credit Agreement bear interest at LIBOR plus the applicable margin, which was 3.0% as of February 28, 2006. In addition to paying interest on the outstanding principal under the Credit Agreement, we are also required to pay a commitment fee to First National Bank of Omaha in respect of unused loan commitments at an initial rate of 0.25%. The interest rate and the commitment fee are subject to adjustment based on our working capital levels. The Credit Agreement matures on December 31, 2008. As of February 28, 2006, there was no outstanding balance and $26.9 million was available to borrow under the Credit Agreement. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $24.2 million of remaining borrowing capacity at February  28, 2006.
Industry Outlook
      The ethanol industry has undergone significant growth in recent years and is affected by a number of factors, including the following items.
      Overall ethanol demand. We expect demand for ethanol in the U.S. to continue to grow as a result of:

•	favorable economics for refiners and blenders requiring octane and clean blend components;

•	phase-out of MTBE, an alternative oxygenate to ethanol, due to environmental, health and liability concerns;

•	increased demand by consumers for, and favorable economics associated with, E85 as an alternative fuel to gasoline;

•	shortage of domestic petroleum refining capacity;

•	increased pressure to substitute renewable fuels for gasoline to extend U.S. gasoline supplies and reduce dependence on foreign oil; and

•	mandated renewable fuel usage in the Energy Policy Act of 2005.
      Spread between ethanol and corn prices. Our gross margins depend principally on the spread between ethanol and corn prices. In recent periods, the spread between ethanol and corn prices has been at a historically high level, driven in large part by high oil prices and historically low corn prices resulting from continuing record corn yields and decreasing exports of corn. Any increase or reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, will have an effect on our financial performance. The following graphs set forth various ethanol and corn price data for recent periods and illustrate the volatility in market prices.
Ethanol Prices(1)

(1)	Based on the monthly average of the daily closing price of U.S. average ethanol rack prices quoted by Bloomberg.

Corn Prices(1)

(1)	Based on the monthly average of daily close prices of the Nearby Corn Futures quoted by the Chicago Board of Trade.

     Corn and natural gas prices. Our gross margins and results of operations are highly dependent on the price of corn and natural gas. Both of these inputs are subject to volatile market conditions as a result of weather, market demand, regulation and general economic conditions. In addition to the graph above depicting corn prices for the most recent 5-year period, the following graph sets forth various natural gas price data for the most recent 5-year period and illustrates the changes in market prices.
Natural Gas Prices(1)

(1)	Based on the monthly average of daily close prices of Natural Gas Futures quoted by NYMEX.
     The Renewable Fuels Standard. As discussed above, we expect that some of the demand for ethanol will come from the RFS mandate of the Energy Policy Act. We provide you no assurance that the favorable ethanol provisions in the Energy Policy Act will not be adversely affected through further legislation. See “Risk Factors — The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.”
      The federal blenders’ credit. Gasoline distributors who blend ethanol with gasoline receive a federal excise tax rate reduction for each blended gallon they sell, which improves the economics of ethanol as a blendstock. If the fuel is blended with 10% ethanol, the refiner/marketer pays $0.051 per gallon less tax, which equates to a $0.51 per gallon incentive for ethanol. The incentive is scheduled to expire in 2010 (unless extended).
Components of Revenues and Expenses
      Total revenues. Our primary source of revenue is the sale of ethanol produced at our Aurora Facility and our Fort Dodge Facility. Sales of ethanol accounted for 81.2% of our net sales in 2004 and 84.8% of our net sales in 2005. We generate revenue from:

•	the sale of ethanol;

•	the sale of distillers grains, which are co-products of the ethanol production process;

•	the sale of ethanol blended VE85tm fuel; and

•	incentive income.
      The selling prices we realize for our ethanol are largely determined by the market demand for ethanol, which, in turn, is influenced by the industry factors described above.
      Cost of goods sold and gross profit. Our gross profit is derived from our total revenues less our cost of goods sold. Our cost of goods sold is mainly affected by the cost of corn, natural gas and transportation expense. Corn is our most significant raw material cost. The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. We purchase natural gas to power steam generation in our ethanol production process and to dry our distillers grains. Natural gas represents our second largest cost. Transportation expense represents the third major component of our cost of goods sold. Transportation expense consists of our transportation costs, including freight and shipping of our ethanol and co-products, as well as costs incurred in storing ethanol at destination terminals.
      Selling, general and administrative expenses. Selling, general and administrative expenses consist of salaries and benefits paid to our administrative employees, taxes, expenses relating to third-party services, insurance, travel, marketing and other expenses. Other expenses include education and training, marketing, travel, corporate donations and other miscellaneous overhead costs. We expect selling, general and administrative expenses to increase significantly in connection with our expansion plans, which will require us to hire more personnel. We also anticipate incurring higher expenses as a public company following the completion of our planned initial public offering as a result of additional legal and corporate governance expenses, including: costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; salary and payroll-related costs for additional accounting staff; and listing and transfer agent fees. In connection with our planned initial public offering, substantially all of the outstanding options and warrants to purchase our common stock will become immediately exercisable due to accelerated vesting provisions within those instruments. This will result in a one-time, non-cash charge with respect to these options and warrants of approximately $ million, which we expect to record on completion of our planned initial public offering. See “— Summary of Critical Accounting Policies and Estimates — Stock-based compensation.”
      Other income (expense). Other income (expense) includes the interest on our long-term debt and notes payable, the change in fair value of an outstanding put warrant, debt extinguishment costs and the amortization of the related fees to execute required financing agreements. We expect interest expense, net of interest capitalized as part of new plant construction, to increase significantly as a result of our issuance of the notes and future debt financings. Upon the closing of our planned initial public offering, interest expense is expected to include an adjustment to adjust the outstanding put warrant to the planned initial public offering price of our common stock and the put feature is not expected to affect our earnings thereafter because it is expected to be terminated upon completion of our initial public offering. See “— Summary of Critical Accounting Policies and Estimates — Put warrant.”
Results of Operations
      The historical periods discussed below primarily reflect the operations of our Aurora Facility, which increased its production capacity from 100 MMGY to 120 MMGY in June 2005 after a shutdown of 17 days to expand the facility. Our Fort Dodge Facility did not begin full production until October 2005. Therefore, the results for the historical periods presented are not representative of the results that we expect to achieve in the future, which will reflect the full production from our Fort Dodge Facility, our Charles City Facility and, when constructed, our two additional planned facilities.

      The following table sets forth, for the periods indicated, revenues, expenses and net income, and the percentage relationship to total revenues of specified items in our consolidated income statement:

	Year Ended December 31,

	2003		2004		2005

	(In thousands, except percentage data)
Total revenues	$12,660	100.0%	$193,752	100.0%	$236,359	100.0%
Cost of goods sold	8,450	66.7	154,022	79.5	200,823	85.0

Gross profit	4,210	33.3	39,730	20.5	35,536	15.0
Selling, general and administrative expenses	2,233	17.7	6,140	3.2	11,874	5.0

Operating income	1,977	15.6	33,590	17.3	23,662	10.0
Other expense, net	(814)	(6.4)	(8,677)	(4.4)	(22,888)	(9.7)

Income before income taxes and minority interest	1,163	9.2	24,913	12.9	774	0.3
Income taxes	571	4.5	10,242	5.3	582	0.2

Income before minority interest	592	4.7	14,671	7.6	192	0.1
Minority interest in net loss of subsidiary	—	—	100	—	61	—

Net income	$592	4.7%	$14,771	7.6%	$253	0.1%

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
      Total revenues. Our total revenues consist of net sales and incentive income. Net sales increased by $49.4 million, or 26.6%, to $235.4 million for 2005 from $186.0 million for 2004. The increase in net sales was primarily the result of a 24.6% increase in the total gallons of fuel ethanol that we sold. Although nameplate capacity for our Aurora Facility increased to 120 MMGY from 100 MMGY in June 2005, fuel ethanol production for 2005 for our Aurora Facility was only slightly higher compared to 2004, primarily as a result of the loss of 17 production days in June 2005 during the plant expansion project. With our Fort Dodge Facility commencing operations in October 2005, however, total fuel ethanol production increased 27.4 million gallons for 2005. We produced a total of 128.0 million gallons of fuel ethanol, compared to 100.6 million gallons for 2004.
      In early 2005, ethanol prices significantly decreased due to a perceived over-supply of ethanol, which had a negative effect on our operating results in the second quarter of the year. Since that time, ethanol prices have recovered significantly due to increased gasoline prices, legislative changes and continued oil refining capacity shortages, resulting in an average realized price for 2005 that is $0.10 per gallon higher than the prior year period. The CBOT spot ethanol price rose from $1.19 per gallon in May 2005 to $2.08 per gallon as of December 31, 2005. The average price realized on our sales of ethanol increased to $1.59 per gallon, or 6.0%, for 2005 from $1.50 per gallon for 2004. Accordingly, net sales from ethanol increased $48.6 million, or 32.1%, to $199.7 million for 2005 from $151.1 million for 2004.
      The net loss from derivatives included in net sales was $3.9 million for 2005, compared to a loss of $4.3 million for 2004. See “— Summary of Critical Accounting Policies and Estimates — Derivative instruments and hedging activities.”
      Net sales from co-products increased $100,000, or 0.3%, to $35.0 million for 2005 from $34.9 million for 2004. Co-product sales remained largely unchanged because decreased prices resulting from lower corn prices were offset by an increase in our production volumes.
      Our net sales of VE85tm increased $702,000 to $755,000 for 2005 from $53,000 for 2004. The increase was primarily the result of an increase in the number of service stations selling our product.
      Incentive income from government programs decreased $6.8 million, or 88.1%, to $0.9 million for 2005 from $7.7 million for 2004. These incentive payments are based primarily on increases in production levels from period to period, and our production did not increase for 2005 compared to 2004 because our Aurora Facility was in operation for both years. Accordingly, the incentive income received for 2004 was considerably higher than 2005 due to a substantial increase in ethanol production from 2003 to 2004, and only a minor increase from 2004 to 2005. The existing federal incentive income program will terminate on June 30, 2006. In addition, government funding has been limited to $1.275 million per producer.
      Cost of goods sold and gross profit. Gross profit decreased $4.2 million, or 10.6%, to $35.5 million for 2005 from $39.7 million for 2004. The decrease was primarily the result of a $2.6 million loss on disposal of equipment, decreased incentive income and higher natural gas and maintenance costs, partially offset by lower corn costs. Our average cost per bushel of corn decreased 14.9% in 2005.
      Corn represented 49.5% of our cost of goods sold before taking into account our co-product sales and 32.1% of our cost of goods sold after taking into account co-product sales for 2005 compared to 58.2% of our cost of goods sold before taking into account our co-product sales and 35.6% of our cost of goods sold after taking into account co-product sales for 2004. During the second quarter of 2005, the spread between ethanol and corn prices was historically narrow, primarily as a result of low ethanol prices due to concern over excess capacity arising when various markets did not require the blending of ethanol in gasoline as early as expected. In the third quarter of 2005, corn prices continued to decline and the ethanol market improved following the signing into law of the Energy Policy Act and continued oil refinery shortage concerns, resulting in historically wide spreads between ethanol and corn prices.
      Natural gas costs increased $18.0 million, or 93.9%, to $37.1 million and accounted for 18.5% of our cost of goods sold for 2005 from $19.1 million and accounted for 12.4% of our cost of goods sold for 2004. The increased cost of natural gas as a percentage of our cost of goods sold was primarily attributable to increased natural gas prices during the year. The average price for natural gas increased 48.1% for 2005, as a result of colder than average weather conditions and overall economic conditions.
      Transportation expense increased $6.3 million, or 27.4%, to $29.1 million for 2005 from $22.9 million for 2004, primarily as a result of an increase in our fleet of leased rail cars for our Fort Dodge Facility, increased rail rates for 2005 and increased shipments as a result of higher ethanol production.
      Labor and manufacturing overhead costs increased $9.8 million, or 124.2%, to $17.7 million for 2005 from $7.9 million for 2004. The increase was primarily a result of the additional maintenance cost associated with the Aurora Facility expansion project, annual maintenance at our Aurora Facility, increased depreciation expenses and the disposal of our Aurora Facility thermal oxidizer systems. The majority of the maintenance costs for our Aurora Facility were covered under warranty for 2004.
      The net loss from derivatives included in cost of goods sold was $7.9 million for 2005, compared to a gain of $5.1 million for 2004. See “— Summary of Critical Accounting Policies and Estimates — Derivative instruments and hedging activities.”
      Under policies adopted in connection with our prior subordinated debt facilities, we purchased forward contracts at specified times. These derivatives were designated as cash flow hedges during 2004 and through September 1, 2005. On September 1, 2005, we de-designated our exchange traded futures contracts for corn as cash flow hedges as our prospective assessment of the effectiveness of the derivatives was producing results outside the range acceptable under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended. As a result, we now mark our corn position for all exchange traded futures contracts to market. Hedging losses recognized from ineffectiveness of the derivatives were $3.2 million for 2005.
      The loss on disposal of equipment of approximately $2.6 million that was included in cost of goods sold in 2005 was the result of the disposal of thermal oxidizer systems that were replaced as part of the plant expansion at our Aurora Facility in June 2005.
      Selling, general and administrative expenses. Selling, general and administrative expenses increased $5.7 million, or 93.4%, to $11.9 million for 2005 from $6.1 million for 2004. The increase was primarily the result of more than doubling our management and administrative staff over the prior period in anticipation of the expansion of our business due to construction of our Fort Dodge Facility. Administrative salaries and benefits increased $2.8 million, or 90.8%, to $5.9 million for 2005 from $3.1 million for 2004, and operations labor increased $1.2 million, or 64.7%, to $3.0 million for 2005 from $1.8 million for 2004. Each of these increases was attributable to the construction of our Fort Dodge Facility for 2005.
      Expense related to stock-based compensation increased $427,000, or 59.7%, to $1.1 million for 2005 from $715,000 for 2004. The increase was primarily the result of recognizing the vesting of performance based stock options at an increased intrinsic value based on the increase in the valuation of our common stock.
      Other income (expense). Net expense increased $14.2 million, or 163.8%, to $22.9 million for 2005 from $8.7 million for 2004. The increase was primarily the result of a loss on extinguishment of debt of $15.7 million offset partially by lower expense attributable to the change in fair value of an outstanding put warrant.
      Income taxes. The provision for income taxes decreased to $582,000 for 2005 from $10.2 million for 2004. The decrease was primarily the result of lower income before income taxes. The income tax provision of $582,000 for 2005 differs from the computed expected tax expense of $271,000 determined by applying the U.S. federal income tax rate to pretax income, as a result of the increase in income taxes relating largely to nondeductible expenses for the increase in value of the put warrant. This increase was partially offset by the effect of income from nontaxable consolidated subsidiaries. As a result of the business combination transactions which occurred in October and November 2005, which we collectively refer to as the Business Combination, future taxable gains and losses of our subsidiary VFD will be taken into account by us rather than by other members. For more information, see “Certain Relationships and Related Party Transactions — The Business Combination.”
      Minority interest. Minority interest in the loss of a subsidiary decreased $39,000, or 39%, to $61,000 for 2005 from $100,000 for 2004. The decrease related to the minority interest portion of start up expenses of our Fort Dodge Facility.
     Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Because our Aurora Facility did not commence operations until December 2003, we were in the development stage for substantially all of 2002 and 2003. As a result, comparisons with those years are not meaningful. In addition, our Fort Dodge Facility became operational in 2005. The following discussion, therefore, focuses primarily on the results achieved by our Aurora Facility for 2004.
      Total revenues. Net sales increased $175.1 million to $186.0 million for 2004 from $10.9 million for 2003. We produced 100.6 million gallons of ethanol.
      Net sales of ethanol increased $142.2 million to $151.1 million for 2004 from $8.9 million for 2003. Net sales from co-products increased $32.9 million to $34.9 million for 2004 from $1.9 million for 2003.
      The net loss from derivatives included in net sales was $4.3 million for 2004. See “— Summary of Critical Accounting Policies and Estimates — Derivative instruments and hedging activities.”
      Incentive income from government programs increased $5.9 million to $7.7 million for 2004, from $1.8 million for 2003.
      Cost of goods sold and gross profit. Gross profit increased $35.5 million to $39.7 million for 2004 from $4.2 million for 2003. Our average cost per bushel of corn increased 15.0% in 2004.
      Corn represented 58.2% of our cost of goods sold before taking into account our co-product net sales and 35.6% of our cost of goods sold after taking into account our co-product net sales for 2004.
      Natural gas costs increased $18.7 million to $19.1 million for 2004 from $452,000 for 2003. Natural gas costs represented 12.4% of our cost of goods sold for 2004.

      Transportation expense increased $22.8 million to $22.9 million for 2004 from $67,000 for 2003. Freight expense represented $21.7 million, or 94.9%, of transportation expense for 2004.
      The net gain from derivatives included in cost of goods sold was $5.1 million for 2004. See “— Summary of Critical Accounting Policies and Estimates — Derivative instruments and hedging activities.”
      Selling, general and administrative expenses. Selling, general and administrative expenses increased $3.9 million, or 175.0%, to $6.1 million for 2004 from $2.2 million for 2003. Administrative salaries and benefits increased $1.9 million, or 153.3%, to $3.1 million from $1.2 million for 2003. These increases were primarily resulted from the increase in management and administrative staff after our Aurora Facility commenced operations in December 2003.
      Expense for stock-based compensation increased to $715,000 for 2004 from $0 for 2003. No stock options were granted in 2003.
      Other income (expense). Net expense increased $7.9 million to $8.7 million for 2004 from $814,000 for 2003, as a result of interest expense resulting from increased total borrowings under our credit facilities during 2004. We also recognized interest expense of $3.5 million resulting from the change in fair value of the put warrant held by Teachers Insurance and Annuity Association of America, or TIAA.
      Income taxes. The provision for income taxes increased to $10.2 million for 2004 from $571,000 for 2003. The increase was primarily the result of an increase in income from a full year of operation at our Aurora Facility, which commenced operations in December 2003. The income tax provision of $10.2 million for 2004 differs from the computed expected tax expense of $8.7 million determined by applying the U.S. federal income tax rate to pretax income, primarily as a result of the increase in income taxes of $1.2 million relating to nondeductible expenses for the increase in value of the put warrant and $380,000 relating to the loss from nontaxable consolidated subsidiaries.
      Minority interest. Minority interest in net loss of subsidiary was $100,000 for 2004, which related to the minority interest portion of start up expenses of our Fort Dodge Facility.
Fluctuations in Quarterly Results and Seasonality
      The following table presents our unaudited quarterly results of operation for our last four completed fiscal quarters.

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

	(In thousands, except per share data)
	(Unaudited)
Total revenues	$44,852	$34,410	$56,990	$100,107
Gross profit (loss)	6,171	(1,516)	6,666	24,215
Net income (loss)	1,686	(3,910)	(205)	2,682
Earnings (loss) per common share
Basic	$0.04	$(0.09)	$—	$0.05
Diluted	0.04	(0.09)	—	0.05
      Our quarterly operating results may fluctuate significantly as a result of a variety of factors. See “Risk Factors — Risks Relating to Our Business.” Our quarterly operating results are influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, our ethanol prices are substantially correlated with the price of unleaded gasoline especially in connection with our indexed, gas-plus sales contracts. The price of unleaded gasoline tends to rise during each of the summer and winter.
      As a result of quarterly and seasonal fluctuations, we believe comparisons of operating measures between quarters is not as meaningful as comparisons between longer periods and should not be relied on as indicators of our future performance. See Note 18 to the Consolidated Financial Statements.
Hedging and Other Price Mitigation Strategies
      We seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline contracts. We believe our strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results, but will also reduce our ability to benefit from favorable changes in prices.
      A substantial number of our ethanol sales contracts are based on six-month contracting periods, typically April 1 through September 30 and October 1 through March 31 of each year. These six-month contracts are typically entered into months before the contract commences, so that April 1 through September 1 contracts often are entered into during the winter and October 1 through March 31 contracts are often entered into during the summer. Our raw materials purchases are forecasted to take into account our expected production of ethanol.
      During 2005, approximately 49% of our ethanol sales were made under fixed price contracts, 14% under indexed contracts and 37% at spot prices. As of December 31, 2005, approximately 19% of our estimated ethanol production for 2006 was subject to fixed price contracts, and we had contracted forward on a fixed price basis the following quantities of corn and natural gas, which represent the indicated percentages of our estimated requirements for these inputs for 2006:

	Year Ending December 31, 2006

	Quantity	Percentage of Estimated Requirements

Corn (thousands of bushels)*	21,565	26%
Natural gas (MMBTU)	500,000	6%

*	Represents our net corn position, which includes exchange-traded futures and forward purchase contracts. Changes in the value of these contracts are recognized in current period income. See “— Summary of Critical Accounting Policies and Estimates — Derivative instruments and hedging activities.”
     As of December 31, 2005, far higher percentages of our forward ethanol sales and our corn and natural gas purchase requirements for 2006 were subject to fixed price arrangements in the first quarter of 2006 than in the remainder of 2006. The extent to which we enter into these arrangements during the year may vary substantially from time to time based on a number of factors, including supply and demand factors affecting the needs of customers or suppliers to purchase ethanol or sell us raw materials on a fixed basis, our views as to future market trends, seasonal factors and the costs of futures contracts. For example, we would expect to purchase forward a smaller percentage of our corn requirements for the fall months when prices tend to be lower.
Liquidity and Capital Resources
      Our principal sources of liquidity consist of cash and cash equivalents, cash provided by operations and available borrowings under our Credit Agreement. In addition to funding operations, our principal uses of cash have been, and are expected to be, the debt service requirements of our indebtedness, the construction of new facilities, capital expenditures and general corporate purposes.

      We financed our operations for 2005 primarily through cash provided by financing activities. At December 31, 2005, we had total cash and cash equivalents of $29.7 million compared to $10.3 million at December 31, 2004. Cash used in operating activities was $2.5 million for 2005 compared to cash provided by operating activities of $20.9 million for 2004. The change in operating cash flow was primarily a result of the costs associated with the construction and start up activities at our Fort Dodge Facility and prepayment costs associated with the early retirement of debt.
      Cash used in investing activities was $212.0 million for 2005 compared to $25.2 million for 2004. The increase primarily resulted from our $125.0 million investment in restricted cash, due to the transfer of some of the proceeds from the notes offering into an escrow account primarily relating to the construction of our Charles City Facility, and $87.1 million of purchases of property and equipment primarily related to the construction costs of our Fort Dodge Facility.
      Cash provided by financing activities was $234.0 million for 2005 compared to $14.6 million for 2004. The increase primarily resulted from the proceeds to us of $90.1 million from the sale of 17,500,000 shares of common stock and $208.7 million from the issuance of the notes, partially offset by principal payments on long-term debt of $58.9 million.
      As of December 31, 2005, we had total debt of $210.0 million, before $1.3 million of unaccreted debt discount. In addition, we had total borrowing capacity of $24.1 million under our Credit Agreement. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $21.4 million of remaining borrowing capacity at December 31, 2005.
      Our financial position and liquidity are, and will be, influenced by a variety of factors, including:

•	our ability to generate cash flows from operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on this indebtedness; and

•	our capital expenditure requirements, which consist primarily of plant construction and the purchase of equipment.
      We intend to fund our principal liquidity requirements through cash and cash equivalents, cash provided by operations and, if necessary, borrowings under the Credit Agreement. We believe our sources of liquidity will be sufficient to meet the cash requirements of our operations for at least the next twelve months.
      To finance any material acquisitions or joint ventures, expand our operations or make additional capital expenditures, however, we may need to seek additional sources of funding, including from the issuance of additional equity or debt. Acquisitions or further expansion of our operations could cause our indebtedness, and our ratio of debt to equity, to increase. Our ability to access these sources of capital is restricted by the indenture governing the notes and the terms of the Credit Agreement.
      Capital Expenditures. We expect to make capital expenditures of approximately $150.0 million and $255.0 million in 2006 and 2007, respectively, primarily for construction of our Charles City, Northwestern Iowa and Welcome facilities.
      The Credit Agreement. On December 21, 2005, in connection with, and as a condition to, the offering of the notes, we entered into a $30.0 million borrowing base operating line of credit, with a $10.0 million sublimit for letters of credit, with First National Bank of Omaha, for general corporate purposes. Our obligations under the Credit Agreement are guaranteed by all of our existing and future ethanol production subsidiaries and are secured by a first priority lien on all of our and certain of our subsidiaries’ accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which the proceeds are deposited). Borrowings under the Credit Agreement bear interest at LIBOR plus the applicable margin, which initially was 3.0%. In addition to paying interest on the outstanding principal under the Credit Agreement, we are also required to pay a commitment fee to First National Bank of Omaha in respect of unused loan commitments at an initial rate of 0.25%. The interest rate and the commitment fee are subject to adjustment based on our working capital levels. The Credit Agreement contains customary covenants, including minimum tangible net worth, working capital requirements and negative pledges. The Credit Agreement also contains certain customary events of default including defaults based on cross-defaults to other material indebtedness. The Credit Agreement matures on December 31, 2008. As of February  28, 2006, there was no outstanding balance and $26.9 million was available to borrow under the Credit Agreement. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $24.2 million of remaining borrowing capacity at February 28, 2006.
      Charles City Facility construction. We are using $125.0 million of the net proceeds from the issuance of the notes to finance construction and start up costs for our Charles City Facility. We commenced construction of our Charles City Facility in March 2006 and expect the project to be completed in July or August of 2007. As of March 31, 2006, the escrow account for the Charles City Facility construction had a balance of $115.7 million.
      Construction of Northwestern Iowa and Welcome Facilities. Using the net proceeds of our planned initial public offering, together with cash generated from operations, we expect to use approximately $140.0 million to finance the construction of our planned Northwestern Iowa Facility and approximately $140.0 million to finance the construction of our planned Welcome Facility. Depending on where we first acquire all the necessary permits, we expect to begin construction at either our Northwestern Iowa or Welcome site in the third quarter of 2006, with operations commencing at that site by the end of the first quarter of 2008. We plan to begin construction on the other facility in the fourth quarter of 2006, with operations commencing at that site by the end of the first quarter of 2008.
Off-Balance Sheet Arrangements
      We have no off-balance sheet arrangements.
Contractual Obligations
      The following summarizes our contractual obligations as of December 31, 2005. Our obligations are likely to increase significantly as we enter into agreements in connection with the construction of our Charles City Facility, our Northwestern Iowa Facility and our Welcome Facility.

Type of Obligation	2006	2007	2008	2009	2010	Thereafter	Total

Long-term debt obligations(1)	$20,813	$20,813	$20,813	$20,738	$20,738	$251,476	$355,391
Operating lease obligations	3,060	2,922	2,824	2,824	2,824	11,176	25,630
Purchase obligations(2)	3,376	3,383	3,390	2,756	2,458	11,508	26,871
Other purchase obligations(3)	66,463	9,329	—	—	—	—	75,792

Total contractual obligations	$93,712	$36,447	$27,027	$26,318	$26,020	$274,160	$483,684

(1)	Amounts represent principal and interest payments due on the notes and unused commitment fees under the Credit Agreement.

(2)	Purchase obligations include estimated payments for electricity and water supply agreements and natural gas purchase contracts.

(3)	Other purchase obligations include corn contracts and a multi-year corn purchase agreement under which we expect to take delivery. To quantify the purchase obligation under certain of our corn contracts and our multi-year corn purchase agreement, we have used our December 31, 2005 published bid prices for corn.
Quantitative and Qualitative Disclosures about Market Risk
      We consider market risk to be the potential loss arising from adverse changes in market rates and prices. We are subject to significant market risk with respect to the price of ethanol, our principal product, and the price and availability of corn, the principal commodity used in our ethanol production process. In general, ethanol prices are influenced by the supply and demand for gasoline, the availability of substitutes and the effect of laws and regulations. Higher corn costs result in lower profit margins and, therefore, represent unfavorable market conditions. Traditionally, we have not been able to pass along increased corn costs to our ethanol customers. The availability and price of corn are subject to wide fluctuations due to unpredictable factors such as weather conditions during the corn growing season, carry-over from the previous crop year and current crop year yield, governmental policies with respect to agriculture, and international supply and demand. Corn costs represented approximately 49.5% of our total cost of goods sold for 2005. Over the ten-year period from 1996 through 2005, corn prices (based on the CBOT daily futures data) have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.47 per bushel during this period. At December 30, 2005, the CBOT price per bushel of corn was $2.16.
      We are also subject to market risk with respect to our supply of natural gas that is consumed in the ethanol production process and has been historically subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. Natural gas represented 18.5% of our cost of goods sold for 2005. The price fluctuation in natural gas prices over the six-year period from December 31, 1999 through December 28, 2005, based on the NYMEX daily futures data, has ranged from a low of $2.34 per MMBTU in 2000 to a high of $13.91 per MMBTU for 2005, averaging $5.25 per MMBTU during this period. At December 30, 2005, the NYMEX price of natural gas was $11.23 per MMBTU.
      We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to our corn and natural gas requirements, ethanol contracts and the related exchange-traded contracts for 2005. Market risk is estimated as the potential loss in fair value, resulting from a hypothetical 10.0% adverse change in the fair value of our corn and natural gas requirements and ethanol contracts (based on average prices for 2005) net of the corn and natural gas forward and futures contracts used to hedge our market risk with respect to our corn and natural gas requirements. The results of this analysis, which may differ from actual results, are as follows:

			Hypothetical
			Adverse
	Volume		Change in	Change in Annual
	Requirements	Units	Price	Pre-Tax Income

	(In millions)			(In millions)
Corn	46.8	bushels	10.0%	$(9.9)
Ethanol	126.3	gallons	10.0%	(20.0)
Natural Gas	4.1	MMBTU	10.0%	(3.7)
      We are also subject to interest rate risk in connection with the notes and borrowings under our Credit Agreement. Generally, the fair market value of fixed interest rate debt, such as the notes, will increase as interest rates fall and decrease as interest rates rise. The estimated fair value of our long-term fixed interest rate debt at December 31, 2005 was $213.2 million, compared to its $208.7 million carrying value. Fair values were determined from quoted market prices.
      Borrowings under the Credit Agreement bear interest at LIBOR plus the applicable margin, which initially was 3.0%. In addition to paying interest on the outstanding principal under the Credit Agreement, we are also required to pay a commitment fee to First National Bank of Omaha in respect of unused loan commitments at an initial rate of 0.25%. The interest rate and the commitment fee are subject to adjustment based on our working capital levels. Although we had $2.7 million in letters of credit outstanding, there were no borrowings outstanding under the Credit Agreement at February 28, 2006, and so a hypothetical increase in interest rates of 100 basis points would not have a material effect on our annual interest expense.
Summary of Critical Accounting Policies and Estimates
      Our discussion and analysis of our financial condition and results of operations are based on the consolidated financial statements included in this prospectus, which have been prepared in conformity with generally accepted accounting principles in the United States. Note 1 to the Consolidated Financial Statements for 2003, 2004 and 2005 included in this prospectus contains a summary of our significant accounting policies, many of which require the use of estimates and assumptions. Accounting estimates are an integral part of the preparation of financial statements and are based upon management’s current judgment. The process used by management encompasses its knowledge and experience about past and current events and certain assumptions on future events. The judgments and estimates regard the effects of matters that are inherently uncertain and that affect the carrying value of our assets and liabilities. We believe that of our significant accounting policies, the following are noteworthy because changes in these estimates or assumptions could materially affect our financial position and results of operations.
      Revenue recognition. Revenue from the production of ethanol and its co-products is recorded when title transfers to customers. Ethanol and its co-products are generally shipped FOB our plants. Transportation costs incurred are recorded as a component of cost of goods sold. In accordance with our marketing agreement with Aventine, sales are recorded net of commissions retained by Aventine at the time payment is remitted.
      Derivative instruments and hedging activities. Derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered, we may designate the derivative as a hedge of a forecasted transaction or for the variability of cash flows to be received or paid related to a recognized asset or liability, which we refer to as a “cash flow” hedge. Changes in the fair value of derivatives that are highly effective as, and that are designated and qualify as, a cash flow hedge are recorded in other comprehensive income, net of tax effect, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable rate asset or liability are recorded in earnings). Effectiveness is measured on a quarterly basis, using the cumulative dollar offset method.
      To reduce price risk caused by market fluctuations, we generally follow a policy of using exchange traded futures contracts to reduce our net position of merchandisable agricultural commodity inventories and forward cash purchase and sales contracts and use exchange traded futures contracts to reduce price risk under fixed price ethanol sales. Forward contracts, in which delivery of the related commodity has occurred, are valued at market price with changes in market price recorded in cost of goods sold. Unrealized gains and losses on forward contracts, in which delivery has not occurred, are deemed “normal purchases and normal sales” under Financial Accounting Standards Board Statement No. 133, as amended, unless designated otherwise, and therefore are not marked to market in our financial statements.
      When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with subsequent changes in its fair value recognized in current-period income. Effective September 1, 2005, we de-designated all of our exchange traded futures contracts related to our corn positions.
      Put warrant. The value of the warrant is adjusted periodically to the formula-based put value of the warrant. An independent third party financial advisor provided the valuation at December 31, 2005 of the underlying common stock which was used in the formula based value. Changes in the value of the warrant are recognized on the balance sheet in the period of change and included in our statement of income as interest expense. Upon the closing of our planned initial public offering, interest expense will include an adjustment of $ million based on an assumed initial public offering price of $           per share to adjust the outstanding put warrant to the initial public offering price of our common stock. The put feature is expected to be terminated upon the completion of our planned initial public offering. Upon completion of our planned initial public offering, it is expected that the long-term liability associated with the put warrant, increased as described above, will be reclassified into shareholders’ equity so that the net impact on our shareholders’ equity will be an increase of $7.5 million. See “Description of Capital Stock — Put Warrant.”
      Stock-based compensation. We account for stock-based compensation in accordance with Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is recognized for grants under fixed stock option awards for those awards that had an exercise price equal to the market value of the underlying common stock on the date of grant, based on our discounted cash flow analysis and review of stock valuations for comparable companies. Stock-based compensation is recognized in connection with the issuance of variable performance-based stock options and restricted stock.
      We have implemented Statement of Financial Accounting Standards No. 123R “Share-based Payment,” or SFAS 123R, as of January 1, 2006 using the modified prospective transition method. SFAS 123R supersedes APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. See Note 1 to our Consolidated Financial Statements. The effect of our adoption of SFAS 123R on our results of operations cannot be predicted at this time, because it will depend on levels of share-based payments granted in the future and other factors. We do expect, however, that we will have compensation expense in future periods relating to option grants to our officers, directors and employees, which may affect the comparability of our 2006 results with prior periods.
      In connection with the completion of our planned initial public offering, options and warrants to purchase 4,338,408 shares of our common stock will immediately vest as a result of accelerated vesting provisions. The exact amount of expense that will be recognized upon such vesting cannot be estimated at this time because it will depend upon a number of factors including the pricing and closing date of the planned initial public offering as well as other considerations.
Inflation
      Since our inception, inflation has not significantly affected our operating results. However, costs for construction, taxes, repairs, maintenance and insurance are all subject to inflationary pressures and could affect our ability to maintain our facilities adequately, build new ethanol production facilities and expand our existing facilities.

BUSINESS
Overview
      VeraSun Energy Corporation is the second largest ethanol producer in the U.S. based on production capacity, according to the RFA. We are also the largest “pure-play” ethanol producer, focusing primarily on the production and sale of ethanol and its co-products. This focus has enabled us to significantly grow our ethanol production capacity and to work with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. As an industry leader, we play an active role in developments within the renewable fuels industry.
      Ethanol is a type of alcohol, produced in the U.S. principally from corn. Ethanol is primarily used as a blend component in the U.S. gasoline fuel market, which approximated 140 billion gallons in 2005 according to EIA. Refiners and marketers have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. The ethanol industry has grown significantly over the last few years, expanding production capacity at a compounded annual growth rate of approximately 20% from 2000 to 2005. We believe the ethanol market will continue to grow as a result of its favorable production economics relative to gasoline, ethanol’s clean burning characteristics, a shortage of domestic petroleum refining capacity, geopolitical concerns, and federally mandated renewable fuel usage. We also believe that E85, a fuel blend composed primarily of ethanol, will become increasingly important over time as an alternative to unleaded gasoline.
      We own and operate two of the largest ethanol production facilities in the U.S., with a combined ethanol production capacity of 230 MMGY. As of January 1, 2006, our ethanol production capacity represented approximately 5% of the total ethanol production capacity in the U.S., according to the RFA. We expect to operate three facilities with an aggregate production capacity of 340 MMGY by the end of August 2007 and five facilities with an aggregate production capacity of 560 MMGY by the end of the first quarter of 2008.
      Our facilities operate on a continuous basis and utilize current dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling facilities. In addition to producing ethanol, we produce and sell WDGS and DDGS as ethanol co-products, which serve to partially offset our corn costs. In 2005, we produced approximately 128.0 million gallons of fuel ethanol and 402,000 tons of distillers grains, reflecting a full year of operations at our Aurora Facility and less than three months of operations at our Fort Dodge Facility.
      Our Aurora Facility commenced operations in December 2003, and our Fort Dodge Facility commenced operations in October 2005. We have commenced construction of our Charles City Facility, and we expect to begin operations there in July or August of 2007. The table below provides an overview of our ethanol plants that are in operation or under construction as of March 2006.

	Aurora Facility	Fort Dodge Facility	Charles City Facility(1)

Location	Aurora, South Dakota	Fort Dodge, Iowa	Charles City, Iowa
Year completed or scheduled to be completed	2003 (expansion 2005)(2)	2005	2007
Annual ethanol capacity (in millions of gallons)	120	110	110(3)
Ownership	100%	100%	100%
Production process	Dry-Milling	Dry-Milling	Dry-Milling
Primary energy source	Natural Gas	Natural Gas	Natural Gas
Estimated distillers grains production (dry) per year	390,000 tons	350,000 tons	350,000 tons
Estimated corn processed per year	43 million bushels	39 million bushels	39 million bushels
Corn grown during 2004-2005 crop year within a 60-mile radius	325 million bushels	598 million bushels	563 million bushels

(1)	Construction of our Charles City Facility commenced in 2006 and is being funded primarily with $125.0 million of the net proceeds from the sale of the notes.

(2)	In June 2005, our Aurora Facility was expanded from a production capacity of 100 MMGY to 120 MMGY.

(3)	Estimated upon completion of construction of our Charles City Facility.
     We plan to grow our ethanol production capacity significantly over the next several years. We are developing the following two sites:

•	Northwestern Iowa Facility: We have options to purchase approximately 440 acres near Hartley, Iowa and approximately 440 acres near Everly, Iowa. We intend to begin construction of a 110 MMGY ethanol production facility at one of these sites, but not at both, based on a final siting decision, in the latter half of 2006. We expect that our Northwestern Iowa Facility will be completed by the end of the first quarter of 2008.

•	Welcome Facility: The City of Welcome, Minnesota recently exercised options on our behalf to purchase approximately 370 acres near Welcome, Minnesota. We plan to begin construction of a new 110 MMGY ethanol production facility at this site in the latter half of 2006. We expect that our Welcome Facility will be completed by the end of the first quarter of 2008.
      We expect to finance the construction costs of our Northwestern Iowa Facility and our Welcome Facility with the net proceeds we receive from our planned initial public offering and from our cash flow from operations. Depending on where we first acquire all the necessary permits, we expect to begin construction at either our Northwestern Iowa or Welcome site in the third quarter of 2006. We plan to begin construction at the other site in the fourth quarter of 2006. We intend to replicate our successful construction and production processes at these additional facilities.
      For the year ended December 31, 2005, our total revenues, EBITDA and net income were $236.4 million, $29.9 million and $253,000, respectively, reflecting a full year of operations at our Aurora Facility and less than three months of operations at our Fort Dodge Facility. See “Summary Consolidated Financial and Operating Data” for a discussion of the reconciliation of net income to EBITDA. See Note 17 to the Consolidated Financial Statements for a description of our business segments.
      On March 30, 2006, we filed a Registration Statement on Form S-1 to register our common stock for an initial public offering. We give no assurance that the initial public offering will be consummated.
Recent Developments

•	In February 2006, VeraSun and General Motors announced a collaborative partnership to promote the awareness and use of E85 in FFVs and the installation of VE85tm fuel pumps at 20 service stations in the Chicago area. In March 2006, we announced that we are adding VE85tm fuel pumps at 14 service stations in the Minneapolis area.

•	In February 2006, Ford announced the creation of a Midwest ethanol corridor through the planned conversion of fuel pumps to VE85tm in Illinois and Missouri. This plan is part of the initiative announced in November 2005 by Ford and VeraSun to raise awareness of the benefits of VE85tm and to expand the VE85tm distribution infrastructure.

•	In February 2006, we acquired options to purchase approximately 440 acres of land near Hartley, Iowa and approximately 440 acres of land near Everly, Iowa as potential sites for the construction of our Northwestern Iowa Facility. In addition, the City of Welcome, Minnesota recently exercised options on our behalf to purchase land in Welcome for construction of our Welcome Facility.

•	In March 2006, we commenced construction of our Charles City Facility, which is being funded primarily with a portion of the net proceeds from our issuance of the notes.

Competitive Strengths
      Our competitive strengths include the following:

Industry leadership. We have established a leadership position within the renewable fuels industry by being the first company to:

•	develop new, large-scale 100 MMGY or greater dry-mill ethanol facilities in an industry primarily composed of smaller-scale dry-mill facilities with capacities below 50 MMGY;

•	design and site ethanol production facilities to strategically utilize unit trains as a means of reducing transportation costs and delivery cycle times; and

•	create the only branded E85 fuel, VE85tm, and enter into strategic relationships with major automakers to increase awareness and availability of E85.
      We were also among the first ethanol producers to access the institutional capital markets to finance our growth strategy. As a result, the construction costs for our Charles City Facility construction are being funded primarily with a portion of the net proceeds from our issuance of the notes.
      As an industry leader focused solely on the ethanol industry, we have cultivated strong relationships with leading automakers, and engineering and construction firms. In addition, working with the RFA, NEVC and other industry trade groups, as well as key leaders from the oil industry, we actively participated in efforts leading to the passage of the RFS. Donald L. Endres, our Chief Executive Officer and our majority shareholder, serves on the board of directors and executive committee of the RFA, and William L. Honnef, our Senior Vice President, Sales and Marketing, serves on the board of directors of the NEVC. We believe our involvement with these two leading ethanol trade organizations provides us strategic insights into the industry. In the future, we believe our leadership and position in the ethanol industry will allow us to further develop market advantages and continue to shape both the industry and consumer markets.
      Low-cost operator. We believe our facilities provide us with an efficient cost structure for ethanol production. Our low cost operations are the result of our:

•	Strategic locations. Each of our facilities is located near abundant, low-cost corn supplies with direct or indirect access to multiple rail carriers. Access to competing rail transportation reduces our delivery costs and enables us to access favorably-priced corn from other regions of the country. These locational attributes also permit us to respond rapidly to changes in market supply and demand.

•	Modern technology. We use the latest production technology, resulting in lower operating costs and more efficient conversion of corn to ethanol than older plants that use older technology. We believe our efficient energy systems and heat recovery technology require relatively less energy than older dry-mill ethanol plants. In addition, we believe that our advanced computer control systems and process automation increase our facilities’ operating rate, energy efficiency and product quality.

•	Scale of facilities. According to the RFA, the average U.S. ethanol production facility capacity in 2005 was 45 MMGY. By comparison, our existing and planned facilities are each designed to have capacity of at least 110 MMGY of ethanol. As a result of the volume of our production and our access to multiple rail carriers, we are able to utilize unit trains to ship our finished ethanol product more efficiently. Our relatively large facilities are designed to store up to 30 days of corn, which allows us to take advantage of attractive corn purchasing opportunities. The available land at our existing facilities also provides for possible future expansion.

•	Substantial production capacity. Our current production capacity is 230 MMGY, and is expected to increase to 340 MMGY by the end of 2007 and to 560 MMGY by the end of the first quarter of 2008. We believe our scale allows us to market and distribute our ethanol more efficiently and to manage our business more effectively than many other producers who operate individual or smaller facilities. In addition, we can deliver large quantities of ethanol to satisfy all or a large portion of our customers’ ethanol requirements.

•	Construction and development experience. We believe our expertise and involvement in constructing and developing low cost, large facilities allow us to complete new construction and expansion projects more efficiently than many of our smaller competitors, whom we believe are not as involved in the design and construction process and typically contract for more costly “turn-key” facilities. We constructed our Aurora Facility five months ahead of schedule and 12% under budget and our Fort Dodge Facility three months ahead of schedule and within budget. In June 2005, we also successfully increased the production capacity of our Aurora Facility from 100 MMGY to 120 MMGY in under three weeks and at approximately one-third of the per gallon cost of building a new facility. We have operated our Aurora Facility and our Fort Dodge Facility at efficient levels with an excellent safety record. We believe we can replicate our success at our Charles City Facility and at our additional planned facilities.

      VE85tm branded ethanol fuel. We believe VeraSun’s branded VE85tm fuel gives us a significant advantage over our competitors in the market for E85. E85, a fuel blend composed of up to 85% ethanol, is used in FFVs. According to the NEVC, as of the end of the 2005 model year, 6.0 million FFVs capable of accepting VE85tm were in use in the U.S., including automobiles manufactured by Ford, DaimlerChrysler AG, General Motors, Isuzu Motors Limited, Mazda Motor Corporation and Nissan Motor Co., Ltd. We believe the number of FFVs will increase over the next several years. We recently entered into arrangements with Ford and General Motors to increase the number of VE85tm fuel pumps in various locations such as Chicago, Illinois and Minneapolis, Minnesota, which will enable us to expand our direct channel of branded fuel into the marketplace. Our VE85tm brand, the related marketing program and our strategic automotive and industry relationships offer comprehensive assistance to fuel retailers with fuel pump installations and conversions and also build consumer awareness to increase retail sales.
      Experienced and proven management team. Our management team, led by our chief executive officer and majority shareholder, Donald L. Endres, has extensive experience in the ethanol industry, and its core members have worked together successfully for over ten years. Our senior project management and operations executives, together with our two facility managers, have an average of over 20 years of experience in process operations in the ethanol, energy and chemical industries.
Business Strategy
      Our objective is to maintain our leading market position in the U.S. renewable fuels industry and to continue to realize efficiencies in ethanol production. Key elements of our strategy to achieve this objective include:

•	Add low-cost production capacity. We intend to capitalize on the growing U.S. demand for ethanol by expanding our production capacity rapidly over the next several years. We are focused on the development and construction of our Charles City Facility, our Northwestern Iowa Facility and our Welcome Facility. In pursuing our expansion strategy, we seek to build on the success of our operating facilities, continue to build large-scale facilities, leverage proven facility design, incorporate technology improvements and continue to locate facilities with access to multiple rail services. Using similar facility designs enables us to lower our costs relating to spare parts and to take advantage of our operations experience at our other facilities. We expect to operate three facilities with an aggregate production capacity of 340 MMGY by the end of August 2007 and to have five facilities with an aggregate production capacity of 560 MMGY by the end of the first quarter of 2008.

•	Continue to focus on cost efficiency. We plan to continue to take advantage of our large production capacity and greater economies of scale to become more energy efficient and increase yield. We will also continue to use our on-site corn storage facilities to purchase corn during peak supply periods to reduce our corn costs. We intend to reduce our per-unit transportation costs by making greater use of unit trains to ship our finished ethanol and distillers grains products. We are also evaluating the benefits of expanding one or more of our existing facilities to take further advantage of economies of scale.

•	Explore alternative technologies. We are studying the costs and feasibility of implementing biomass combustion systems at our facilities. These systems should allow us to reduce our energy costs by using biomass, such as switchgrass, straw, corn stover and other fibrous materials, as a substitute energy source in place of natural gas. Our research indicates that biomass combustion could potentially produce a majority of the energy needed to operate our facilities, thereby significantly reducing our reliance on natural gas. We are evaluating the capital costs and engineering challenges associated with implementation of biomass combustion.

We have also conducted research and testing on extracting corn oil during the ethanol production process and selling corn oil or using it to produce biodiesel, a clean burning alternative fuel that can be used in diesel engines with petroleum diesel to lower emissions and improve lubricity. If we are able to improve corn oil extraction recovery rates, we may be able to produce biodiesel economically, which would increase the value of our co-products. We are still conducting research and development in this area.

•	Expand market demand for ethanol. We plan to create additional demand for ethanol by continuing to work with refiners and blenders to introduce ethanol into new markets. We will also continue to pursue the development of partnerships to market VE85tm and expand the availability of VE85tm fuel with a variety of industry participants, including major automakers, such as those developed with Ford and General Motors; independent gasoline marketers, such as those developed with Erickson Oil Products, Inc., Olson Oil Co. and Gas City Ltd.; and other entities, such as the NEVC, the RFA, various corn grower groups, and state and federal agencies.

•	Continue to use price mitigation strategies. We seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline contracts. We believe our strategy of managing exposure to commodity price fluctuations reduce somewhat the volatility of our results.

•	Pursue potential acquisition opportunities. We believe that opportunities for expansion of our business through industry acquisitions will arise as the ethanol industry matures. We evaluate opportunities to acquire additional ethanol production, storage or distribution facilities and related infrastructure. In addition to operational production facilities, we may also seek to acquire potential facility sites under development.
Industry Background and Market Opportunity
      Ethanol is a type of alcohol, produced in the U.S. principally from corn. Ethanol is primarily used as a blend component in the U.S. gasoline fuel market, which approximated 140 billion gallons in 2005 according to the EIA. Refiners and marketers have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. According to the RFA, 4.0 billion gallons of ethanol were produced in the U.S. in 2005, accounting for approximately 3% of the U.S. gasoline fuel supply. According to the RFA, total U.S. ethanol production capacity increased to more than 4.3 BGY in 2005. The substantial majority of U.S. fuel ethanol produced in 2005 was used as an additive to gasoline. According to the U.S. Department of Energy, refiners typically blend ethanol at 5.7% to 10.0% of volume in over 30% of the U.S. gasoline fuel supply. Ethanol is also used as the primary blend component for E85, a fuel blend composed of up to 85% ethanol. Although E85 represented substantially less than 1% of the U.S. gasoline supply in 2005, approximately 6.0 million vehicles on the road in the U.S. today are FFVs. Ethanol blends of up to 10% are approved for use under the warranties of all major motor vehicle manufacturers and are often recommended as a result of ethanol’s clean burning characteristics. In addition, all major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors permit the use of ethanol blends in their products. The primary uses of ethanol are:

Octane enhancer. On average, regular unleaded gasoline has an octane rating of 87 and premium unleaded has an octane rating of 91. In contrast, pure ethanol has an average octane rating of 113. Adding ethanol to gasoline enables refiners to produce greater quantities of lower octane blend stock with an octane rating of less than 87. Ethanol is typically added to the lower octane stock at the wholesale terminal as the final step before the gasoline is delivered to the retail station. By adding ethanol, the refiner or blender is able to increase the octane rating of the blend stock so that it conforms to gasoline standards, while also expanding the volume of fuel to be sold. Therefore, the refiner benefits from the ability to produce more fuel from a given barrel of oil and expands its ability to meet consumer demand, especially during times when refinery capacity and octane sources are limited. In addition, ethanol is commonly added to finished regular grade gasoline at the wholesale terminal as a means of producing higher octane midgrade and premium gasoline.

Clean air additive. A clean air additive is a substance that, when added to gasoline, reduces tailpipe emissions, resulting in improved air quality characteristics. Ethanol contains 35% oxygen, approximately twice that of MTBE, an alternative oxygenate to ethanol, the use of which is being phased out. The additional oxygen in the ethanol results in more complete combustion of the fuel in the engine cylinder. This in turn results in reduced tailpipe emissions by as much as 30%, including a 12% reduction in volatile organic compound emissions when blended at a 10% level. Ethanol also displaces the use of some gasoline components like benzene, a known carcinogen. Ethanol is non-toxic, water soluble and quickly biodegradable.

Valuable blend component. In addition to its performance and environmental benefits, ethanol is used to extend fuel supplies. As the U.S. need for automotive fuel increases and the U.S. dependence on foreign crude oil and refined products grows, the U.S. is increasingly seeking domestic sources of fuel. Much of the ethanol blending throughout the U.S. today is done for the purpose of extending the volume of fuel sold at the gas pump.

E85, a gasoline alternative. Ethanol is the primary blend component in E85. The number of service stations that sell E85 has grown rapidly. As of February 2006, the U.S. Department of Energy stated that over 500 service stations in the U.S. sell E85. Vehicles must be specially equipped to use E85 fuel. According to the NEVC, approximately 6.0 million U.S. vehicles are FFVs. Although E85 represents a small percentage of the motor vehicle fuel used in the U.S., the experience in Brazil suggests that E85 could capture a much greater portion of the U.S. market in the future. According to BBC News, sales of FFVs in Brazil represented more than half of the new vehicles sold in Brazil in 2005. U.S. automakers receive incentives under federal fuel economy standards for producing FFVs. E85 is generally priced lower per gallon than gasoline because most FFVs experience some reduction in mileage when running on E85.
Demand for Ethanol
      We believe the ethanol market will grow as a result of favorable economics; the replacement of MTBE; a shortage of domestic petroleum refining capacity; geopolitical concerns; and federally mandated renewable fuel usage. We also believe that E85 will become increasingly important over time as an alternative to unleaded gasoline.
      Favorable production economics relative to gasoline. Ethanol currently represents an economically attractive source of fuel. We believe that our cost of producing a gallon of ethanol is now significantly lower than the cost incurred by refiners to produce a gallon of gasoline.
      Replacement of MTBE. Because of their blend characteristics, availability and cost, ethanol and MTBE were the two primary additives used to meet the Clean Air Act’s oxygenate requirements. Because MTBE could be produced and blended with gasoline at the refinery and transported through a pipeline, it was initially the preferred oxygenate ingredient used by the petroleum industry in most reformulated gasoline. Before 2003, ethanol was used primarily as a fuel extender and octane enhancer, predominantly in the Midwest. In recent years, as a result of health and environmental concerns, 25 states, representing more than half of the MTBE consumed in the U.S., including California, New York and Connecticut, have banned or significantly limited the use of MTBE. Product liability concerns regarding MTBE increased following passage of the Energy Policy Act, which did not contain limitations on product liability claims relating to MTBE use. As a result, refiners are now expediting the phase-out of MTBE nationwide, creating additional demand for ethanol outside of the Midwest. As MTBE is replaced, ethanol is positioned to be the most likely substitute for MTBE because of its favorable production economics, high octane rating and clean burning characteristics.
      Shortage of domestic petroleum refining capacity. According to the EIA, the number of operable U.S. petroleum refineries has decreased from 319 in 1980 to 148 in 2005. Also according to the EIA, while domestic refining capacity has decreased approximately 6% from 1980 to 2005, domestic demand has increased 27% over the same period. The EIA expects growth in refining capacity to average 1.3% per year until 2025, with demand for refined petroleum products growing at 1.5% per year over the same period. Because ethanol is blended with gasoline after the refining process, it directly increases domestic fuel capacity. We believe that domestic fuel refining shortages will result in greater demand for ethanol.
      Geopolitical concerns. The U.S. is increasingly dependent on foreign oil. According to the EIA, crude oil imports represented 65% of the U.S. crude oil supply in 2005 and are estimated to rise to 71% by 2025. Political unrest and attacks on oil infrastructure in the major oil producing nations, particularly in the Middle East, have periodically disrupted the flow of oil. Fears of terrorist attacks have added a “risk premium” to world oil prices. At the same time, developing nations such as China and India have increased their demand for oil. As a result, world oil prices topped $70 a barrel at times during 2005 and have averaged above $60 a barrel during 2006. As a domestic, renewable source of energy, ethanol reduces the U.S.’s dependence on foreign oil by increasing the availability of domestic fuel supplies. The RFA calculates that in 2004 alone, the use of ethanol reduced the U.S. trade deficit by $5.1 billion by eliminating the need to import 143.3 million barrels of oil.
      Renewable Fuels Standard. In August 2005, President Bush signed the Energy Policy Act establishing the RFS, which eliminated the mandated use of oxygenates and mandates annual use of 7.5 BGY of renewable fuels in the U.S. fuel supply by 2012. The RFS requires motor fuels sold in the U.S. to contain in the aggregate the following minimum volumes of renewable fuels in future years:

Year	Renewable Fuel Usage

(In billions of gallons)
2006	4.0
2007	4.7
2008	5.4
2009	6.1
2010	6.8
2011	7.4
2012	7.5
      We expect this mandate will result in a significant increase in ethanol demand. The rules for implementation of the RFS and the Energy Policy Act are still under development. Although the RFS should provide for growing demand, we believe the actual use of ethanol and other renewable fuels will surpass the mandated requirements, especially in the early years of implementation of the RFS. Additional legislation that we believe affects the demand for ethanol, including the federal tax incentive program, is discussed below under “— Legislation.”
Supply of Ethanol
      Production in the ethanol industry remains fragmented. According to the RFA, while domestic ethanol production increased from 1.7 billion gallons in 1997 to 4.0 billion gallons in 2005, the top five producers accounted for approximately 37% of the industry’s total estimated production capacity as of February 2006. The remaining production generated by more than 50 smaller producers and farmer-owned cooperatives, most with production of 50 MMGY or less. Since a typical ethanol facility can be constructed in approximately 14 to 18 months from groundbreaking to operation, the industry is able to forecast capacity additions for up to 18 months in the future. As of March 20, 2006, the RFA estimates ethanol facilities with capacity of an aggregate of an additional 2.1 BGY were under construction.
      Although the ethanol industry continues to explore production technologies employing various feedstocks, such as biomass, corn-based production technologies remain the most practical and provide the lowest operating risks. Consequently, most U.S. ethanol is produced from corn grown in Illinois, Iowa, Minnesota, Nebraska and South Dakota, where corn is abundant. In addition to corn, the production process employs natural gas or, in some cases, coal to power the facility and dry distillers grains. Proximity to sufficient low-cost corn and natural gas supply, therefore, provides a key competitive advantage for ethanol producers.
      Ethanol is typically either produced by a dry-milling or wet-milling process. Although the two processes feature numerous technical differences, the primary operating trade-off of the wet-milling process is a higher co-product yield in exchange for a lower ethanol yield. Dry-milling ethanol production facilities constitute the substantial majority of new ethanol production facilities being constructed in the past five years because of the increased efficiencies and lower capital costs of dry-milling technology. Dry-mill ethanol facilities typically produce between five and 50 MMGY, with newer dry-mill facilities, like ours, producing over 100 MMGY and enjoying economies of scale in both construction and operating costs per gallon. The largest ethanol production facilities are wet-mill facilities that have capacities of 200 to 300 MMGY. According to the RFA, 79% of the ethanol production capacity is generated from dry-mill facilities, with only 21% from wet-mill facilities.
      Over half of total U.S. ethanol production is consumed in the east- and west-coast markets, primarily as a result of the stricter air quality requirements in large parts of those markets. The primary means of transporting ethanol from the Midwest to the coasts is by rail transportation. As a result, adequate access to rail transportation is a key consideration for locating ethanol production facilities. Furthermore, a producer’s ability to form unit trains, consisting entirely of ethanol tank cars from one facility, allows for reduced transportation costs and faster delivery times. The movement of ethanol via pipeline is limited as a result of the tendency of ethanol to absorb water and other impurities found in the pipelines, logistical limitations of existing pipelines and limited volumes of ethanol that need to be transported. Barges and trucks are also used in the transportation of ethanol.

Ethanol Production Process
      In the dry-mill process of converting corn into ethanol, each bushel of corn yields approximately 2.8 gallons of ethanol and approximately 18 pounds of distillers grains. This process is described below.
Source: Renewable Fuels Association (RFA)
      1. In the dry-mill ethanol process, the corn kernels are first ground into a flour, or “meal,” and mixed with water in cookers to form a slurry, called “mash.”
      2. In the cooking system, the action of heat liquefies the starch in the corn and enzymes are added to break down the starch to fermentable sugars.
      3. The cooked mash is then cooled and pumped to the fermenters where yeast is added. The action of the yeast converts the sugars in the mash into ethanol.
      4. The fermented mash is pumped to the distillation system where the ethanol is separated from the non-fermentable solids (the stillage), and water is removed to concentrate the ethanol to a strength of 190-proof (95% ethanol).
      5. The ethanol is further concentrated in a molecular sieve dehydrator to a strength of 200-proof (99+% ethanol), to produce fuel-grade ethanol which is then denatured (rendered unfit for human consumption) with gasoline and transferred to storage tanks.
      6. The stillage from the distillation system is sent through a centrifuge that separates the coarse grain from the solubles. The solubles are then concentrated in an evaporator system. The resulting material, condensed distillers solubles or “syrup,” is mixed with the coarse grain from the centrifuge and then dried to produce dried distillers grains with solubles, a high quality, nutritious livestock feed. Some of the distillers grains may bypass the final drying stage and be sold as wet distillers grains with solubles.
Ethanol Co-Products
      Dried distillers grain with solubles. A co-product of dry-mill ethanol production, DDGS is a high-protein and high-energy animal feed that is sold primarily as an ingredient in beef and dairy cattle rations. DDGS consists of the concentrated nutrients (protein, fat, fiber, vitamins and minerals) remaining after starch in corn is converted to ethanol. Over 85% of DDGS is fed to dairy cattle because it contains high “by-pass protein,” which results in more milk production. It is also used in poultry, swine and other livestock feed.

      Our facilities utilize the latest DDGS production technology and produce high quality, or “golden,” DDGS, which commands a premium over products from older plants. Golden DDGS has higher availability of nutrients and is more easily digested than other products.
      Wet distillers grains with solubles. WDGS is similar to DDGS except that the final drying stage of DDGS is bypassed and the product is sold as a wet feed containing 35% to 50% dry matter, as compared to DDGS, which contains about 90% dry matter. WDGS is an excellent livestock feed with better nutritional characteristics than DDGS because it has not been exposed to the heat of drying. The sale of WDGS is usually more profitable because the plant saves the cost of natural gas for drying. The product is sold locally because of the higher cost of transporting the product to distant markets.
      Corn oil. Corn oil can be produced as a co-product of ethanol production by installing equipment to separate the oil from the distillers grains during the production process. Corn oil can be sold as an animal feed and commands higher prices than DDGS. It can also be used to produce biodiesel, a clean burning alternative fuel that can be used in diesel engines with petroleum diesel to lower emissions and improve lubricity. We have conducted research and testing on extracting corn oil during the ethanol production process and selling corn oil or using it to produce biodiesel. If we are able to improve corn oil extraction recovery rates, we may be able to produce biodiesel economically, which would increase the value of our co-products. We are still conducting research and development in this area.
Overview of Raw Material Supply, Pricing and Hedging
      We seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline contracts. We believe our strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results.
      A substantial number of our ethanol sales contracts are based on six-month contracting periods, typically April 1 through September 30 and October 1 through March 31 of each year. These six-month contracts are typically entered into months before the contract commences, so that April 1 through September 1 contracts often are entered into during the winter and October 1 through March 31 contracts are often entered into during the summer. We do not make raw material purchases in excess of our estimated production needs.
      Corn procurement and hedging strategy. We employ the following corn procurement methods and related hedging strategies:

•	we purchase corn through spot cash, fixed-price forward and delayed pricing contracts; and

•	we utilize hedging positions in the corn futures market to manage the risk of excessive corn price fluctuations for a portion of our corn requirements.
      For our spot purchases, we post daily corn bids so that corn producers can sell to us on a spot basis. Our fixed-price forward contracts specify the amount of corn, the price and the time period over which the corn is to be delivered. These forward contracts are at fixed prices or prices based on CBOT prices. Our corn requirements can be contracted for up to a year in advance on fixed-price forward contracts. The parameters of these contracts are based on the local supply and demand situation and the seasonality of the price. For delayed pricing contracts, producers will deliver corn to the plant, but the pricing for that corn and the related payment will occur at a later date.
      We buy futures positions on the CBOT to hedge a portion of our exposure to corn price risk. In addition, our facilities have significant corn storage capacity. To help protect against potential supply disruptions, we generally maintain inventories of corn at each of our facilities. This corn inventory ranges generally from 10 to 30 days of supply, depending on the time of year, the current market price for corn and other factors.
      Natural gas procurement and hedging strategy. We are subject to market risk with respect to our supply of natural gas that is consumed in the ethanol production process and has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. Accordingly, we hedge a portion of our exposure to natural gas price risk from time to time by using fixed price or indexed exchange-traded futures contracts.
      Unleaded gasoline hedging strategy. Because some of our contracts to sell ethanol are priced based on the price of unleaded gasoline, we establish from time to time an unleaded gasoline hedge position using exchange-traded futures to reduce our exposure to unleaded gasoline price risk.
Marketing Arrangements
      Ethanol marketing. We have agreements with Aventine for the marketing, billing, receipt of payment and other administrative services for substantially all of the ethanol that we produce at our two facilities. We believe our ethanol constitutes over 35% of the ethanol pool that Aventine manages, which makes us the largest contributor to the pool. Under the terms of the agreements, we sell our ethanol to Aventine for the price at which Aventine resells the ethanol, less costs of distribution and a sales commission.
      On February 15, 2006, we notified Aventine that we will terminate our agreements with it on March 31, 2007. At the expiration of our agreements with Aventine, we intend to market and sell our ethanol directly to blenders, refiners and other end users. Up to this point in the development and expansion of our business, we have used our marketing arrangement with Aventine to pool our ethanol with other producers, allowing us to establish relationships with ethanol buyers seeking large suppliers. We believe our business has become large enough for us to market ethanol directly to customers, giving us the benefits of direct customer contact and control of contract negotiations.
      In connection with marketing and selling our own ethanol, we will need to establish our own marketing, distribution, transportation and storage infrastructure. This will involve obtaining sufficient numbers of railcars and storage depots near our customers and at other strategic locations to ensure efficient delivery of our finished ethanol product. We will also need to hire or outsource a marketing and sales force and logistical and other operational personnel to properly staff our distribution activities. In addition, we expect that our senior management will need to devote a larger portion of their time to the management of sales, marketing and distribution activities.
      We are increasingly seeking to market our VE85tm fuel through arrangements with gas distributors and retailers. We provide the retailers with an array of services, including signage, employee training and other marketing support to assist in this process.
      Distillers grains marketing. We market our distillers grains both nationally and locally through our sales force. Our DDGS is primarily marketed nationally to agricultural customers for use as animal feed. Our WDGS is sold to agricultural customers for use as animal feed. These sales are made pursuant to agreements typically lasting from six to twelve months. We sell more dry distillers grains than wet due to the limited markets for WDGS, which cannot be transported long distances. Our DDGS accounted for 88.4% of our co-product sales for 2005, and our sales of WDGS accounted for 11.6% of our co-product sales for 2005.

Facilities
      The table below provides an overview as of March 2006 of our existing facilities and our Charles City Facility, which is under construction and anticipated to be completed by July or August of 2007.

	Aurora Facility	Fort Dodge Facility	Charles City Facility(1)

Location	Aurora, South Dakota	Fort Dodge, Iowa	Charles City, Iowa
Year completed or scheduled to be completed	2003 (expansion 2005)(2)	2005	2007
Annual ethanol capacity (in millions of gallons)	120	110	110(3)
Ownership	100%	100%	100%
Production process	Dry-Milling	Dry-Milling	Dry-Milling
Primary energy source	Natural Gas	Natural Gas	Natural Gas
Estimated distillers grains production (dry) per year	390,000 tons	350,000 tons	350,000 tons
Estimated corn processed per year	43 million bushels	39 million bushels	39 million bushels
Corn grown during 2004-2005 crop year within a 60-mile radius	325 million bushels	598 million bushels	563 million bushels

(1)	Construction of our Charles City Facility commenced in 2006 and is being funded primarily with $125.0 million of the net proceeds from the sale of the notes.

(2)	In June 2005, our Aurora Facility was expanded from a production capacity of 100 MMGY to 120 MMGY.

(3)	Estimated upon completion of construction of our Charles City Facility.
     Our corporate headquarters building is located in Brookings, South Dakota. In addition, we plan to complete construction of our Northwestern Iowa Facility and our Welcome Facility by the end of the first quarter of 2008.

Site selection criteria and use of experienced engineering and construction firms
      We intend to replicate the successful site location and construction management of our Aurora Facility and our Fort Dodge Facility at our new facilities. Our site location criteria encompass many factors, including proximity of feedstocks and abundant corn supplies, good road and rail access, water, utility availability and space for equipment and truck movement. We site our facilities with direct or indirect access to multiple rail carriers. Other considerations include a qualified labor force, as well as community services that are capable of attracting and retaining top personnel.
      Fagen, Inc. and ICM, Inc., two of the most experienced and well regarded construction and engineering firms in the ethanol industry, designed, engineered and constructed our Aurora and Fort Dodge Facilities and are providing similar services in connection with the construction of our Charles City Facility. In addition, we intend to engage these firms to design, engineer and build our Northwestern Iowa Facility and our Welcome Facility. We collaborate with these firms in the design, engineering and construction of our facilities and we believe our expertise and involvement allow us to complete projects more efficiently than many of our competitors, who we believe are not as involved in the design, engineering and construction process and typically contract for more costly “turn-key” facilities.

Aurora Facility
      Our Aurora Facility commenced operations in December 2003 and was the first new-generation dry-mill ethanol plant built with a production capacity of 100 MMGY. The facility is located in Aurora, South Dakota, on a 420-acre site. We increased the capacity of our Aurora Facility to 120 MMGY in June 2005, and have incorporated the latest process control systems to increase production yields and quality.
      Capacity. One of the largest ethanol facilities in the U.S. by production, our Aurora Facility processes more than 43 million bushels of corn per year and produces 120 MMGY of ethanol and approximately 390,000 tons of dry distillers grains per year. The facility is designed to operate on a continuous basis. The facility purchases corn from many different suppliers.
      Transportation and logistics. Our Aurora Facility transports ethanol by rail and truck, as needed, and has significant capacity for each form of transportation. Logistics include on-site rail loading and truck loading systems. Depending on relative costs and need, transportation methods can be easily changed. The facility is located on the Dakota, Minnesota & Eastern railway, or DM&E, and in close proximity to U.S. Highway 14 and Interstate 29.
      Rail agreements. We have entered into a rail transportation agreement with the DM&E, pursuant to which the DM&E transports our outbound ethanol shipments and inbound corn and grain shipments at fixed rates, subject to semi-annual adjustment based on a national index of rail costs. This contract does not have stated minimums and terminates on December 31, 2011.
      Energy agreements. We have entered into agreements for the purchase of electricity and natural gas. Our agreement with Sioux Valley Southwestern Electric Cooperative, Inc., or Sioux Valley, provides us with a fixed rate on electric service through December 2008. The agreement requires the payment of a minimum demand charge and the payment of a monthly facilities charge. The agreement may be terminated by Sioux Valley if we fail to make payments, breach any other obligations to Sioux Valley or become the subject of a bankruptcy or insolvency proceeding, and then subsequently fail to cure that default within 10 days.
      Our natural gas transportation agreement with NorthWestern Services Group, Inc., or NorthWestern, provides access to the Northern Border Gas Pipeline. The agreement, which expires in September 2018, requires the payment of a minimum transportation demand charge each year until the required natural gas volume under the contract has been reached. NorthWestern may terminate delivery under the contract if we fail to perform our obligations under the contract, become the subject of a bankruptcy or insolvency proceeding or otherwise become unable to pay our debts as they become due. We generally seek bids for gas supply from a number of parties, including NorthWestern.

Fort Dodge Facility
      Our 110 MMGY Fort Dodge Facility commenced operations in October 2005 and is located four miles west of Fort Dodge, Iowa at the intersection of the Union Pacific and the Chicago Central and Pacific railroads. The facility is located on a 270-acre site, and its layout and operations are similar to our Aurora Facility.
      Capacity. Our Fort Dodge Facility has the capacity to process more than 39 million bushels of corn per year and to produce 110 MMGY of ethanol and approximately 350,000 tons of dry distillers grains per year. The facility is designed to operate on a continuous basis.
      Transportation and logistics. Our Fort Dodge Facility transports ethanol by rail and truck, as needed, and has significant capacity for each form of transportation. Logistics include on-site rail loading and truck loading systems. Depending on relative costs and need, transportation methods can be easily changed. The facility’s location enables efficient delivery to customers by rail or highway.
      Rail agreements. We have entered into operating agreements with the Chicago Central and Pacific Railroad Company, or Chicago Central, and the Union Pacific Railroad Company, or Union Pacific, under which we obtain transportation services. Our agreement with Chicago Central may be terminated at any time by either party upon 60 business days’ prior notice. Our agreement with Union Pacific may be terminated at any time by us with 30 days’ prior notice. Union Pacific may terminate this agreement with 30 days’ prior notice for lack of rail use by our Fort Dodge Facility, an event of default by us that remains uncured for 30 days after receiving notice of the default from Union Pacific and impracticability of performance by Union Pacific.
      Energy agreements. We have entered into an agreement for the purchase of electricity with MidAmerican Energy Company, or MidAmerican, which provides us with a fixed rate on electric service for a five-year term. The agreement requires that we pay a monthly demand charge based on an electrical demand of 10,000 kWh whether or not we use this amount of electricity. MidAmerican may terminate this agreement if we:

•	become the subject of a bankruptcy or insolvency proceeding;

•	make a general assignment for the benefit of creditors;

•	are unable to pay our debts; or

•	commit a material breach of any of the terms or provisions of the contract, and then subsequently fail to cure the default within 10 business days.
      We also have agreements in place for the transportation and delivery of natural gas to our Fort Dodge Facility. Our agreement with MidAmerican provides us with a fixed rate for transportation and delivery of natural gas from the Northern Natural Gas Pipeline Company, or NNG, system to our Fort Dodge Facility for a ten-year term. The agreement requires that we pay the monthly demand charges based on a demand of 10,000 MMBTUs per day whether or not we use this amount of gas. MidAmerican may terminate the contract if we fail to comply with or perform any condition or obligation and then subsequently fail to cure that default within 10 days.
      In addition, we have an agreement with NNG for the transportation of natural gas from various receipt points to the delivery point on the MidAmerican system for a ten-year term. The agreement requires that we pay a minimum monthly demand charge, whether or not we use that amount of gas. We generally seek bids for gas supply from a number of parties, including MidAmerican.

Charles City Facility
      In March 2006, we commenced construction of a 110 MMGY ethanol plant on approximately 370 acres near Charles City, Iowa. Construction is expected to be completed in July or August of 2007. Our Charles City Facility is expected to employ approximately 50 skilled workers, process approximately 39 million bushels of corn per year and produce approximately 110 MMGY of ethanol and 350,000 tons of dry distillers grains per year. Our Charles City Facility is being designed to operate on a continuous basis.
      In choosing the site for our Charles City Facility, we followed the same site selection strategy as we did for our Aurora Facility and our Fort Dodge Facility. We expect our Charles City Facility will transport ethanol and DDGS by rail and truck, as needed, and will have significant capacity for both forms of transportation. Planned logistics include on-site rail loading and truck loading systems. Depending on relative costs, transportation methods can be easily changed. It is located on the Iowa, Chicago and Eastern railway with direct access to the Chicago Central and Pacific railway.
      We expect to enter into contracts with MidAmerican for electricity and NNG for natural gas services for our Charles City Facility.

Northwestern Iowa and Welcome Facilities
      We expect to begin construction of two new 110 MMGY production facilities in 2006; one in Northwestern Iowa and one near Welcome, Minnesota. The City of Welcome, Minnesota recently exercised options on our behalf to purchase 370 acres near Welcome, Minnesota, and we have options to purchase 440 acres in Hartley, Iowa and 440 acres in Everly, Iowa. Because of the effect of a large facility on local infrastructure and corn costs, we will construct a facility either at Hartley or at Everly, Iowa but not at both. We are comparing the advantages of each location and expect to determine the facility site location in the second quarter of 2006.
      We expect to begin construction on our Northwestern Iowa Facility and our Welcome Facility in 2006 and we estimate that we will be able to finance the construction of both of these facilities with proceeds from our planned initial public offering and from cash flow from operations. We expect to begin construction on these two facilities in the latter half of 2006 and to complete them by the end of the first quarter of 2008.

Potential future facility sites, acquisitions and facility expansions
      We continue to monitor our options for expansion of our business as ethanol market demand grows, and we may determine that further ethanol capacity is required. We will determine whether additional sites are suitable for construction of ethanol production facilities in the future. Because the ethanol industry is highly fragmented, we also may consider purchasing ethanol facilities if we believe such acquisitions would enhance our business or our strategic position in the industry. We also intend to evaluate opportunities to acquire additional ethanol storage or distribution facilities and related infrastructure.
      We are also investigating the feasibility of expanding existing facilities to significantly increase their production capacity. Such an expansion would entail constructing additional structures and systems adjacent to an existing facility and integrating certain processes. In connection with such an expansion, we also may install redundant systems to use biomass, such as switchgrass, straw, corn stover and other fibrous materials, as a substitute energy source in place of natural gas. Operating a large-scale, solid-fuel combustion system of this kind would impose significant challenges with respect to federal, state and local environmental and air quality laws and regulations. We would also face challenges in purchasing appropriate quantities of biomass materials from third parties to offset the costs of installing the solid-fuel combustion system. The infrastructure for harvesting, storing and transporting biomass is not well established and thus the acquisition of large quantities of biomass material may not be achieved on a cost-effective basis.
      In addition to these considerations, our analysis will depend greatly upon:

•	the projected cost savings from integrated processes and from the use of a solid-fuel combustion system;

•	the cost of construction and of integration, including the amount of time the facility would cease production to allow system integration; and

•	the flexibility we would have under our existing debt covenants.
Competition
      The market in which we sell our ethanol is highly competitive. According to the RFA, world ethanol production rose to 12 billion gallons in 2005. Fuel ethanol accounted for 73% of world production. The U.S. and Brazil are the world’s largest producers of ethanol. As of March 20, 2006, industry capacity in the U.S. approximated 4.5 BGY, with an additional 2.1 BGY of capacity under construction. The ethanol industry in the U.S. consists of more than 90 production facilities and is primarily corn based, while the Brazilian ethanol production is primarily sugar cane based.
      We compete with ADM, which has approximately 24% of the production capacity in the U.S., as well as other large producers such as Aventine, which has 3% of the U.S. production capacity, Cargill, which has 3% of the U.S. production capacity, and Abengoa, which has 2% of the U.S. production capacity. The industry is otherwise highly fragmented, with many small, independent firms and farmer-owned cooperatives constituting the rest of the market. We compete with our competitors primarily on a national basis.
      We believe that our ability to compete successfully in the ethanol production industry depends on many factors, including the following principal competitive factors:

•	price;

•	reliability of our production processes and delivery schedule; and

•	volume of ethanol produced and sold.

      With respect to distillers grains, we compete with other suppliers (i.e., other ethanol producers) as well as a number of large and smaller suppliers of competing animal feed. We believe the principal competitive factors are price, proximity to purchasers and product quality.
Legislation
      Energy Policy Act. The Energy Policy Act established minimum annual volumes of renewable fuel to be used by petroleum refiners in the fuel supply. The annual requirement grows to 7.5 BGY by 2012. Also, the Energy Policy Act did not provide liability protection to refiners who use MTBE as a fuel additive. Given the extent of the environmental concerns associated with MTBE, we believe that this will serve as a catalyst to hasten the replacement of a significant portion of the remaining MTBE volumes with ethanol in the near future. Finally, the Energy Policy Act removed the oxygenate requirements that were put in place by the Clean Air Act. The Energy Policy Act also included anti-backsliding provisions, however, that require refiners to maintain emissions quality standards in the fuels that they produce, thus providing a source for continued need for ethanol.
      The federal blenders’ credit. First implemented in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. The incentive program is scheduled to expire in 2010 (unless extended).
      The federal Clean Air Act. The use of ethanol as an oxygenate is driven, in part, by environmental regulations. The federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide.
      State legislation banning or significantly limiting the use of MTBE. In recent years, due to environmental concerns, 25 states have banned, or significantly limited, the use of MTBE, including California, Connecticut and New York. Ethanol has served as a replacement for much of the discontinued MTBE volumes and is expected to continue to replace future MTBE volumes that are removed from the fuel supply.
      Federal tariff on imported ethanol. In 1980, Congress imposed a tariff on foreign produced ethanol, made from cheaper sugar cane, to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The tariff is $0.54 per gallon and is scheduled to expire in 2007 (unless extended).
      Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempted from the tariff under the Caribbean Basin Initiative, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the U.S., with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. As a result of new plants under development, we believe imports from the Caribbean region will continue, subject to the limited nature of the exemption.
      In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.
      Federal farm legislation. The U.S. Department of Agriculture’s, or the USDA’s, Commodity Credit Corporation Bioenergy Program pays cash to companies that increase their purchases of specified commodities, including corn, to expand production of ethanol, biodiesel or other biofuels. Payments are typically $0.20 to $0.30 per gallon of increased capacity and amounts must be refunded if decreases in production levels occur. This program is scheduled to expire on June 30, 2006 (unless extended).
      State incentives. In addition to USDA incentive payments, we also receive an incentive payment from the State of South Dakota to produce ethanol, based on gallons of ethanol produced.

Environmental Matters
      We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements. We also do not expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year.
      There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We do not have material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.
      In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that we own or operate if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we are required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters by September 13, 2007. New or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.
      The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

      See “Risk Factors — Risks Relating to Our Business — We may be adversely affected by environmental, health and safety laws, regulations and liabilities.”
Employees
      As of February 28, 2006, we had approximately 145 full time employees, including approximately 100 in operations and 45 who are responsible for companywide management, marketing, project management, logistics and administration. All of these employees are located in the U.S. None of our employees is covered by a collective bargaining agreement. We have had no labor-related work stoppages, and we believe we have positive relations with our employees.
Legal Proceedings
      As of the date of this prospectus, we are not party to any material pending or threatened legal proceedings.

MANAGEMENT
Directors and Officers
      The following table sets out the names and ages of each of our officers and directors, followed by a description of their business experience. All positions shown are with VeraSun.

Name	Age	Position

Donald L. Endres*	45	Chief Executive Officer and Director
Bruce A. Jamerson*	54	President and Director
Danny C. Herron*	51	Senior Vice President and Chief Financial Officer
Paul J. Caudill*	52	Senior Vice President, Operations
William L. Honnef*	39	Senior Vice President, Sales and Marketing
Paul A. Schock*	47	Senior Vice President, Corporate Development and Director
John M. Schweitzer*	61	Senior Vice President and General Counsel
Kevin T. Biehle	42	Vice President, Plant Operations
Ginja R. Collins	31	Vice President, Finance, Treasurer and Secretary
Matthew K.R. Janes	49	Vice President, Technology
Mark L. First	41	Director
D. Duane Gilliam	61	Director
T. Jack Huggins III	63	Director
Steven T. Kirby	54	Director

*	Executive officer.
     Donald L. Endres. Mr. Endres has served as our Chief Executive Officer and director since 2001. He has more than 20 years of experience in investing in, building, operating and managing successful businesses. In 1985, Mr. Endres founded Special Teams, Inc. and served as its president and general manager until it was sold to the American Express Company in 1995. Special Teams was recognized by Inc. magazine as one of the fastest growing privately held companies in the U.S. on the annual Inc. 500 List for both 1994 and 1995. Mr. Endres subsequently served for two years as president of American Express Special Teams.
      In 1999, Mr. Endres became a principal investor and board member of CoEv, Inc., which merged with Tyco International Ltd. in 2000. Mr. Endres also co-founded and served as principal investor and chief executive officer of ExpressGold.com, Inc., an internet payments system company, which merged with CyberSource Corporation in January 2000.
      He also served as co-founder and vice-chairman of Glacial Lakes Energy, an ethanol production facility in Watertown, South Dakota, and he is an investor in and board member of Badger State Ethanol, an ethanol producer in Monroe, Wisconsin. Mr. Endres serves on the board of directors and on the executive committee of the Renewable Fuels Association and was recently awarded the 2005 Ernst & Young Entrepreneur of the Year Award for the Minnesota, South Dakota and North Dakota region.
      Mr. Endres earned a bachelor of science degree in animal science with minors in computer science and economics from South Dakota State University. He was recognized by South Dakota State University’s College of Engineering as “Entrepreneur of the Year” in 2000.
      Bruce A. Jamerson. Mr. Jamerson has been our President since November 2003 and a director since January 2004. Mr. Jamerson also served as our Chief Financial Officer from November 2003 until March 2006. Before joining the Company, Mr. Jamerson was president of Conifer Investments, LLC, or Conifer, where he acted as our financial advisor. Conifer, which provided corporate finance and merger and acquisition advisory services on a national basis, was founded by Mr. Jamerson in 1996. He previously served as vice president of U.S. Natural Resources, Inc., a manufacturing company affiliated with Kohlberg, Kravis, Roberts & Company, from 1991 to 1993. Mr. Jamerson worked in the investment banking department of Credit Suisse First Boston in New York from 1980 to 1990 and in the ship financing department at Citibank in New York from 1975 to 1980.
      Mr. Jamerson earned a masters degree from the Sloan School of Management at the Massachusetts Institute of Technology and a bachelor of general studies degree from the University of Michigan.
      Danny C. Herron. Mr. Herron serves as our Senior Vice President and Chief Financial Officer and joined VeraSun in March 2006. Before joining the Company, Mr. Herron was executive vice president and chief financial officer of Swift & Company (an HM Capital Partners LLC portfolio company), a processor of fresh beef and pork products headquartered in Greeley, Colorado, from 2002 to 2006. He previously served as vice president and senior financial officer of Conagra Beef Company, a beef products manufacturer headquartered in Greeley, Colorado, from 1998 to 2002. From 1991 to 1998, Mr. Herron was employed at Borden Foods Company where he acted as snacks controller from 1991 to 1993, the chief financial officer of Midwest Snacks from 1993 to 1995 and operations controller from 1995 to 1998. Mr. Herron also worked at Frito-Lay, Inc. in various capacities from 1983 to 1991.
      Mr. Herron earned a masters degree in business administration from New Hampshire College and a bachelor of science degree in business administration and accounting from Valdosta State College.
      Paul J. Caudill. Mr. Caudill serves as Senior Vice President, Operations and joined VeraSun in late February 2006. He has over 25 years experience in architecture and engineering design, procurement and construction project management and has held senior-level positions with electric utilities in power generation plant operations. Prior to joining VeraSun, Mr. Caudill held a management position with Nebraska Public Power District where he was responsible for the company’s entry into the ethanol plant energy services market.
      Mr. Caudill earned a bachelor of science degree in public management from the University of Arizona and in 2004 graduated from Northwestern University’s Kellogg Graduate School of Management with a masters of business administration.
      William L. Honnef. Mr. Honnef is one of our founders and serves as Senior Vice President, Sales and Marketing. He was president and co-founder of ExpressGold.com, Inc. until it merged with CyberSource Corporation in January 2000. Mr. Honnef served as sales director of CyberSource Corporation until leaving to start VeraSun in 2001. Prior to co-founding ExpressGold.com, Inc., he was sales director at Special Teams, Inc. from 1992 until it was sold to the American Express Company in 1995. Mr. Honnef worked for American Express as regional vice president of sales from 1995 until leaving to start ExpressGold.com in 1999. He spent five years with Marriott Corporation in the role of systems analyst before joining Special Teams, Inc. Mr. Honnef serves on the boards of directors of the National Ethanol Vehicle Coalition, the Ethanol Promotion and Information Council and the American Coalition for Ethanol.
      Mr. Honnef graduated from Indiana University of Pennsylvania with a bachelor of arts degree in information systems in 1988 and was recognized by the University as the “Eberly School of Business and Information 2000 Entrepreneur of the Year.”
      Paul A. Schock. Mr. Schock serves as Senior Vice President, Corporate Development and joined VeraSun in September 2005. He has been a director since January 2003. Mr. Schock was affiliated with Bluestem Capital Company, a manager of various investment funds, from 1989 to 2004. Mr. Schock was a commercial banker and manager with First Bank Systems of Minneapolis, Minnesota, from 1981 to 1988, and chief financial officer of American Western Corporation, a manufacturing company in Sioux Falls, South Dakota, from 1988 to 1989. In 1989, he formed Schock Financial Services, Inc., the predecessor of Bluestem Capital Company.

      Mr. Schock attended Stanford University and graduated magna cum laude from Augustana College with a degree in business.
      John M. Schweitzer. Mr. Schweitzer serves as Senior Vice President and General Counsel and joined VeraSun in September 2005. Prior to joining VeraSun, he had been a partner at Stoel Rives LLP for more than 25 years, where he acted as counsel to VeraSun since its organization in 2001. Mr. Schweitzer was a Professional Attorney Fellow at the SEC from 1974 to 1976.
      Mr. Schweitzer earned a bachelor of arts degree in business administration from the University of Wisconsin — Milwaukee and masters and juris doctorate degrees from the University of Wisconsin — Madison.
      Kevin T. Biehle. Mr. Biehle joined the Company as Vice President, Plant Operations in December 2005. Before joining the Company, Mr. Biehle had a 20-year career with BASF Corporation in operations leadership and management.
      Mr. Biehle earned a bachelor of science degree in chemical engineering from the University of Missouri and a masters degree in business administration from the Kellogg School of Management at Northwestern University.
      Ginja R. Collins. Ms. Collins has served as our Secretary and Treasurer since June 2004 and became Vice President, Finance in March 2006. Prior to joining the Company, she was vice president of Conifer, which served as VeraSun’s financial advisor in securing the financing for the Aurora Facility in 2001. While at Conifer, Ms. Collins focused on corporate finance and merger and acquisition transactions for the energy and financial services sectors. Before joining Conifer in 1997, Ms. Collins worked as an analyst for U.S. Bancorp in asset and money management.
      Ms. Collins earned a bachelor of arts in economics and mathematics from Smith College.
      Matthew K.R. Janes. Mr. Janes served as Chief Operating Officer from January 2002 through September 2004 when he became Vice President, Technology. Mr. Janes served as a director from January 2003 to January 2005. Prior to joining VeraSun, Mr. Janes worked for 11 years with Commercial Alcohols Inc., or CAI, a manufacturer of industrial-grade alcohol and fuel-grade ethanol in Canada. He was CAI’s Vice President of Operations and Technology and was responsible for the design and start up of CAI’s 40 MMGY plant in Chatham, Ontario. Mr. Janes previously spent 11 years with Seagrams Distillers in various positions supervising production, engineering and technology functions.
      Mr. Janes has also served as vice president of the Canadian Renewable Fuels Association and as a director of Agri-Development Kent, an advisory committee of the local municipal government.
      Mr. Janes earned a bachelor of science degree in applied chemistry from the University of Waterloo and holds a diploma in business administration from Wilfred Laurier University. Mr. Janes has also completed both an Operations Management Program and a Financial Analysis for Executives Program at the Richard Ivey School of Business at the University of Western Ontario.
      Mark L. First. Mr. First has been a director since January 2006. Mr. First is a Managing Director of Eos Management, Inc., an affiliate of Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P., where he has been employed since March 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated from August 1991 until March 1994. He is also a director of several privately owned companies.
      Mr. First is a graduate of The Wharton School of the University of Pennsylvania with a bachelor of science degree and a graduate of the Harvard Business School with a masters degree in business administration.
      D. Duane Gilliam. Mr. Gilliam has been a director since January 2005. Mr. Gilliam has over 38 years of experience in the petroleum industry. Mr. Gilliam joined Ashland Inc. in 1967 as a process engineer and, thereafter, was promoted to a number of positions of increasing responsibility, including executive assistant, director and vice president of administration for Scurlock Oil Company in 1984, president of the newly combined Scurlock Permian Corporation in 1991, and group vice president of Ashland Petroleum Company in 1992. In 1993, Mr. Gilliam began serving as executive vice president of petroleum operations and, thereafter, as senior vice president for Ashland Inc. and president of Ashland Petroleum Company. He became executive vice president of Marathon Ashland Petroleum LLC, Findlay, Ohio, in January 1998, and was named executive vice president of corporate affairs in January 2001.
      Mr. Gilliam is a member of the 25 Year Club of the Petroleum Industry. He was a member and director of the American Petroleum Institute and served on that organization’s downstream committee. Mr. Gilliam was chairman of the board of directors, executive committee and issues committee of the National Petrochemical & Refiners Association, or NPRA. He served as chairman on the owner representatives board of LOOP LLC. Mr. Gilliam also served on the board of directors and compensation committee of Colonial Pipeline Company.
      Mr. Gilliam is a graduate of the University of Kentucky. He is a registered professional engineer in Kentucky, Louisiana and Texas. He is a graduate of Harvard University’s Advanced Management Program. Mr. Gilliam was selected as a 2003 inductee into the University of Kentucky Engineering Hall of Distinction.
      T. Jack Huggins III. Mr. Huggins has been a director since January 2003. Mr. Huggins is founder and president of TJ3, Inc., a business development consulting firm that focuses on the ethanol industry. He has 25 years’ experience with Corn Products International, Inc. and Diversified CPC International in a variety of management positions, including vice president of finance, vice president of business management and planning, and vice president and executive assistant to the president within the Corn Products Division. In 1985, Mr. Huggins moved to Pekin Energy Company, a producer and marketer of ethanol in the U.S. He became its president and chief executive officer in 1990. Mr. Huggins became president of Williams Ethanol, president of Nebraska Energy, L.L.C. and vice president of Williams Energy in 1995, when the Williams Companies, Inc. purchased Pekin Energy Company.
      Mr. Huggins was the Chair of the Renewable Fuels Association from 1992 to 1995. He has also served on the Illinois Water Resources and Land Use Priorities Task Force and the Federal Fleet Conversion Task Force. Mr. Huggins presently serves on several boards of directors, including Heartland Water Resource Council, Excel Foundry and Machine, Inc. and is a member of the External Advisory Committee to the Agricultural Economic department at the University of Illinois.
      Mr. Huggins graduated from Yale University with a bachelor of science degree in chemical engineering and holds a masters degree in business administration from Pace University.
      Steven T. Kirby. Mr. Kirby has been a director since January 2006. Mr. Kirby is a founding partner of Bluestem Capital Company. Mr. Kirby was secretary and senior claims counsel for Western Surety Company, a national surety bond company, from 1977 to 1992. He was the 35th Lieutenant Governor of the State of South Dakota from 1993 through 1995. Mr. Kirby was also a candidate for Governor of South Dakota in 2002. Mr. Kirby is a director of several privately owned companies and is a speaker at various entrepreneurial and college forums.
      Mr. Kirby is a graduate of Arizona State University with a bachelor of science degree in political science and a graduate of the University of South Dakota School of Law with a juris doctorate degree.
Composition of the Board of Directors
      The Board of Directors consists of seven members and is divided pursuant to our articles of incorporation into three classes. Each of the directors is elected for a three year term. Class I directors will be elected in 2007, Class II directors will be elected in 2008 and Class III directors will be elected in 2009. In all cases, the terms of the directors will continue until their respective successors are duly elected. Class I directors are Donald L. Endres, D. Duane Gilliam and Paul A. Schock. Class II directors are T. Jack Huggins III and Steven T. Kirby. Class III directors are Mark L. First and Bruce A. Jamerson.

Committees of the Board of Directors
      Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below.
      Audit Committee. Messrs. First, Gilliam and Huggins, each of whom is a non-employee member of our Board of Directors, comprise our audit committee. Mr. Huggins is the chairman of our audit committee. Our board has determined that each member of our audit committee meets the requirements for independence and financial literacy under New York Stock Exchange requirements and SEC rules and regulations. The Board of Directors has also determined that Mr. Huggins is an “audit committee financial expert” as defined in SEC rules and satisfies the financial sophistication requirements of the New York Stock Exchange. The audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.
      Compensation Committee. Messrs. First, Gilliam and Huggins, each of whom is a non-employee member of our Board of Directors, comprise our compensation committee. Mr. Gilliam is the chairman of our compensation committee. Our board has determined that each member of our compensation committee meets the requirements for independence under New York Stock Exchange requirements. The compensation committee is responsible for, among other things:

•	reviewing and approving our chief executive officer and other executive officers’ annual base salaries and annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements;

•	evaluating and recommending to the board incentive compensation plans;

•	administering our stock incentive plan; and

•	preparing or reviewing disclosures regarding compensation that the SEC requires in our annual proxy statement.
      Nominating and Governance Committee. Messrs. First, Gilliam and Huggins, each of whom is a non-employee member of our Board of Directors, comprise our nominating and governance committee. Mr. First is the chairman of our nominating and governance committee. Our board has determined that each member of our nominating and governance committee meets the requirements for independence under New York Stock Exchange requirements. The nominating and governance committee is responsible for, among other things:

•	assisting the board in identifying prospective director nominees and recommending to the board director nominees for each annual meeting of shareholders;

•	developing and recommending to the board governance principles applicable to us;

•	overseeing the evaluation of the Board of Directors and management; and

•	recommending members for each board committee.
Compensation Committee Interlocks and Insider Participation
      None of the members of our compensation committee is an officer or employee of our company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning the compensation paid for each of 2003, 2004 and 2005 to our Chief Executive Officer and each of our other named executive officers as of the end of 2005.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Awards	Options/SARS(1)	Compensation

Donald L. Endres	2005	$249,038	$263,463	—	—	—	—
Chief Executive Officer	2004	232,308	145,659	—	90,272	795,136	—
	2003	181,474	—	—	—	1,387,745	—
Bruce A. Jamerson(2)	2005	236,250	60,312	—	—	—	—
President and	2004	261,346	16,955	—	90,272	795,136	—
Chief Financial Officer	2003	—	—	—	—	96,376	—
William L. Honnef	2005	168,750	11,423	—	—	—	—
Vice President of	2004	174,519	34,111	—	—	442,704	—
Sales and Marketing	2003	143,269	—	—	—	158,305	—
Matthew K. R. Janes	2005	181,500	30,890	—	—	—	—
Vice President,	2004	170,769	33,939	—	—	442,704	—
Technology	2003	143,269	—	—	—	172,045	—

(1)	The securities granted in 2003 were in the form of warrants issued to the founders of VeraSun.

(2)	Although Mr. Jamerson joined VeraSun in November 2003, his 2003 compensation was deferred until 2004.
Director Compensation
      As compensation for services as a director, Messrs. First, Gilliam, Huggins and Kirby each receives $5,000 per quarterly board meeting, an additional $1,500 per board meeting attended in person, $1,500 per day for other board or committee meetings and $2,000 per other meeting or conference attended in person at our request. Our independent directors also receive an annual grant of options to purchase 15,000 shares of our common stock, subject to a one-year vesting period. In March 2006, special option grants to purchase 10,000 shares of our common stock at our initial public offering price were made to each of Messrs. Gilliam and Huggins in recognition of their additional commitment of time and effort in connection with our planned initial public offering.
      Directors are also reimbursed for reasonable travel expenses incurred in connection with meetings of the Board of Directors.
Stock Incentive Plan
      The VeraSun Aurora Corporation 2003 Stock Incentive Plan, which we refer to as the Incentive Plan, was adopted by our shareholders and Board of Directors as of October 14, 2005. The following description of the Incentive Plan is intended to be a summary and does not describe all of its provisions.
      Eligibility. Selected employees, officers and directors of VeraSun or any of its parents or subsidiaries and selected nonemployee agents, consultants, advisers and independent contractors are eligible to receive awards under the Incentive Plan.
      Types of Awards. Under the Incentive Plan, the Board of Directors may (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or the Code; (ii) grant options other than Incentive Stock Options, or Non-Statutory Stock Options; (iii) award shares as stock bonuses; (iv) award shares of restricted stock; and (v) award shares of our common stock or cash, or any combination thereof, as qualified performance-based compensation under Section 162(m) of the Code, or Performance-Based Awards.
      Administration. The Board of Directors has delegated administration of the Incentive Plan to the Compensation Committee of the Board, which we refer to as the Committee, which may determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Incentive Plan, the Committee may adopt and amend rules and regulations relating to administration of the Incentive Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Incentive Plan, except that only the Board of Directors may amend or terminate the Incentive Plan. The interpretation and construction of the provisions of the Incentive Plan and related agreements by the Committee shall be final and conclusive. The Committee, in its sole discretion, may correct any defect or supply any omission or reconcile any inconsistency in the Incentive Plan or in any related agreement in the manner and to the extent it deems expedient to effect the Incentive Plan.
      Shares Subject to the Incentive Plan. Subject to adjustment as discussed below, the maximum number of shares that may be granted to participants under the Incentive Plan will, subject to shareholder approval, be 9,000,000 shares of common stock, including those already granted. As of December 31, 2005, options to purchase 4,234,980 shares had been awarded (net of shares exercised and forfeited). Shares subject to an award under the Incentive Plan that are not issued to a participant as a result of the award being cancelled, forfeited or terminated again become available under the Incentive Plan. If shares awarded as a stock bonus or sold as restricted stock under the Incentive Plan are forfeited to or repurchased by VeraSun, the number of shares forfeited or repurchased again become available under the Incentive Plan.
      Adjustments. If the Board of Directors or the Committee determines that any corporate transaction or distribution affects our shares of common stock so that an adjustment is determined by the Board or the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Incentive Plan, the Board or Committee may make adjustments in the number of shares subject to awards so that the optionee’s proportionate interest is maintained.
      Exercise Price; Vesting. The exercise price of any options granted under the Incentive Plan is set in the discretion of the Committee and, in the case of Incentive Stock Options, is not less than the fair market value of the stock as of the date the option is granted. The vesting of options is set by the Committee at the time of the option grant.
      Sale of VeraSun. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which VeraSun is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets, each referred to herein as a Transaction, the Board of Directors, in its sole discretion and to the extent possible under the structure of the Transaction, selects one of the following alternatives for treating outstanding options under the Incentive Plan:

•	outstanding options will remain in effect in accordance with their terms;

•	outstanding options will be converted into options to purchase stock in one or more of the corporations, including VeraSun, that are the surviving or acquiring corporations in the Transaction, with the amount, type of securities subject thereto and exercise price of the converted options to be determined by the Board of Directors; or

•	the Board of Directors will provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

      Amendment and Termination. Only our Board of Directors may amend or terminate the Incentive Plan.
Stock Option Awards
      In 2005, we awarded options to purchase a total of 885,000 shares of common stock under the Incentive Plan. None of these awards were to our named executive officers.
      The Compensation Committee is considering the possible grant of additional stock options and other awards.
Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table indicates (on an aggregated basis): (i) the number of shares subject to exercisable and unexercisable stock options as of our fiscal year end, December 31, 2005, and (ii) the value of “in-the-money” options at December 31, 2005. None of our executive officers exercised options during 2005.

			Value of Unexercised
	Number of Unexercised		In-the-Money
	Options at Year-End		Options at Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald L. Endres	316,283	477,082	$1,371,645	$2,069,161
Bruce A. Jamerson	316,283	477,082	1,391,645	2,099,161
William L. Honnef	176,197	265,622	775,267	1,168,737
Matthew K.R. Janes	173,246	265,622	762,282	1,168,737

(1)	Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 2005, based on the fair market valuation of $5.40 per share of common stock (that was made by an independent third party financial advisor in connection with the valuation of TIAA’s put warrant) and the exercise price of the options, multiplied by the applicable number of options.
Pension Plans
      We do not maintain any defined benefit pension or retirement plans for our executive officers, directors or employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following sets forth information with respect to the beneficial ownership of VeraSun Energy Corporation as of December 31, 2005 by (a) any person or group who beneficially owns more than 5% of any class of our capital stock; (b) each of our executive officers and directors; and (c) all executive officers and directors as a group.
      Unless otherwise indicated, the address for each person or entity named below is c/o VeraSun Energy Corporation, 100 22nd Avenue, Brookings, South Dakota 57006.
      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially
	Owned as of
	December 31,
	2005(1)(2)

Name of Beneficial Owner	Number	Percent

Donald L. Endres	31,589,883	50.3%
Bruce A. Jamerson	958,148	1.5%
Danny C. Herron	—	—
Paul J. Caudill	—	—
William L. Honnef	429,222	0.7%
Paul A. Schock	—	—
John M. Schweitzer	80,910	0.1%
Mark L. First(3)	—	—
D. Duane Gilliam	15,000	0.0%
T. Jack Huggins III	25,000	0.0%
Steven T. Kirby(4)	—	—
All Executive Officers and Directors (11 Persons)	33,098,163	53.0%
Bluestem Funds(5)	20,571,672	32.9%
122 S. Phillips Ave. Sioux Falls, SD 57104
Eos Funds(6)	5,745,868	9.2%
320 Park Ave. New York, NY 10022

(1)	Includes shares that the named person has the right to acquire through options or warrants that become exercisable within 60 days after January 31, 2006.

(2)	In connection with the completion of our planned initial public offering, options and warrants to purchase 4,338,408 shares of our common stock will immediately vest as a result of accelerated vesting provisions. The exact amount of expense that will be recognized upon such vesting cannot be estimated at this time because it will depend upon a number of factors including the pricing and closing date of the planned initial public offering as well as other considerations.

(3)	As managing director of Eos Management, Inc., Mr. First may be considered the beneficial owner of stock owned by the Eos Funds.

(4)	As a founding partner and manager of Bluestem Capital Company, Mr. Kirby may be considered the beneficial owner of stock owned by the Bluestem Funds.

(5)	Various investment funds managed by Bluestem Capital Company own our capital stock. These funds include Bluestem Ethanol, LLC, Bluestem Capital Partners, III, LP, Bluestem Ethanol II, LLC, Bluestem Growth & Income Fund, LLC, I, and Bluestem Growth & Income Fund, LLC, II. We refer to these funds in this prospectus as the Bluestem Funds.

(6)	Two funds affiliated with Eos Partners, L.P. own our capital stock. These funds include Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Shareholder Agreement
      All of our existing shareholders, including TIAA, have entered into a shareholder agreement dated as of November 30, 2005, providing for various governance matters, restrictions on transfer of shares, tag-along rights, rights of first offer and best efforts registration rights. The shareholder agreement will terminate upon completion of our initial public offering, except that TIAA will retain the registration rights described below until it no longer holds any common stock or warrants and each existing shareholder will retain the piggyback rights described below until the earlier to occur of: (i) such time when the shareholder can sell all its registrable securities in any three-month period without registration in compliance with SEC Rule 144, or (ii) three years following completion of our planned initial public offering. A summary of various provisions of the shareholder agreement is set forth below:

•	Donald L. Endres has the right to nominate four directors, including himself. The Bluestem Funds and Eos Capital Partners, L.P. each have the right to nominate one director. The seventh director is to be nominated by an 80% vote of other directors. Each of the shareholders and TIAA have agreed to vote their shares for election of these nominees.

•	Specified matters require the approval of at least 80% of the directors in office, including the approval or material amendment of our annual operating budget, approval of contractual obligations and transactions outside of the annual operating budget, selection of independent auditors and approval of any employment agreements requiring payment in excess of $125,000 per year.

•	No shareholder may transfer any shares of VeraSun capital stock other than with the consent of holders of at least two-thirds of the aggregate voting power of all issued and outstanding shares of voting capital stock, except for specified permitted transfers and except that TIAA is not subject to this restriction.

•	The holders of at least two-thirds of the fully diluted common stock may require each other shareholder to transfer their shares in connection with specified sales of shares, and our shareholders have tag-along rights in the event a 10% holder proposes to sell or otherwise dispose of shares.

•	Each shareholder (so long as such shareholder holds at least 25% of the shares originally acquired by such shareholder) and TIAA have a right of first offer with respect to future issues of our capital stock, subject to specified exceptions.

•	All holders of common stock may request the inclusion of their shares in any registration statement at our expense whenever we propose to register any of our equity securities under the Securities Act. The right to request inclusion of shares does not apply to a registration statement on Form S-4 or S-8, or, with respect to any shareholder other than TIAA, after the shareholder has had the opportunity to include its shares in one registration. TIAA also has one opportunity to require us to use our best efforts to register any or all of its shares of our common stock after we have completed an initial public offering. In connection with all of these registrations, we have agreed to indemnify the holders of registered securities against liabilities relating to the registration, including liabilities under the Securities Act.

•	Each shareholder and TIAA have agreed not to sell any of our equity securities for a period of up to 180 days after our first underwritten registered public offering of equity securities.
Loans from Chief Executive Officer
      On March 16, 2004, we issued a $1.0 million promissory note under our unsecured line of credit to our Chief Executive Officer, Donald L. Endres. The promissory note was paid in full prior to December 31, 2004. Total interest expense incurred under the note was $10,000 in 2004.

      In 2004, we issued a $1.0 million unsecured term note to Mr. Endres which bore interest at a rate of 10% per annum and was also paid in full in 2004. Total interest expense incurred under the note was $22,000 in 2004.
      On July 28, 2005, VeraSun, LLC entered into a line of credit of $1.0 million with Mr. Endres. VeraSun, LLC incurred $16,000 in related interest expense under the line of credit in 2005. All amounts outstanding under this line of credit were paid in full on November 30, 2005.
      On November 14, 2005, VeraSun Charles City, LLC issued a $1.3 million secured promissory note to Mr. Endres. VeraSun Charles City, LLC incurred $5,000 in related interest expense under this note in 2005. The promissory note was also paid in full on November 30, 2005.
      On November 14, 2005, VeraSun Biodiesel, LLC, our subsidiary, entered into an unsecured line of credit of $800,000 with Mr. Endres. VeraSun Biodiesel, LLC incurred $3,000 in related interest expense under the line of credit in 2005. All amounts outstanding under this line of credit were paid in full on November 30, 2005.
      We believe all of these transactions with Mr. Endres were on terms no less favorable then those that could have been obtained from an independent party.
Transactions with Bluestem
      We paid $67,000 in 2004 and $108,000 in 2005 to Bluestem Capital Company, LLC for consulting services. Bluestem Capital Company, LLC manages five funds which beneficially own, in the aggregate, 32.9% of our common stock. Steven T. Kirby, a director of our company, is the president and 85% owner of Bluestem Capital Company, LLC. We no longer obtain these services from Bluestem Capital Company, LLC.
      In May 2004, the Bluestem Growth & Income Fund, LLC loaned $1.0 million to VeraSun Fort Dodge, LLC, which bore interest at a rate of 10% per annum. In August 2004, this loan was converted into 579,359 shares of common stock. Accrued interest of $22,000 was paid in cash to the Bluestem Growth & Income Fund, LLC during 2004.
The Business Combination
      In October 2005, we completed a business combination with VeraSun, LLC. In connection with that transaction, holders of membership interests in VeraSun, LLC received an aggregate of 5,140,800 shares of our common stock. Among these holders were Donald L. Endres, an affiliate of Bruce A. Jamerson, William L. Honnef, Matthew K.R. Janes, John M. Schweitzer and the Bluestem Funds, who received an aggregate of 3,404,490; 37,209; 43,539; 56,583; 4,219; and 1,411,383 shares, respectively, in exchange for their respective investments in VeraSun, LLC of $993,374; $10,857; $12,704; $16,510; $1,231; and $411,818. In addition, holders of Class B membership interests in VeraSun Fort Dodge, LLC received an aggregate of 8,690,383 shares of our common stock in a transaction completed in November 2005. Among these holders were Donald L. Endres, Bruce A. Jamerson, William L. Honnef and the Bluestem Funds, who received an aggregate of 2,665,050, 173,808, 28,968, and 3,765,833 shares, respectively, in exchange for their respective investments in Class B interests of $4,600,000; $300,000; $50,000; and $6,500,000.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Credit Agreement
      On December 21, 2005, in connection with, and as a condition to, the offering of the notes, we entered into a $30.0 million borrowing base operating line of credit, with a $10.0 million sublimit for letters of credit, with First National Bank of Omaha, for general corporate purposes. Our obligations under the Credit Agreement are guaranteed by all of our existing and future ethanol production subsidiaries and are secured by first priority security interests in our and some of our subsidiaries’ accounts receivable and inventory, and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which the proceeds are deposited). Borrowings under the Credit Agreement bear interest at LIBOR plus the applicable margin, which initially was 3.0%. In addition to paying interest on the outstanding principal under the Credit Agreement, we are also required to pay a commitment fee to First National Bank of Omaha in respect of unused loan commitments at an initial rate of 0.25%. The interest rate and the commitment fee are subject to adjustment based on our working capital levels. The Credit Agreement contains customary covenants, including minimum tangible net worth, working capital requirements and negative pledges. The Credit Agreement also contains certain customary events of default including defaults based on cross-defaults to other material indebtedness. The Credit Agreement matures on December 31, 2008. As of February 28, 2006, there was no outstanding balance and $26.9 million was available to borrow under the Credit Agreement. Letters of credit in an aggregate amount of $2.7 million have been issued under the Credit Agreement, leaving $24.2 million of remaining borrowing capacity at February 28, 2006. As of the date of this prospectus, we and our subsidiaries have no debt outstanding other than the notes.
      This description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions that are contained in the definitive agreement.

DESCRIPTION OF CAPITAL STOCK
General
      Our authorized capital stock consists of 250,000,000 shares of common stock, having a par value of $0.01 per share, and 100,000,000 shares of preferred stock, having a par value of $0.01 per share. As of December 31, 2005, we had 62,492,722 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the South Dakota Codified Laws. We refer in this section to our articles of incorporation, as amended, as our articles.
Common Stock
      Holders of common stock are entitled to one vote per share on all matters on which they are entitled to vote, provided, however, that shareholders are allowed to use cumulative votes for the election of directors. Holders of common stock are entitled to receive dividends as may from time to time be declared by our Board of Directors out of funds legally available for that purpose, after any preferential amount with respect to the preferred stock has been paid or set aside and subject to participation by preferred shareholders entitled to do so. Under South Dakota law, a dividend may not be paid if, after giving effect to the dividend, we would not be able to pay our debts as they become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus the amount needed to satisfy the preferential rights of shareholders with rights superior to those receiving the dividend.
      Holders of common stock have no preemptive rights, conversion rights, redemption rights or rights to a fund whose assets and their earnings are earmarked to pay for the common stock. Upon liquidation, dissolution or winding up, holders of common stock are entitled to share equally and proportionately in any of our assets remaining after the payment of all of our liabilities and after any preferential distribution with respect to the preferred stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.
Preferred Stock
      Our Board of Directors is authorized, subject to limitations prescribed by the South Dakota Business Corporation Act, as amended from time to time, and by the provisions of our articles, to provide for the issuance of shares of preferred stock in series, to establish the number of shares to be included in each series and to determine the designations, preferences, limitations and relative rights, including voting rights, conversion rights, redemption rights and dividend rights, of the shares of each series. As of the date of this prospectus, our Board of Directors has not provided for the issuance of a series of preferred stock and no shares of preferred stock are outstanding.
Registration Rights
      Pursuant to the shareholders’ agreement, dated November 30, 2005, by and among us and our existing shareholders, our existing shareholders may request the inclusion of their shares in any registration statement at our expense whenever we propose to register any of our equity securities under the Securities Act. The right to request inclusion of shares does not apply to a registration statement on Form S-4 or S-8, or, with respect to any shareholder other than TIAA, after the shareholder has had the opportunity to include its shares in one registration. These piggyback registration rights terminate at the earlier of (i) such time when the shareholder can sell all its registrable securities in any three month period without registration in compliance with SEC Rule 144 or (ii) three years following completion of our initial public offering. TIAA also has one opportunity to require us to use our best efforts to register any or all of its shares of our common stock attributable to its warrant after we have completed an initial public offering. In connection with all of these registrations, we have agreed to indemnify the holders of registered securities against liabilities relating to the registration, including liabilities under the Securities Act. With respect to our existing shareholders, these registration rights are subject to certain restrictions discussed more fully in the lock-up agreements.
Pre-emptive Rights
      Our articles expressly state that our shareholders shall not have pre-emptive rights to purchase our stock or securities convertible into or carrying a right to subscribe for or acquire our stock, unless we expressly agree otherwise.
Anti-Takeover Provisions
      Our articles, our bylaws and South Dakota law contain certain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.
      Articles and Bylaws. Our articles, bylaws and South Dakota law contain provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions include: (i) the ability of our Board of Directors, without further shareholder approval, to issue shares of common stock or preferred stock, provided the issuance involves less than 20 percent of the voting power of the outstanding shares immediately before the issuance, (ii) allowing the Board of Directors to fill vacancies on the Board of Directors, and (iii) the ability of our Board of Directors to increase our indebtedness up to an aggregate of $1.0 billion without seeking shareholder approval.
      Classified Board. The Board of Directors consists of seven members and is divided pursuant to our articles of incorporation into three classes. Each of the directors is elected for a three year term. Class I directors will be elected in 2007, Class II directors will be elected in 2008 and Class III directors will be elected in 2009. In all cases, the terms of the directors will continue until their respective successors are duly elected. The directors may be removed only for “cause,” as defined in our articles. A vote of 75% of our outstanding voting securities is required to amend the section of our articles providing for staggered terms of directors.
      Control Share Acquisitions. The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly-held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

•	the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

•	the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.
      Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3 % and 50%, respectively.
      The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the acquiring person for the shares acquired in the transaction subject to this law.

      Business Combinations. We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly-held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date that the person became an interested shareholder unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. After the four-year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder. Generally, a “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns 10% or more of the corporation’s voting stock. This provision may delay, defer or prevent a change in control of us without the shareholders taking further action.
      The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would have a fiduciary duty to approve.
Put Warrant
      We entered into a subordinated note purchase agreement in 2002, which provided for a commitment to issue subordinated secured notes in an aggregate principal amount of up to $20.0 million. During 2005, these notes were paid in full. To induce TIAA to enter into the note purchase agreement, we granted a warrant to TIAA to acquire 1,180,000 shares of common stock at an exercise price of $0.01 per share. The warrant expires December 23, 2012, provided that we give TIAA at least 30 days’ notice of the expiration of the warrant.
      The warrant provides TIAA with various rights, including put rights (the right to require us to purchase the warrant at a price related to the fair market value of the underlying common stock), tag-along rights (the right to participate in sales by other current shareholders) and anti-dilution protections. The anti-dilution protections provide for the adjustment of the number of shares issuable upon exercise of the warrant if certain events occur. Such events include stock splits, stock dividends, reclassifications, mergers, consolidations and share exchanges and issuance or sale of shares of common stock or rights with respect thereto (such as certain options, warrants, convertible securities or exchangeable securities) for less than market price (as measured over specified trading periods).
      TIAA’s put rights are expected to terminate upon the commencement of our planned initial public offering, assuming that the planned initial public offering is a “Qualified Public Offering” as defined in the warrant agreement. TIAA will retain its tag-along rights and anti-dilution protections.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      Following is a summary of the material United States federal income tax considerations relating to the exchange of your notes in the exchange offer for exchange notes registered pursuant to the registration statement of which this prospectus is a part. This discussion is a summary for general informational purposes only and does not address all aspects of United States federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, Internal Revenue Service rulings, and judicial decisions, all as of the date of this prospectus. These authorities may be changed, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those described below. We have not requested a ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there is no assurance that the Internal Revenue Service will agree with these statements and conclusions.
      TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, NOTE HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE RELIED UPON BY NOTE HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) NOTE HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
      We have assumed for purposes of this summary that the notes are and will be held as capital assets by holders who purchased the notes in the original offering at the initial offering price. This summary does not address tax consequences arising the laws of any foreign, state or local jurisdiction. In addition, this summary does not address United States federal income tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities or dealers in commodities that elect to use a mark-to-market method of accounting;

•	banks and financial institutions;

•	holders whose “functional currency” is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk-reduction transaction, or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.
Consequences of Tendering Old Notes
      The exchange of your notes for exchange notes in the exchange offer should have no United States federal income tax consequences to you. For example, your tax basis in the exchange notes will be the same as your tax basis in the notes, and your holding period of the exchange notes will include the holding period of your notes. In addition, the United States federal income tax consequences of holding and disposing of the exchange notes generally will be the same as those applicable to your notes.
      This summary of material United States federal income tax considerations is for general information only and is not tax advice. Each note holder is urged to consult the holder’s own tax advisor with respect to the application of United States federal income tax laws in light of the holder’s particular circumstances, as well as any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where the notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make available and provide promptly upon reasonable request this prospectus, in a form meeting the requirements of the Securities Act, to any broker-dealer for use in connection with any such resale until the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.
      We will receive no proceeds in connection with the exchange offer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. A resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by these persons may be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be considered to admit that it is an underwriter. We have agreed to reimburse these broker-dealers for any amounts arising as a result of certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      The validity of the notes offered by this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon.
EXPERTS
      The consolidated financial statements of VeraSun Energy Corporation and its subsidiaries as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005, included in this prospectus, have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein.
AVAILABLE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and as such, may not provide all of the information necessary to fully evaluate each contract or document described in this prospectus. For this reason we refer you to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy any document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F. Street, NE, Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. The content of our website is not part of this prospectus.
      Under the terms of the indenture governing the notes, we have agreed that, at all times from and after the earlier of (1) the date of the commencement of the exchange offer or the effectiveness of the shelf registration statement and (2) 365 days after the issue date of the notes, in either case, whether or not we are then required to file reports with the SEC, we will file with the SEC, unless the SEC will not accept such filing, (x) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants and (y) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. We will supply to the trustee and to each holder or will supply to the trustee for forwarding to each holder who so requests, without cost to the holder, copies of the reports discussed above and other information. We will be deemed to have provided the reports to the trustee and holders of the notes and prospective holders of notes if we have filed the reports with the SEC via the EDGAR filing system and the reports are publicly available. In addition, we and our subsidiary guarantors have agreed that, at all times prior to the date of the first filing of a registration statement, on the request of any holder or any prospective purchaser of the notes designated by a holder, we will supply to the holder or the prospective purchaser the information required under Rule 144A under the Securities Act.

Report of Independent Registered Public Accounting Firm
To the Board of Directors
VeraSun Energy Corporation
Brookings, South Dakota
      We have audited the accompanying consolidated balance sheets of VeraSun Energy Corporation and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VeraSun Energy Corporation and subsidiaries as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
Sioux Falls, South Dakota
March 8, 2006

VERASUN ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2005

	2004	2005

	(Dollars in thousands,
	except per share data)
ASSETS (NOTE 7)
Current Assets
Cash and cash equivalents	$10,296	$29,714
Receivables (Notes 3, 6, 11, 15 and 16)	14,748	28,663
Inventories (Notes 4 and 6)	12,448	19,291
Prepaid expenses	956	4,611
Deferred income taxes (Note 9)	2,877	5,839

Total current assets	41,325	88,118

Other Assets
Restricted cash held in escrow (Note 7)	—	124,750
Interest rate swap (Note 11)	94	—
Debt issuance costs, net of amortization of $105 in 2004 and $39 in 2005 (Note 7)	2,156	6,449
Goodwill (Note 2)	—	6,129

	2,250	137,328

Property and Equipment, net (Note 5)	106,753	179,683

	$150,328	$405,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt (Note 7)	$5,846	$—
Current portion of deferred revenue (Note 10)	95	95
Accounts payable	20,561	20,055
Accrued expenses	1,229	1,991
Derivative financial instruments (Note 11)	3,815	4,426

Total current liabilities	31,546	26,567

Long-Term Liabilities
Long-term debt, less current maturities (Note 7)	52,535	208,719
Deferred revenue, less current portion (Note 10)	1,806	1,710
Convertible put warrant (Note 8)	4,649	7,458
Deferred income taxes (Note 9)	12,416	15,757

	71,406	233,644

Minority Interest in Subsidiary (Note 2)	2,900	—

Commitments and Contingencies (Notes 11 and 15)
Shareholders’ Equity (Notes 2, 9, 12 and 13)
Preferred stock, $0.01 par value; authorized 100,000,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value; authorized 250,000,000 shares; 43,254,539 and 62,492,722 shares issued and outstanding as of December 31, 2004 and 2005, respectively	433	625
Additional paid-in capital	32,828	132,848
Retained earnings	13,609	13,862
Deferred compensation (Note 12)	(143)	(107)
Accumulated other comprehensive loss (Note 11)	(2,251)	(2,310)

	44,476	144,918

	$150,328	$405,129

See Notes to Consolidated Financial Statements.

VERASUN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005

	(Dollars in thousands,
	except per share data)
Revenues:
Net sales (Note 15)	$10,884	$186,029	$235,440
Other revenues, incentive income (Note 15)	1,776	7,723	919

Total revenues	12,660	193,752	236,359

Cost of goods sold:
Costs and expenses of production	8,450	154,021	198,183
Loss on disposal of equipment	—	1	2,640

Total cost of goods sold	8,450	154,022	200,823

Gross profit	4,210	39,730	35,536
Selling, general and administrative expenses	2,233	6,140	11,874

Operating income	1,977	33,590	23,662

Other income (expense):
Interest expense, including change in fair value of convertible put warrant of $566 in 2003, $3,481 in 2004 and $2,809 in 2005 (Notes 6, 7 and 8)	(839)	(8,892)	(7,609)
Other interest expense, loss on extinguishment of debt (Note 7)	—	—	(15,744)
Interest income	11	182	448
Other income	14	33	17

	(814)	(8,677)	(22,888)

Income before income taxes and minority interest	1,163	24,913	774
Income taxes (Note 9)	571	10,242	582

Income before minority interest	592	14,671	192
Minority interest in net loss of subsidiary (Note 2)	—	100	61

Net income	$592	$14,771	$253

Earnings per common share:
Basic	$0.02	$0.40	$0.01
Diluted	0.02	0.39	0.01
See Notes to Consolidated Financial Statements.

VERASUN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
Years Ended December 31, 2003, 2004 and 2005

					Accumulated
		Additional	Retained		Other
	Common	Paid-In	Earnings	Deferred	Comprehensive
	Stock	Capital	(Deficit)	Compensation	Loss	Total

	(Dollars in thousands)
Balance, December 31, 2002	$181	$10,140	$(1,754)	$—	$—	$8,567
Issuance of 12,899,675 shares of common stock	129	8,529	—	—	—	8,658
Comprehensive income:
Net income	—	—	592	—	—
Unrealized loss on hedging activities	—	—	—	—	(223)
Comprehensive income						369

Balance, December 31, 2003	310	18,669	(1,162)	—	(223)	17,594
Issuance of 12,093,106 shares of common stock	121	13,303	—	—	—	13,424
Issuance of restricted stock (Note 12)	2	178	—	(180)	—	—
Amortization of deferred compensation	—	—	—	37	—	37
Stock-based compensation (Note 12)	—	678	—	—	—	678
Purchase of treasury stock	(3)	(210)	—	—	—	(213)
Reissuance of treasury stock	3	210	—	—	—	213
Comprehensive income:
Net income	—	—	14,771	—	—
Unrealized loss on hedging activities	—	—	—	—	(2,028)
Comprehensive income						12,743

Balance, December 31, 2004	433	32,828	13,609	(143)	(2,251)	44,476
Issuance of 19,238,183 shares of common stock	192	98,914	—	—	—	99,106
Stock-based compensation (Note 12)	—	1,106	—	—	—	1,106
Amortization of deferred compensation	—	—	—	36	—	36
Comprehensive income:
Net income	—	—	253	—	—
Unrealized loss on hedging activities	—	—	—	—	(59)
Comprehensive income						194

Balance, December 31, 2005	$625	$132,848	$13,862	$(107)	$(2,310)	$144,918

See Notes to Consolidated Financial Statements.

VERASUN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005

	(Dollars in thousands)
Cash Flows from Operating Activities
Net income	$592	$14,771	$253
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	348	3,926	5,692
Amortization of debt issuance costs and debt discount	27	171	325
Accretion of deferred revenue	(8)	(95)	(96)
Minority interest in net loss of subsidiary	—	(100)	(61)
Debt issuance costs and debt discount expensed on extinguishment of debt	—	—	2,387
Change in fair value of convertible put warrant	566	3,481	2,809
Deferred income taxes	571	10,127	410
Loss on disposal of equipment	—	1	2,640
Stock-based compensation	—	715	1,142
Changes in current assets and liabilities:
(Increase) decrease in:
Receivables	(10,216)	(4,532)	(13,915)
Inventories	(5,378)	(7,070)	(6,843)
Derivative financial instruments	(700)	1,011	615
Prepaid expenses	(618)	(338)	(3,655)
Increase (decrease) in:
Accounts payable	4,099	(1,761)	5,020
Accrued expenses	76	551	762

Net cash provided by (used in) operating activities	(10,641)	20,858	(2,515)

Cash Flows from Investing Activities
Investment in restricted cash	—	—	(125,000)
Proceeds from sale of equipment	—	1	46
Purchases of property and equipment	(63,974)	(25,215)	(87,095)

Net cash used in investing activities	(63,974)	(25,214)	(212,049)

Cash Flows from Financing Activities
Outstanding checks in excess of bank balance	738	(738)	—
Proceeds from long-term debt	59,085	27,626	208,711
Principal payments on long-term debt	—	(27,822)	(58,890)
Net borrowings on notes payable	—	1,000	—
Net proceeds from issuance of common stock	8,589	12,493	90,138
Proceeds from issuance of minority interest in subsidiary	—	3,000	—
Proceeds from tax increment financing grant	2,004	—	—
Debt issuance costs paid	(35)	(938)	(5,977)

Net cash provided by financing activities	70,381	14,621	233,982

Net increase (decrease) in cash and cash equivalents	(4,234)	10,265	19,418
Cash and Cash Equivalents
Beginning	4,265	31	10,296

Ending	$31	$10,296	$29,714

See Note 19 for supplemental disclosures of cash flow information.
See Notes to Consolidated Financial Statements.

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)

Note 1.	Nature of Business and Significant Accounting Policies
      Nature of business: VeraSun Energy Corporation (“VEC” or “Parent”) is the parent corporation of the following wholly owned subsidiaries as of December 31, 2005: VeraSun Aurora Corporation (“VAC”) (formerly known as VeraSun Energy Corporation), VeraSun Fort Dodge, LLC (“VFD”), VeraSun Charles City, LLC (“VCC”), VeraSun Welcome, LLC (“VW”), VeraSun Marketing, LLC (“VM”), and VeraSun BioDiesel, LLC (“VBD”). VFD was 91% owned as of December 31, 2004.
      VAC owns and operates an ethanol plant located near Aurora, South Dakota with a capacity of 120 million gallons per year. VFD owns and operates an ethanol plant located near Fort Dodge, Iowa with a capacity of 110 million gallons per year. VCC is a development stage company that is constructing an ethanol plant near Charles City, Iowa with a capacity of 110 million gallons per year. VW is a development stage company with no activities since its formation. VM markets and distributes E85 to gasoline retailers. VBD is also a development stage company that is researching the extraction of corn oil as an additional co-product in the ethanol production process. VEC and its subsidiaries are collectively referred to as the “Company”.
      A summary of the Company’s significant accounting policies follows:

Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the determination of the value of stock-based compensation and the value of the convertible put warrant.

Revenue recognition: Revenue from the production of ethanol and related products is recorded when title transfers to customers. Ethanol and related products are generally shipped FOB shipping point.
      The Company receives incentives to produce ethanol from the State of South Dakota and from the United States Department of Agriculture. In accordance with the terms of these arrangements, incentive income is recorded based on the production of ethanol.
      Shipping costs incurred by the Company are recorded as a component of cost of goods sold. In accordance with the Company’s agreements for the marketing and sale of ethanol and related products, commissions due to the marketers are deducted from the gross sales price at the time payment is remitted to the Company. Ethanol sales are recorded net of commissions of $60, $1,001 and $1,037 in 2003, 2004 and 2005, respectively.
      Cash and cash equivalents: For the purposes of reporting cash flows, the Company considers all cash and money market accounts to be cash equivalents, except cash restricted for the construction of property and equipment. Cash and cash equivalents as of December 31, 2005 included amounts in money market mutual funds which are not federally insured and deposit accounts in excess of federally insured limits. The Company has not experienced any losses in such accounts.
      Receivables: Receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.
      A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days.
      Inventories: Corn, chemicals, supplies and work in process inventories are stated at the lower of cost or market on the first-in first-out method. Ethanol and distillers grains are stated at the lower of average cost (determined quarterly) or market.
      Derivatives and hedging activities: Derivatives are recognized on the balance sheet at their fair value and are included in the accompanying balance sheets as “derivative financial instruments”. On the date the derivative contract is entered into, the Company may designate the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge). Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, net of tax effect, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable rate asset or liability are recorded in earnings). Changes in the fair value of undesignated derivative instruments are reported in current period earnings. For the statement of operations, the Company categorizes the cash flows relating to hedging activities in the same category as the item being hedged.
      The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.
      The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; or (3) the derivative is de- designated as a hedge instrument because it is unlikely that a forecasted transaction will occur or when management determines that designation of the derivative as a hedge instrument is no longer appropriate.
      When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with subsequent changes in its fair value recognized in current-period income. Effective September 1, 2005, the Company de-designated all of its exchange traded futures contracts related to its corn positions. Changes in the fair value of these economic hedges are included in cost of goods sold in the income statements. The Company continues to designate exchange traded futures transactions related to its position in unleaded gasoline and natural gas as cash flow hedges. Income statement effects of unleaded gasoline futures contracts and natural gas futures contracts designated as cash flow hedges are included in net sales and cost of goods sold, respectively.
      Income taxes: VeraSun, LLC (“VSL”) and VFD’s operations were taxed as partnerships under the provisions of the Internal Revenue Code through September 30, 2005 and November 30, 2005, respectively. Under these provisions, their net income (loss) was reported on the individual income tax

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
returns of their members. Accordingly, no provision/benefit or asset/liability for income taxes was reflected in these financial statements relative to the income or loss of VSL or VFD through those dates for interests in those activities held by members other than VAC. Effective with the Company’s reorganization in 2005 (Note 2), income taxes payable to (refundable from) the Internal Revenue Service are calculated based on the consolidated income of the Parent and all its subsidiaries.
      Prior to the reorganization, the income tax provision only related to the income of VAC.
      Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
      Debt issuance costs: Debt issuance costs are stated at cost, less accumulated amortization. Debt issuance costs are amortized over the term of the related debt by a method which approximates the interest method. Amortization of debt issuance costs was $8, $97 and $278 during 2003, 2004 and 2005, respectively. Future amortization of debt issuance costs, based on debt outstanding as of December 31, 2005, is expected to be approximately $927 for each upcoming year until 2012. The amounts outstanding in relation to the existing debt at the time of the refinancing in December 2005 of $1,917 were fully expensed in 2005 as part of loss on extinguishment of debt in the statement of income.
      Property and equipment: Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

Years

Land improvements	15 - 39
Buildings and improvements	7 - 40
Machinery and equipment	5 - 39
Office furniture and equipment	3 - 10
      Construction in progress will be depreciated upon the commencement of operations of the property, which is expected to occur in 2006.
      Goodwill: Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually, or more frequently if certain impairment conditions arise.
      Convertible put warrant: The value of the convertible warrant is adjusted to the formula based put value. Changes in the put price are recognized on the balance sheet in the period of change and are included in the Company’s statements of income as interest expense.
      Deferred revenue: Proceeds received from the issuance of tax increment bonds are recorded as deferred revenue and are being amortized into income over the life of the related property and equipment, which is 21 years.
      Earnings per common share (“EPS”): Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur, using the treasury stock method, if securities

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the Company’s earnings.
      A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted EPS for the years ended December 31, 2005 follows:

		Weighted
		Average
	Net	Shares	Per Share
	Income	Outstanding	Amount

2003:
Basic EPS	$592	30,380,082	$0.02
Effects of dilutive securities:
Exercise of stock options and warrants	—	197,879	—

Diluted EPS	$592	30,577,961	$0.02

2004:
Basic EPS	$14,771	36,738,191	$0.40
Effects of dilutive securities:
Exercise of stock options and warrants	—	1,170,560	(0.01)

Diluted EPS	$14,771	37,908,751	$0.39

2005:
Basic EPS	$253	44,810,490	$0.01
Effects of dilutive securities:
Exercise of stock options and warrants	—	2,768,379	—

Diluted EPS	$253	47,578,869	$0.01

      Warrants outstanding for 1,475,681 shares of common stock at an exercise price of $0.52 were not included in the computation of diluted earnings per common share for each of the three years in the period ended December 31, 2005 because the related performance conditions had not been met.
      Performance stock option awards of 972,785 at a weighted average exercise price of $1.02 during 2004 and performance stock option awards of 912,078 at a weighted average exercise price of $1.94 during 2005 were not included in diluted earnings per common share since the accounting “grant date” had not yet occurred.

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
      Stock-based compensation: The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is recognized for grants under fixed stock option awards for those awards that had an exercise price equal to the market value of the underlying common stock on the date of grant. Stock-based compensation is recognized in connection with the issuance of variable performance-based stock options and restricted stock. The following table illustrates the effect on net income on a proforma basis if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,

	2003	2004	2005

Net income, as reported	$592	$14,771	$253
Add actual employee stock-based compensation expense related to stock options and restricted stock included in reported net income, net of related tax effects	—	472	754
Deduct proforma employee stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(40)	(670)	(1,713)

Pro forma net income (loss)	$552	$14,573	$(706)

Basic EPS:
As reported	$0.02	$0.40	$0.01
Proforma	0.02	0.40	(0.02)
Diluted EPS:
As reported	0.02	0.39	0.01
Proforma	0.02	0.38	(0.02)
      Recent accounting pronouncements: In November 2004, the FASB issued FASB Statement No. 151, Inventory Costs. FASB Statement No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. FASB Statement No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal”. In addition, FASB Statement No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of FASB Statement No. 151 are effective for fiscal years beginning after June 15, 2005. The Company does not expect the implementation of FASB Statement No. 151 to have a material effect on the Company’s consolidated financial position or results of operations.
      In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (“Statement No. 123R”) which is a revision of FASB Statement No. 123. FASB Statement No. 123R supersedes APB Opinion No. 25, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in FASB Statement No. 123R is similar to the approach described in FASB Statement No. 123. However, FASB Statement No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. FASB Statement No. 123R was adopted by the Company effective January 1, 2006 using the modified prospective application method described in FASB Statement No. 123R.

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
      As permitted by FASB Statement No. 123, the Company currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for fixed employee stock options. Accordingly, the adoption of FASB Statement No. 123R’s fair value method will have an impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The ultimate impact of the adoption of FASB Statement No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future and other factors. However, had the Company adopted FASB Statement No. 123R in prior periods, the impact of that standard would have approximated the impact of FASB Statement No. 123 as described in the disclosure of pro forma net income and earnings per share above. FASB Statement No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow, as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company is currently analyzing the impact of these provisions.
      Advertising costs: Advertising and promotion costs are expensed when incurred. Advertising costs during 2003, 2004 and 2005 were $74, $240 and $468, respectively.
      Research and development costs: Research and development costs are charged against income as incurred. Total research and development costs incurred in connection with the research of extracting corn oil as an additional co-product in the ethanol process were charged to selling, general and administrative expenses and were $0, $11 and $217 for 2003, 2004 and 2005, respectively.
      Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and cash equivalents: The carrying value of cash and cash equivalents was $10,296 and $29,714 at December 31, 2004 and 2005, respectively. The carrying amounts approximate their fair values due to the relatively short maturity of these instruments.

Restricted cash held in escrow: The carrying value of restricted cash was $124,750 at December 31, 2005. The carrying amount approximates the fair value due to the relatively short maturity of the instruments.

Long-term debt: The carrying value of fixed rate long-term debt was $26,202 at December 31, 2004. It is not practicable to estimate the fair value of fixed rate long-term debt at December 31, 2004 since these agreements contain unique terms, conditions and restrictions, which were negotiated at arm’s length and there is no readily determinable similar instrument on which to base an estimate of fair value. The carrying value of variable rate long-term debt of $32,179 at December 31, 2004, approximated fair value because the interest rates fluctuate with market rates. The carrying value and fair value of long-term debt was $208,719 and $213,150, respectively, at December 31, 2005. The fair value of the Company’s long-term debt at December 31, 2005 was estimated based on quoted market prices.

Derivatives and warrants: The carrying values of commodity-based derivative financial instruments, the interest rate swap and convertible put warrant are $3,815, $94 and $4,649, respectively, at December 31, 2004 and $4,426, $0 and $7,458, respectively, at December 31, 2005. These instruments are recorded at fair value on the accompanying balance sheet, with such fair value determined based on quoted market prices or formula value.
      Segment reporting: Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
in deciding how to allocate resources and in assessing performance. The Company’s operating segments are aggregated into the “Ethanol Production” and “All Other” reportable segments because the long-term financial performance of these reportable segments is affected by similar economic conditions.

Note 2.	Reorganization
      In October 2005, VAC shareholders approved a reorganization transaction in which its name was changed to VeraSun Aurora Corporation and VEC, a newly formed company, became its sole shareholder. As a result of this reorganization transaction, an aggregate of 31,161,539 shares of VEC’s common stock were issued in exchange for all outstanding shares of VAC common stock on a share for share basis. VEC assumed VAC’s stock incentive plan and all of VAC’s outstanding options and warrants.
      The shareholders of Parent subsequently approved a business combination with VSL, the former parent of VFD, under which VSL became a wholly owned subsidiary of the Parent and VFD became its indirect subsidiary. As a result of this business combination, an aggregate of 5,140,800 shares of Parent’s common stock were issued in exchange for all outstanding membership units of VSL based on the fair market value of common stock calculated on a discounted cash flows basis.
      On November 30, 2005, the Parent acquired 120 of the outstanding VFD Class B membership units by issuing approximately 7.0 million shares of its common stock to the holders of those Class B units based on the fair market value of common stock calculated on a discounted cash flows basis supplemented by the price received from sales of Company stock to outside interests.
      In addition, the Parent acquired 30 VFD Class B membership units held by minority interests in the consolidated subsidiary by issuing approximately 1.7 million shares. The Company recorded equity of $8,968 in conjunction with the acquisition of the minority interest of VFD using the purchase method of accounting, of which $6,129 is goodwill and $2,839 is the historical cost of the minority interest acquired. Goodwill was allocated to the “All Other” segment. On December 15, 2005, VSL was dissolved and the Parent acquired all of the Class A membership interests of VFD previously owned by VSL.
      All of the above transactions, with the exception of the acquisition of minority interests of VFD Class B units, were exchanges of ownership interests between entities under common control and were accounted for at historical cost in a manner similar to a pooling of interests. Shareholders’ equity was retroactively restated as if the exchanges were made on December 31, 2002.

Note 3.	Receivables
      A summary of receivables at December 31 is as follows:

	2004	2005

Trade and other, less allowance for doubtful accounts of $5 and $10 for 2004 and 2005, respectively	$8,090	$20,074
Incentive	1,415	561
Broker	5,043	7,385
Insurance claim	—	500
Restricted interest	—	143
Federal income taxes	200	—

	$14,748	$28,663

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)

Note 4.	Inventories
      A summary of inventories at December 31 is as follows:

	2004	2005

Corn	$7,472	$9,023
Supplies	2,076	3,890
Chemicals	491	1,231
Work in process	561	1,150
Distillers grains	296	396
Ethanol	1,552	3,601

	$12,448	$19,291

Note 5.	Property and Equipment
      A summary of property and equipment at December 31 is as follows:

	2004	2005

Land and land improvements	$6,202	$10,351
Construction in progress	26,875	991
Buildings and improvements	975	3,721
Machinery and equipment	76,209	172,688
Office furniture and equipment	766	1,681

	111,027	189,432
Less accumulated depreciation	4,274	9,749

	$106,753	$179,683

      The Company incurred loss on disposal of equipment of $2,640 as the result of the VAC plant expansion in 2005.

Note 6.	Notes Payable
      Credit facility: On December 21, 2005, the Company entered into an agreement for a $30,000 revolving credit agreement with a bank, with a $10,000 sublimit for letters of credit. Loan advances under the agreement have a borrowing base limitation based on a percentage of eligible receivables and outstanding inventory. As of December 31, 2005, funds of $24,070 were available to be drawn as computed under the borrowing base limitation, of which $2,710 in irrevocable stand-by letters of credit were outstanding, leaving $21,360 remaining borrowing capacity as of December 31, 2005. The agreement bears interest at 3.0% above the 3 month LIBOR rate (7.53% as of December 31, 2005) and has a final maturity of December 31, 2008. The agreement is secured by a first priority lien on all of the Parent’s and certain of its subsidiaries’ accounts receivable, inventory and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which such proceeds are deposited). The agreement contains restrictive covenants relating to certain financial measurements and ongoing financial reporting requirements to the lender. In addition, the agreement provides for an unused commitment fee ranging from 0.15% to 0.25% (based on working capital levels) of the average unused portion of the $30,000 commitment after deducting any letters of credit outstanding

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
under the agreement and a letter of credit fee equal to 2.25% of the amount of outstanding letters of credit. As of December 31, 2005, no loans were outstanding under the agreement.
      Related party notes: During 2004, the Company entered into a $1,000 unsecured line of credit promissory note and an unsecured term note with its Chief Executive Officer. These notes were paid in full in 2004. Total interest incurred under the notes was $32 during 2004.
      On July 28, 2005, the Company entered into a line of credit agreement of $1,000 with its Chief Executive Officer. On November 14, 2005, the Company issued a secured promissory note of $1,300 to its Chief Executive Officer. On November 14, 2005, the Company also issued an unsecured promissory note of $800 to its Chief Executive Officer. All of the notes were paid in full by December 2005. Total interest incurred under the notes was $24 during 2005.
      The Company paid $67 in 2004 and $108 in 2005 to a related party for consulting services. The Company no longer obtains these services with this related party.
      During 2004, a related party loaned the Company $1,000. This loan was converted into shares of common stock during 2004. Total interest incurred under the loan was $22 during 2004.

Note 7.	Long-Term Debt and Restricted Cash
      Long-term debt at December 31 consists of:

	2004	2005

9.875% Senior secured notes, due in semi-annual interest only payments for seven years commencing June 15, 2006, collateralized by a first priority lien on an initial $125,000 escrow and substantially all the assets of the Company except for assets pledged as security for the revolving credit agreement(a)	$—	$208,719
Variable rate term note due to a bank (5.36% at December 31, 2004), paid in full in 2005	28,810	—
Variable rate term note due to a bank (5.86% at December 31, 2004), paid in full in 2005	3,369	—
13.5% Subordinated notes payable, paid in full in 2005	19,491	—
11.5% Subordinated notes payable, paid in full in 2005	6,711	—

	58,381	208,719
Less current maturities	5,846	—

	$52,535	$208,719

(a)	On December 21, 2005, the Company issued $210,000 of senior secured notes. The notes bear interest at a fixed rate of 9.875% and were issued with a debt discount in the amount of $1,289. During 2005, $8 of debt discount amortization was recognized. The notes mature in full on December 15, 2012 and may be prepaid prior thereto with a penalty. Interest is paid on a semi-annual basis in the amount of $10,369 on June 15 and December 15 of each year. The proceeds of the debt offering were used to refinance a portion of the Company’s existing debt and $125,000 was placed in escrow for the purpose of constructing a 110 million gallon per year ethanol plant near Charles City, Iowa. The indenture relating to the notes contains a number of restrictive covenants that limit the ability of the Parent and its subsidiaries to, among other things, incur additional indebtedness, pay dividends, make investments, enter into transactions with affiliates and other restrictions. The notes are collateralized by substantially all the assets of the Parent and certain of its subsidiaries, except for accounts receivable, inventory, commodities accounts and the cash proceeds therefrom and subject to various other exceptions.
     Restricted cash held in escrow as of December 31, 2005 consists of $124,750 of cash proceeds from the senior notes held for the construction of the VCC facility. Restricted cash held in escrow is held in

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
one bank. Escrow funds are released upon the Company receiving permits and commencing construction on the VCC facility. If the Company does not meet the restrictions for breaking escrow or decides not to proceed with construction, the Company will be required to redeem the senior secured notes in an amount equal to the lesser of $125,000 or the balance remaining in escrow.
      In December 2005, the Company extinguished certain long-term debt with proceeds from the senior secured notes. The Company incurred prepayment penalties of $13,357 and expensed unamortized debt issuance costs and debt discount of $2,387, which are included as other interest expense, loss on extinguishment of debt, in the accompanying statement of income.

Note 8.	Convertible Put Warrant
      The Company entered into a subordinated note purchase agreement in 2002, which provided for a commitment to issue subordinated secured notes in an aggregate principal amount of up to $20,000. During 2005, these notes were paid in full (Note 7). To induce the subordinated note holder (SNH) to enter into the note purchase agreement and to make extensions of credit thereunder, the Company granted warrants to acquire 1,180,000 shares of common stock under the terms of the warrant agreement at an exercise price of $0.01 per share. The warrant expires December 23, 2012, provided that the Company gives the SNH at least 30 days notice of the expiration of the warrant. The warrant provides for the adjustment of the number of shares to be purchased if certain dilutive events occur. In accordance with the warrant agreement, at any time on or after the earlier of December 23, 2008 or a triggering event, but prior to the earlier of the expiration date of the warrants or the consummation of a qualified public offering, the SNH has a put right to require the Company to purchase all of the warrants at a value as determined under the agreement. The computed value of the warrant was $1,168, $4,649 and $7,458 at December 31, 2003, 2004 and 2005, respectively, primarily based upon the fair value of the related common stock. During 2003, 2004 and 2005, the change in the computed value of the warrant of $566, $3,481 and $2,809, respectively, was included in interest expense in the accompanying statements of income.

Note 9.	Income Tax Matters
      Net deferred tax liabilities consist of the following components as of December 31, 2004 and 2005:

	2004	2005

Deferred tax assets:
Loss carryforward	$4,661	$6,096
Derivative financial instruments	1,191	1,261
Organizational expenses	656	2,509
Other	463	796

	6,971	10,662

Deferred tax liabilities:
Property and equipment	(16,126)	(19,640)
Prepaid expenses	(201)	(898)
Other	(183)	(42)

	(16,510)	(20,580)

Net deferred tax liabilities	$(9,539)	$(9,918)

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
      The components giving rise to the net deferred tax liabilities described above have been included in the accompanying balance sheets as of December 31 as follows:

	2004	2005

Current assets	$2,877	$5,839
Noncurrent liabilities	(12,416)	(15,757)

	$(9,539)	$(9,918)

      The Company has a loss carryforward for federal income tax purposes of approximately $13,700 and $17,400 as of December 31, 2004 and 2005, respectively, with expiration dates ranging from 2023 to 2025.
      The provision for income taxes charged to operations for the years ended December 31, 2003, 2004 and 2005 consists of the following:

	2003	2004	2005

Current tax expense	$—	$115	$172
Deferred tax expense	571	10,127	410

	$571	$10,242	$582

      The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2003, 2004 and 2005, due to the following:

	2003	2004	2005

Computed “expected” tax expense	$407	$8,720	$271
Increase (decrease) in income taxes resulting from:
Convertible put warrant	198	1,218	983
Stock-based compensation	—	74	167
Effect of lower tax rates	—	(260)	260
Valuation allowance	(259)	—	—
Loss (income) from nontaxable subsidiaries, including the initial recognition of deferred taxes as of the dates of reorganization in 2005	—	380	(1,257)
Other, net	225	110	158

	$571	$10,242	$582

Note 10.	Tax Increment Financing
      During the year ended December 31, 2003, the Company received a grant of $2,004 from the proceeds of tax increment financing bonds issued by Brookings County, South Dakota. Under South Dakota law, proceeds from tax increment financing are not a liability of the Company, but are an obligation of the taxing district issuing the bonds. The grant was provided to fund improvements to the property owned by the Company and the bonds will be repaid by Brookings County from the incremental increase in property taxes related to the improvement of the Company’s real property. The proceeds of the financing have been recorded as deferred revenue and are being amortized at $95 per year into income, with such amortization amount based on the life of the related property and equipment. During 2003, 2004

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
and 2005, $8, $95 and $96, respectively, of amortization was included in income in the accompanying statements of income.

Note 11.	Risk Management
      The Company’s activities expose it to a variety of market risks, including the effects of changes in commodity prices and interest rates. These financial exposures are monitored and managed by the Company as an integral part of its overall risk-management program. The Company’s risk-management program focuses on the unpredictability of financial and commodities markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on its operating results.
      The manufacturing of the Company’s products requires substantial purchases of corn and natural gas. Price fluctuations in commodities cause firm commitments to purchase the commodities to develop unrealized appreciation or depreciation when compared with current commodity prices and actual cash outlays for the purchase of the commodities differ from anticipated cash outlays.
      To reduce price risk caused by market fluctuations, the Company generally follows a policy of using exchange traded futures contracts to reduce its net position of merchandisable agricultural commodity inventories and forward cash purchase and sales contracts and uses exchange traded futures contracts to reduce price risk. Exchange-traded futures contracts are valued at market price. Changes in market price are recorded in other comprehensive income, net of tax, until earnings are affected by the variability of cash flows for those highly effective contracts designated and that qualify as cash flow hedges. Changes in market price for undesignated futures contracts are recorded in costs of goods sold. Forward contracts, in which delivery of the related commodity has occurred, are valued at market price with changes in market price recorded in cost of goods sold. The Company is hedging their exposure with forward and futures contracts through 2007. Unrealized gains and losses on forward contracts, in which delivery has not occurred, are deemed “normal purchases and normal sales” under FASB Statement No. 133, as amended (unless designated otherwise), and therefore are not marked to market in the Company’s financial statements. The Company may elect to create a hedging relationship for forward purchase contracts by selling an exchange traded futures contract as an offsetting position. In this situation, the forward purchase contract may be designated to be valued at market price until delivery is made against the contract. The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether its commodity hedges are highly effective in offsetting changes in cash flows of the hedged item. As of December 31, 2005, the Company had outstanding commitments to purchase approximately 28,800,000 bushels of corn under forward contracts, in which the related commodity had not been delivered.
      The Company uses futures contracts to fix the purchase price of anticipated volumes of commodities to be purchased and processed in a future month, including the Company’s anticipated natural gas requirements for its production facilities. The Company hedges its exposure to natural gas price changes for up to six months. Accumulated other comprehensive loss as of December 31, 2004 and 2005 includes an unrealized loss of $2,251 and $2,310, respectively, net of tax, relating to derivative financial instruments. The gains and losses arising from cash flow hedges will be recognized in the statement of operations within

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
the next 12 months. Hedging gains (losses) included in the statements of income consist of the following for the years ended December 31, 2003, 2004 and 2005:

	2003	2004	2005

Undesignated	$1,000	$—	$387
Designated cash flow hedges	—	6,053	(5,063)
Ineffectiveness on cash flow hedges	—	(918)	(3,231)

Total amounts included in cost of goods sold	$1,000	$5,135	$(7,907)

Designated cash flow hedges included in net sales	$—	$(4,324)	$(3,862)

      By using derivative financial instruments to hedge exposures to changes in commodity prices, the Company exposes itself to credit risk and market risk. Credit risk is the risk of failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not have repayment risk. The Company reduces the credit (or repayment) risk in derivative instruments by entering into transactions with a high-quality counterparty. Derivative contracts entered into by the Company are governed by an International Swap Dealers Association Master Agreement.
      Market risk is the adverse effect on the value of a financial instrument that results from a change in commodity prices. The market risk associated with commodity-price contracts is managed by the establishment and monitoring of parameters that limit the types and degree of market risk that may be undertaken.
      The components of other comprehensive loss on hedging activities for the years ended December 31 are as follows:

	2003	2004	2005

Unrealized holding (loss) arising during the year, net	$(336)	$(2,731)	$(12,341)
Less reclassification adjustment for net gains (losses) realized in net income	—	343	(12,251)

Net change in unrealized loss before income taxes	(336)	(3,074)	(90)
Income taxes benefit	113	1,046	31

Other comprehensive loss	$(223)	$(2,028)	$(59)

Note 12.	Stock Options and Warrants
      In connection with its service agreement with a third party financial advisor (Advisor), the Company granted a warrant to the Advisor to purchase 96,376 shares of common stock. The warrant was fully vested at December 27, 2002. The warrant has an exercise price of $0.52 per share and expires on February 25, 2008. The warrant is not transferable, except to other officers of the Advisor.
      The Company granted warrants to certain employees in 2002 to purchase 578,258 shares of common stock which vest over a five year period. As of December 31, 2005, 393,216 warrants were exercisable. The warrants have an exercise price of $0.52 per share and expire on the earlier of August 20, 2007, or the day of termination of the respective warrant holder’s employment with the Company for cause, or the day of voluntary termination of the holder’s employment. No compensation expense was recognized in connection with the grant of these warrants in accordance with APB Opinion No. 25.

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
      The Company also granted “claw back” warrants in 2002 to certain employees of the Company, to purchase 1,475,681 shares of common stock. However, the exercisable number of shares may be reduced to the extent required to maintain the specified internal rate of return. Such warrants have an Initial Exercise Date, which is the earlier of the date of a liquidity event or the date that the receipt of a dividend or other distribution from the Company results in an internal rate of return of at least 30% on certain common shares of the Company. The warrants have an exercise price of $0.52 per share and expire on the sixtieth day after the tenth anniversary of the Initial Exercise Date. As of and for the year ended December 31, 2005, no warrants were computed as available to be exercised and, accordingly, no expense has been recognized under such warrants.
      The Company implemented a Stock Incentive Plan (Plan) effective November 13, 2003, in which awards for an aggregate amount of 3,689,203 common shares may be granted to directors, employees, select non-employee agents, and independent contractors of the Company. On October 14, 2005, shareholders of the Company approved an additional 1,102,608 common shares to be included in the Plan. On January 27, 2006, the Company’s Board of Directors voted to reserve, subject to shareholder approval, an additional 2,000,000 shares for issuance under the Plan. Options granted under the Plan may be either options that qualify as Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not qualify. Options granted may have a maximum term of 10 years. The Plan also provides for the award of stock bonuses and restricted stock. No stock options were granted under the plan through December 31, 2003. During 2004, the Company awarded stock options for 3,464,914 common shares, of which 2,253,095 were fixed stock options and 1,211,819 were performance based stock options. Performance stock option awards in 2004 included 972,785 options for which the accounting grant date had not yet occurred at December 31, 2004 as the related performance criteria had not been set. During 2005, the Company awarded stock options for 885,000 common shares, of which 683,338 were fixed stock options and 201,662 were performance based stock options. As of December 31, 2005, the accounting grant date had not yet occurred related to any of the performance stock options awarded during 2005. In connection with the issuance of performance based stock options for which the accounting grant date had occurred, the Company recognized compensation expense of $678 and $1,106 during 2004 and 2005, respectively. Also during 2004, 180,544 common shares with a fair value of $180 were granted as restricted stock awards. Upon issuance of restricted stock awards, deferred compensation equivalent to the market value of the shares at the date of grant was charged to shareholders’ equity and is being amortized to compensation expense over the vesting period. During 2004 and 2005, compensation expense related to restricted stock awards of $37 and $36, respectively, was recorded.

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
      A summary of the status of options and warrants at December 31, 2003, 2004 and 2005 and changes during the years then ended follows:

	2003		2004		2005

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding options and warrants, beginning of year	3,330,315	$0.34	3,330,315	$0.34	5,815,674	$0.64
Granted	—	—	2,492,129	1.04	925,705	3.96
Exercised	—	—	—	—	(106)	1.01
Forfeited	—	—	(6,770)	1.01	(88,056)	1.00

Outstanding options and warrants, end of year	3,330,315	$0.34	5,815,674	$0.64	6,653,217	$1.10

Options and warrants exercisable at end of year	1,484,549		2,237,947		3,011,845

Weighted-average fair value of options and warrants granted during year	$—		$0.40		$3.39

      The weighted average exercise price and fair value of options granted was $5.16 and $3.39, respectively, for the year ended December 31, 2005 for options whose exercise price equaled the market price of the related stock on the date of grant. The weighted average exercise price and fair value of options granted whose exercise price was less than the market price of the related stock on the date of grant was $1.07 and $3.39, respectively, for the year ended December 31, 2005.
      The following table summarizes information about options and warrants outstanding at December 31, 2005.

		Exercisable

		Weighted
Outstanding		Average	Weighted
		Remaining	Average
Number	Number	Contractual	Exercise
Outstanding	Exercisable	Life in Years	Price

653,338	19,378	9.8	$5.16
66,332	11,333	9.0	1.50
139,005	63,159	8.4	1.25
500,000	200,000	3.0	1.10
1,964,227	1,048,383	8.0	1.00
674,634	489,592	1.7	0.52
1,475,681	—	—	0.52
1,180,000	1,180,000	7.0	0.01

6,653,217	3,011,845

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
      The fair value of each option and warrant was estimated at the grant date using the Black-Scholes pricing model with the following weighted average assumptions during the years ended December 31, 2004 and 2005:

	2004	2005

Dividend yield	None	None
Expected volatility	30%	58%
Risk-free interest rate	3.3 - 3.8%	3.7 - 4.4%
Expected life of instrument	5 - 8 years	5 - 10 years

Note 13.	Shareholder Agreement
      The Company’s shareholders are parties to a shareholder agreement. Under the terms of the agreement, no shareholder may transfer by sale or otherwise, any shares of capital stock now or subsequently held by such shareholder, except with the consent of holders of at least two-thirds of the aggregate voting power of the issued and outstanding shares of voting capital stock and provided that in no event shall the SNH be subject to such consent. In the event that holders of at least two-thirds of the outstanding common stock propose to sell all of their common shares to a third party or parties, then those holders have the right to require all other shareholders to include in such sale all of the shares of common stock and their equivalents. The Company also granted to each shareholder (so long as such shareholder holds at least twenty-five percent of its shares as of the date of the amended shareholder agreement) and to the SNH (collectively referred to as “Offerees”), a right of first offer with respect to future issues or sales by the Company of any shares of, or securities convertible or exercisable for, any class or series of its capital stock. If the Offerees do not elect to purchase such offered shares, then the Company may offer the shares to any person or persons at a price not less than that specified to the Offerees. The first offer is not applicable to certain specified transactions, including public offerings registered with the Securities and Exchange Commission.
      The shareholder agreement will terminate upon completion of an initial public offering, except that the SNH will retain certain best efforts registration rights until the SNH no longer holds any common stock or warrants. Each existing shareholder will also retain certain piggyback rights until certain events as described in the shareholder agreement, occur.

Note 14.	Employee Benefit Plan
      The Company implemented a 401(k) plan effective January 1, 2004. Employees who are at least 18 years of age are eligible to participate in the plan. Eligible employees may make elective deferral contributions to the plan. The Company’s matching contribution is 100% of the employee elective deferral, not to exceed 3% of the employee’s eligible wages. During 2004 and 2005, the Company contributed approximately $96 and $136, respectively, to the plan.

Note 15.	Commitments and Contingencies
      The Company has entered into various contracts and agreements.
      The Company has leases for railroad cars with lease terms ranging from 24 to 120 months following the receipt of the railroad cars. The total lease expense included in the statements of income for the years

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
ended December 31, 2003, 2004 and 2005 relating to these leases is $67, $1,052 and $2,476, respectively. Future minimum lease payments on the railroad cars are as follows:

Years Ending December 31,	Amount

2006	$3,060
2007	2,922
2008	2,824
2009	2,824
2010	2,824
Thereafter	11,176

Total	$25,630

      The Company accrues an estimate for repair expenses on the railroad cars that are charged to the Company upon the expiration of the lease agreement for damages in excess of normal wear and tear as provided by the lease agreement. As of December 31, 2005, $142 was accrued for such charges and $161 was incurred during 2005 and included in cost of goods sold in the accompanying statement of income.
      The Company has entered into agreements for the purchase of electricity, natural gas, water and railroad transportation as follows:

Natural Gas — The agreements provide the Company with fixed rates for natural gas through various dates to September 2018 from one vendor at each plant. The rates are based upon transportation rates or demand charges for the various agreements plus minimum monthly administrative charges. The agreements require annual minimum purchases of up to 3,228,000 MMBtu of natural gas.

Electricity — The agreements provide the Company with a fixed rate for electric service through various dates to September 2010 from one vendor at each plant. The agreements require a minimum purchase of up to 12,000 kW of electricity each month plus a monthly facilities charge.

Water — The agreement provides the Company with fixed rates for water through various dates to 2009 from one vendor at each plant. The agreement requires a minimum purchase of 300 million gallons of water per year through 2021.

Railroad transportation — The agreements provide the Company with a transportation route for outbound ethanol and distillers grain shipments and inbound corn shipments. These agreements are with one or two vendors per plant. The rates per the agreements are fixed, subject to semi-annual adjustment based on a national index of rail costs. These contracts do not have stated minimums and terminate on various dates to December 31, 2011, or upon notice.
      Expenses related to the agreements for the purchase of electricity, natural gas, water and railroad transportation were $1,749, $24,392 and $48,107 for the years ended December 31, 2003, 2004 and 2005, respectively.

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
      Minimum purchase amounts on the natural gas, electricity and water contracts are as follows:

Years Ending December 31,	Amount

2006	$3,376
2007	3,383
2008	3,390
2009	2,756
2010	2,458
Thereafter	11,508

Total	$26,871

      The Company has agreements with Aventine Renewable Energy, Inc. (“Aventine”) for the marketing, billing, receipt of payment and other administrative services for substantially all ethanol produced by the Company. The Company pays fees that vary based on the number of gallons sold. The agreements expire in March 2007, and are renewable for successive two-year terms unless terminated six months prior to expiration. In February 2006, formal notice was provided to terminate the Company’s marketing agreements with Aventine on March 31, 2007. Sales to Aventine have been recorded net of fees and such sales were $8,942, $155,439 and $203,550 for the years ended December 31, 2003, 2004 and 2005, respectively. At December 31, 2004 and 2005, $4,970 and $12,272, respectively, was due from Aventine and is included in receivables in the accompanying balance sheets.
      The Company receives an incentive payment from the United States Department of Agriculture (“USDA”) for the use of corn to produce ethanol. In accordance with the terms of this arrangement, income is recorded based on incremental production of ethanol compared to the prior year. The USDA has set the annual maximum not to exceed $5,000 for each eligible producer based on funding of the program. The incentive is calculated on the USDA fiscal year of October 1 to September 30 and paid quarterly. Incentive revenue from the USDA of $1,693, $7,057 and $180 was recorded for the years ended December 31, 2003, 2004 and 2005, respectively. At December 31, 2004 and 2005, $1,249 and $394, respectively, was included in receivables in the accompanying balance sheets. The USDA issued notice that incentive payments for use of corn to produce ethanol will end in June 2006 and incentives will be capped at $1,275 per producer for the remainder of the program.
      The Company also receives an incentive payment from the State of South Dakota (State) to produce ethanol. In accordance with the terms of this arrangement, income is recorded based on gallons of ethanol produced. The State has set a maximum of $1,000 per year for this program per qualifying producer with a maximum under the program of $10,000 per producer. Incentive revenue of $83, $666 and $739 was recorded for the years ended December 31, 2003, 2004 and 2005, respectively, of which $166 is included in receivables in the accompanying balance sheets as of both December 31, 2004 and 2005.
      In March 2006, the Company entered into agreements for construction and engineering of the VCC plant. The Company anticipates that the amount escrowed for construction of the VCC plant will be adequate to pay amounts due under these contracts.
      The Company’s operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdiction in which it operates. These laws require the Company to investigate and remediate the effects of the release or disposal of material at its locations. Accordingly, the Company has adopted policies, practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent environmental or other damage, and to limit the financial liability which could result from such events. Environmental

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
liabilities are recorded when the Company’s liability is probable and the costs can be reasonably estimated. No such liabilities were recorded at December 31, 2005.

Note 16.	Insurance Claim Receivable
      During September 2005, the production at VFD was halted when certain equipment malfunctioned and caused extensive property damage. It is the opinion of the Company’s management that the Company has not incurred any liability as a result of this accident and will be reimbursed by various insurers for damages sustained.
      At December 31, 2005, the total amount of the insurance proceeds to be received for the physical damage and the replacement of the equipment has not been determined. The Company has estimated that payments to be received under partial settlement will amount to approximately $500 based upon estimates and firm contracts for replacement and these amounts were agreed to by the insurers. The Company has not recognized any insurance proceeds in the accompanying financial statements beyond that which has either been received or agreed to by the insurers.
      No provision has been made for any potential recovery under the Company’s business interruption insurance coverage for the loss of revenue from the date of the accident to December 31, 2005 due to uncertainty of the amount of the recovery.

Note 17.	Segment Information
      The Company’s reportable segments are distinguished by those business units that manufacture and sell ethanol and its co-products and business units that are engaged in other activities. The “Ethanol Production” segment includes the operations of VAC, VFD, VCC and VW. The Company’s remaining operations are aggregated and classified as “All Other”. Financial performance is evaluated based on operating income for each of the Company’s subsidiaries, and the accounting policies are applied to the enterprise consistently. Companies combined as “All Other” function primarily for the purpose of research, providing management services or marketing of E85.

	2003

	Ethanol	All
	Production	Other	Totals

Revenue from external customers	$10,884	$—	$10,884
Interest revenue	11	—	11
Interest expense	839	—	839
Depreciation and amortization	375	—	375
Segment profit — operating income	1,977	—	1,977
Segment assets	96,406	73	96,479
Intersegment assets	—	100	100
Capital expenditures for segment assets	63,974	—	63,974

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)

	2004

	Ethanol	All
	Production	Other	Totals

Revenue from external customers	$186,029	—	$186,029
Interest revenue	181	1	182
Interest expense	8,892	—	8,892
Depreciation and amortization	4,097	—	4,097
Segment profit (loss) — operating income (loss)	33,812	(222)	33,590
Segment assets	150,010	318	150,328
Intersegment assets	4,925	572	5,497
Capital expenditures for segment assets	25,215	—	25,215

	2005

	Ethanol
	Production	All Other	Totals

Revenue from external customers	$235,435	$5	$235,440
Interest revenue	238	210	448
Intersegment interest revenue	10	796	806
Interest expense	21,266	2,087	23,353
Intersegment interest expense	796	10	806
Depreciation and amortization	5,970	47	6,017
Segment profit (loss) — operating income (loss)	24,388	(726)	23,662
Segment assets	233,071	172,058	405,129
Intersegment assets	15,214	208,087	223,301
Capital expenditures for segment assets	86,052	1,043	87,095
      Revenue from one customer of the Ethanol Production segment was $8,942, $155,439 and $203,550 during the years ended December 31, 2003, 2004 and 2005, respectively.

Note 18.	Quarterly Financial Data (Unaudited)
      The following table presents summarized quarterly financial data for the year ended December 31, 2005:

	1st Quarter	2nd Quarter		3rd Quarter	4th Quarter

Total revenues	$44,852	$34,410		$56,990	$100,107
Gross profit (loss)	6,171	(1,516	)(a)	6,666	24,215
Net income (loss)	1,686	(3,910)		(205)	2,682	(b)
Basic earnings (loss) per common share	0.04	(0.09)		—	0.05
Diluted earnings (loss) per common share	0.04	(0.09)		—	0.05

(a)	Includes loss on disposal of equipment of $2,640 (Note 5).

(b)	Includes loss on extinguishment of debt of $15,744 (Note 7).

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)

Note 19.	Supplemental Cash Flow Information

	2003	2004	2005

Supplemental Disclosures of Cash Flow Information
Cash payments for interest, of which $1,721, $11 and $3,534 was capitalized in 2003, 2004 and 2005, respectively	$1,786	$4,772	$8,721
Cash payments (receipts) for income taxes	—	200	(50)
Supplemental Schedule of Noncash Investing and Financing Activities
Property and equipment acquired through accounts payable	$7,032	$8,584	$2,547
Construction loan paid in full through issuance of term loans	—	60,000	—
Debt issuance costs incurred through issuance of warrant and reflected as discount on long-term debt	602	—	—
Change in unrealized gain/loss on interest rate swap	336	(430)	94
Tax effect on unrealized gain/loss on interest rate swap	(113)	145	(32)
Change in unrealized gain/loss on derivative financial instruments	—	3,504	(4)
Tax effect on unrealized gain/loss on derivative financial instruments	—	(1,191)	1
Debt issuance costs included in accounts payable	—	470	981
Minority interest in subsidiary acquired through issuance of common stock	—	—	2,839
Goodwill acquired through issuance of common stock for minority interest in subsidiary	—	—	6,129
Conversion of note payable to common stock	—	1,000	—
Deferred financing costs reclassified against proceeds from issuance of common stock	—	69	—
Property and equipment acquired with restricted cash	—	—	250

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)

Note 20.	Guarantors/ Non-guarantors Consolidating Financial Statements
      In accordance with the indenture governing the Company’s senior secured notes, certain wholly owned subsidiaries of the Company have fully and unconditionally guaranteed the notes on a joint and several basis. The following tables present condensed consolidating financial information for VEC (the issuer of the notes), subsidiaries that are guarantors of the notes and subsidiaries that are non-guarantors of the notes. Prior to 2005, VEC had no independent assets or operations and the non-guarantor subsidiaries were minor. Accordingly, consolidating financial information is not presented for periods prior to 2005.

Condensed Consolidating Balance Sheet
December 31, 2005
ASSETS
	Issuer (VEC)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Current Assets
Cash and cash equivalents	$32,905	$—	$—	$(3,191)	$29,714
Receivables	995	29,001	—	(1,333)	28,663
Inventories	—	19,291	—	—	19,291
Prepaid expenses	2	4,609	—	—	4,611
Deferred income taxes	405	5,434	—	—	5,839

Total current assets	34,307	58,335	—	(4,524)	88,118

Other Assets
Restricted cash held in escrow	124,750	—	—	—	124,750
Investment in subsidiaries	58,968	—	—	(58,968)	—
Debt issuance costs, net of amortization	6,449	—	—	—	6,449
Intercompany notes receivable	147,786	15,214	—	(163,000)	—
Goodwill	6,129	—	—	—	6,129

	344,082	15,214	—	(221,968)	137,328

Property and Equipment, net	10	178,055	1,618	—	179,683

Total assets	$378,399	$251,604	$1,618	$(226,492)	$405,129

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)

Condensed Consolidating Balance Sheet — (Continued)
December 31, 2005
LIABILITIES AND SHAREHOLDERS’ AND MEMBER’S EQUITY (DEFICIT)
	Issuer (VEC)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Current Liabilities
Outstanding checks in excess of bank balance	$—	$3,191	$—	$(3,191)	$—
Current maturities of long-term debt	—	250	—	(250)	—
Current portion of deferred revenue	—	95	—	—	95
Accounts payable	1,393	18,477	711	(526)	20,055
Accrued expenses	685	2,105	8	(807)	1,991
Derivative financial instruments	—	4,426	—	—	4,426

Total current liabilities	2,078	28,544	719	(4,774)	26,567

Long-Term Liabilities
Long-term debt, less current maturities	223,933	146,388	1,148	(162,750)	208,719
Deferred revenue, less current portion	—	1,710	—	—	1,710
Convertible put warrant	7,458	—	—	—	7,458
Deferred income taxes	12	15,832	(87)	—	15,757

	231,403	163,930	1,061	(162,750)	233,644

Shareholders’ and Member’s Equity (Deficit)
Preferred stock	—	—	—	—	—
Common stock	625	—	—	—	625
Additional paid-in capital	132,848	25,263	—	(25,263)	132,848
Retained earnings	13,862	21,592	—	(21,592)	13,862
Member’s equity (deficit)	—	14,585	(162)	(14,423)	—
Deferred compensation	(107)	—	—	—	(107)
Accumulated other comprehensive loss	(2,310)	(2,310)	—	2,310	(2,310)

	144,918	59,130	(162)	(58,968)	144,918

	$378,399	$251,604	$1,618	$(226,492)	$405,129

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)
Condensed Consolidating Statement of Income
For the Year Ended December 31, 2005

	Issuer (VEC)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Total revenues	$—	$236,359	$—	$—	$236,359
Cost of goods sold	—	200,823	—	—	200,823

Gross profit	—	35,536	—	—	35,536
Selling, general and administrative expenses	372	11,153	349	—	11,874

Operating income (loss)	(372)	24,383	(349)	—	23,662
Other income (expense):
Interest expense, including change in fair value of convertible put warrant	(2,069)	(6,319)	(27)	806	(7,609)
Other interest expense, loss on extinguishment of debt	—	(15,744)	—	—	(15,744)
Interest income	1,004	248	2	(806)	448
Equity in earnings of subsidiaries	1,345	—	—	(1,345)	—
Other income	—	17	—	—	17

	280	(21,798)	(25)	(1,345)	(22,888)

Income (loss) before income taxes and minority interest	(92)	2,585	(374)	(1,345)	774
Income tax expense (benefit)	(345)	1,062	(135)	—	582

Income (loss) before minority interest	253	1,523	(239)	(1,345)	192
Minority interest in net loss of subsidiary	—	—	—	61	61

Net income (loss)	$253	$1,523	$(239)	$(1,284)	$253

VERASUN ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except per share data)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2005
	Issuer (VEC)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$3,220	$(4,936)	$(799)	$—	$(2,515)

Cash Flows from Investing Activities:
Investment in restricted cash	(125,000)	—	—	—	(125,000)
Advances on notes receivable	(147,536)	(15,214)	—	162,750	—
Capital contribution to subsidiary	(5,920)	—	—	5,920	—
Proceeds from sale of equipment	—	46	—	—	46
Purchases of property and equipment	(10)	(86,035)	(1,050)	—	(87,095)

Net cash (used in) investing activities	(278,466)	(101,203)	(1,050)	168,670	(212,049)

Cash Flows from Financing Activities:
Outstanding checks in excess of bank balance	—	3,191	—	(3,191)	—
Proceeds from long-term debt	223,520	146,388	1,553	(162,750)	208,711
Principal payments on long-term debt	—	(58,890)	—	—	(58,890)
Net proceeds from issuance of common stock	90,138	—	—	—	90,138
Capital contribution from parent	—	5,920	—	(5,920)	—
Debt issuance costs paid	(5,507)	(470)	—	—	(5,977)

Net cash provided by financing activities	308,151	96,139	1,553	(171,861)	233,982

Net increase (decrease) in cash and cash equivalents	32,905	(10,000)	(296)	(3,191)	19,418
Cash and cash equivalents, beginning of period	—	10,000	296	—	10,296

Cash and cash equivalents, end of period	$32,905	$—	$—	$(3,191)	$29,714

   VAC, VFD, VM and VW are combined as guarantors, each 100% wholly owned subsidiaries of VEC.

Note 21.	Subsequent and Other Events
      The Company is obligated to register with the Securities and Exchange Commission (SEC) exchange notes with substantially identical terms as its outstanding senior secured notes. The Company plans to register such notes with the SEC as soon as practicable.
      The Company is also contemplating an initial public offering of its equity securities and plans to file a Form S-1 to register such securities with the SEC during 2006.
      Upon an initial public offering, options and warrants covering 4,338,408 shares as of December 31, 2005, would immediately vest due to accelerated vesting provisions within those instruments. The ultimate expense impact of that event cannot be predicted at this time because it will depend upon the completion date of the initial public offering and other factors.

      No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this exchange offer other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by VeraSun Energy Corporation. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of VeraSun Energy Corporation or that information contained herein is correct as of any time subsequent to the date hereof. Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
$210,000,000
9 7/8% Senior Secured Notes
due 2012

PROSPECTUS

                    , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors
      Our Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended (the “Bylaws”), require us to indemnify officers and directors to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately may be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. Our Articles require indemnification at least to the extent that indemnification is authorized by the South Dakota Business Corporation Act (the “SDBCA”). The indemnification provisions of the SDBCA are summarized as follows:

(a) The SDBCA permits us to indemnify an officer or director who is a party to a proceeding by reason of being an officer or director against liability incurred in the proceeding if the officer or director:

(1) acted in good faith; and

(2) reasonably believed:

(i) in the case of conduct in an official capacity, that the conduct was in our best interests;

(ii) in all other cases, that the conduct was at least not opposed to our best interests; and

(3) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not meet the relevant standard of conduct.

(b) The SDBCA further permits us to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability for:

(1) the amount of a financial benefit received by a director to which the director is not entitled;

(2) an intentional infliction of harm on us or our shareholders;

(3) an unlawful distribution; or

(4) an intentional violation of criminal law.

(c) The SDBCA does not permit us to indemnify an officer or director:

(1) in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct, discussed in (a) above; or

(2) in connection with any proceeding with respect to conduct for which the officer or director was adjudged liable on the basis that the officer or director received a financial benefit to which the officer or director was not entitled, whether or not involving action in his or her official capacity.

(d) Under the SDBCA, we may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the officer or director receiving the advance furnishes: (1) a written affirmation of the officer’s or director’s good faith belief that he or she has met the relevant standard of conduct, and (2) a written undertaking to repay the advance if it is ultimately determined that that person was not entitled to indemnification or did not meet the standard of conduct.

(e) Under the SDBCA, we may not indemnify an officer or director in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the relevant standard of conduct by any one of the following:

(1) the board of directors, by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum for such purpose;

(2) by a majority of the members of a committee of two or more disinterested directors that is appointed by a majority of the disinterested directors;

(3) by special legal counsel:

(i) selected in the manner prescribed by (1) or (2) above; or

(ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

(4) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted.
Authorization of the indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subsection (3)(ii) to select special legal counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.
      Our Articles also contain provisions that limit the liability of our directors for money damages to the fullest extent permitted by South Dakota law. Consequently, our directors will not be personally liable to us or our shareholders for money damages for any action taken, or the failure to take any action, as a director, except liability for:

•	the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or the shareholders;

•	an unlawful distribution; or

•	an intentional violation of criminal law.
      We also have directors’ and officers’ liability insurance coverage which insures our directors and officers against specific liabilities.

Item 21.	Exhibits and Financial Statement Schedules
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Balance at	Additions —		Balance at
	Beginning	Charged to		End of
	of Year	Expense	Deductions(1)	Year

	(In thousands)
Allowance for doubtful accounts
2003	$—	$—	$—	$—
2004	—	5	—	5
2005	5	5	—	10

(1)	Accounts charged off.
     All other schedules are either not required, not applicable or the information is otherwise included.

Item 22.	Undertakings
      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 18, 2006.

VERASUN ENERGY CORPORATION

By:	/s/ Donald L. Endres

Donald L. Endres
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on April 18, 2006 in the capacities indicated.
POWERS OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald L. Endres and Bruce A. Jamerson his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title

/s/ Donald L. Endres Donald L. Endres	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bruce A. Jamerson Bruce A. Jamerson	President and Director

/s/ Danny C. Herron Danny C. Herron	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Paul A. Schock Paul A. Schock	Senior Vice President, Corporate Development and Director

/s/ Mark L. First Mark L. First	Director

/s/ D. Duane Gilliam D. Duane Gilliam	Director

/s/ T. Jack Huggins III T. Jack Huggins III	Director

/s/ Steven T. Kirby Steven T. Kirby	Director

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 18, 2006.

VERASUN AURORA CORPORATION

By:	/s/ Donald L. Endres

Donald L. Endres
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on April 18, 2006 in the capacities indicated.
POWERS OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald L. Endres and Bruce A. Jamerson his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title

/s/ Donald L. Endres Donald L. Endres	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bruce A. Jamerson Bruce A. Jamerson	President and Director

/s/ Danny C. Herron Danny C. Herron	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ John M. Schweitzer John M. Schweitzer	Director

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 18, 2006.

VERASUN FORT DODGE, LLC

By:	VeraSun Energy Corporation
Its:	Manager

/s/ Donald L. Endres

Donald L. Endres
Chief Executive Officer

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 18, 2006.

VERASUN CHARLES CITY, LLC

By:	VeraSun Energy Corporation
Its:	Manager

/s/ Donald L. Endres

Donald L. Endres
Chief Executive Officer

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 18, 2006.

VERASUN MARKETING, LLC

By:	VeraSun Energy Corporation
Its:	Manager

/s/ Donald L. Endres

Donald L. Endres
Chief Executive Officer

EXHIBITS

3.1	Articles of Incorporation and Certificates of Organization, as amended, of Registrants.*
3.2	Bylaws and Operating Agreements of Registrants.*

4.1	Indenture, dated as of December 21, 2005, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC and VeraSun Marketing, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee.**

4.2	Registration Rights Agreement, dated as of December 21, 2005, by and among VeraSun Energy Corporation, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Marketing LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.**

4.3	Revolving Credit Agreement, dated as of December 21, 2005, among VeraSun Energy Corporation, First National Bank of Omaha, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC and VeraSun Charles City, LLC.**

5.1	Opinion of Stoel Rives LLP.*

10.1	Ethanol Marketing Agreement, dated October 14, 2002, between Aventine Renewable Energy, Inc. (f/k/a Williams Ethanol Services, Inc.) and VeraSun Aurora Corporation (f/k/a VeraSun Energy Corporation), as amended on December 8, 2003 and February 22, 2005.*

10.2	Ethanol Marketing Agreement, dated February 22, 2005, between Aventine Renewable Energy, Inc. and VeraSun Fort Dodge, LLC.*

12.1	Computation of ratio of earnings to fixed charges.

21.1	Subsidiaries of VeraSun Energy Corporation.**

23.1	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm.

23.2	Opinion of McGladrey & Pullen, LLP with respect to Financial Statement Schedule.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).*

24.1	Powers of Attorney (included on Pages II-4 and II-5 of the Registration Statement).

25.1	Statement of Eligibility of Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

*	To be filed by amendment

**	Incorporated by reference to VeraSun Energy Corporation’s Registration Statement on Form S-1 (file number 333-132861), dated March 30, 2006.